AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 12, 1999


                                                      REGISTRATION NO. 333-66099

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  ------------

                               AMENDMENT NO. 1 TO
                                    FORM SB-2
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                  ------------

                                DIGITAL LAVA INC.
                 (NAME OF SMALL BUSINESS ISSUER IN ITS CHARTER)

                                  ------------

     Delaware                         7371                     95-4584080
  (State or Other               (Primary Standard                (I.R.S.
 Jurisdiction of           Industrial Classification     Employer identification
 Incorporation Or                 Code Number)                    No.)
   Organization)

10850 Wilshire Boulevard, Suite 1260        10850 Wilshire Boulevard, Suite 1260
       Los Angeles, CA 90024                        Los Angeles, CA 90024
           (310) 470-1149                      (Address of Principal Place or
    (Address and Telephone Number                 Intended Principal Place
   of Principal Executive Offices)                       of Business)

                                  ------------

                              Joshua D.J. Sharfman
                             Chief Executive Officer
                                Digital Lava Inc.
                      10850 Wilshire Boulevard, Suite 1260
                          Los Angeles, California 90024
                                 (310) 470-1149
           (Name, Address, And Telephone Number Of Agent For Service)

                                   COPIES TO:

         Jeffrey D. Abbey, Esq.                    Lawrence B. Fisher, Esq.
Ehrenreich Eilenberg Krause & Zivian LLP      Orrick, Herrington & Sutcliffe LLP
           11 East 44th Street                       30 Rockefeller Plaza
        New York, New York 10017                   New York, New York 10112
             (212) 986-9700                             (212) 506-5000
                                  ------------

   APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: As soon as practicable after this Registration Statement becomes effective.

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [_]

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [_]

     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [_]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box: [_]

                         Calculation of Registration Fee

Title of each Class                               Amount      Propose Maximum   Proposed Maximum     Amount of
of Securities to                                  to be        Offering Price  Aggregate Offering  Registration
be Registered (1)                               Registered       Per Unit (2)      Price (2)           Fee
---------------------------------------------------------------------------------------------------------------
     Common stock, par value
      $.0001 per share(3) .................     2,760,000      $       7.50      $20,700,000        $     5,755
     Redeemable common stock
      purchase warrants(4) ................     1,380,000      $        .10      $   138,000        $        39
     Common stock issuable upon exercise of
      redeemable warrants .................     1,380,000      $       9.00      $12,420,000        $     3,453
     Representative's
      warrants (5) ........................       120,000      $      .0001      $        24                 --
     Common stock issuable upon exercise of
      representative's warrants (5) .......       240,000      $       9.00      $ 2,160,000        $       601
     Redeemable warrants issuable upon
      exercise of representative's
      warrants (5) ........................       120,000      $        .10      $    12,000        $         4
     Common stock issuable upon
       exercise of redeemable warrants
       issuable upon exercise of
       representative's
       warrants (5) .......................       120,000      $       9.00      $ 1,080,000        $       301
     Common stock (6) .....................       880,436      $       7.50      $ 6,603,270        $     1,840
----------------------------------------------------------------------------------------------------------------
     Total ................................                                      $43,113,294        $    11,993
================================================================================================================

(1) Pursuant to Rule 416, there are also being registered such additional securities as may become issuable pursuant to the anti-dilution provisions of the redeemable warrants, the representative's warrants and the redeemable warrants underlying the representative's warrants.

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(a) of the Securities Act of 1933, as amended.

(3) Includes 360,000 shares of common stock that the underwriters have the option to purchase to cover over-allotments, if any.

(4) Includes 180,000 redeemable common stock purchase warrants that the underwriters have the option to purchase to cover over-allotments, if any.

(5)  In connection with the registrant's sale of the securities  offered hereby,
     the   registrant  is  granting  to  the   representative   of  the  several
     underwriters warrants to purchase 240,000 shares of common stock and

     120,000  redeemable  common  stock  purchase  warrants.

(6)  Consists of currently outstanding shares held by selling stockholders.

                                  ------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8 (A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

The information contained in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the securities and exchange commission is effective. This prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.


                  Subject to Completion, Dated January 12, 1999



                                DIGITAL LAVA INC.

                      2,400,000 Shares of Common Stock and
               1,200,000 Redeemable Common Stock Purchase Warrants
                   (as units, each consisting of two shares of
                    common stock and one redeemable warrant)


     This is an initial public offering of 2,400,000 shares of common stock and 1,200,000 redeemable common stock purchase warrants, initially as units, each unit consisting of two shares of common stock and one redeemable common stock purchase warrant, of Digital Lava Inc.

     No public market currently exists for the common stock or the redeemable warrants. We anticipate that the initial public offering price will be $7.50 per share of common stock and $.10 per warrant. We have applied to list the common stock and the warrants on the American Stock Exchange under the symbols "DGV" and "DGVW," respectively.

     See "Risk Factors" beginning on page 8 to read about certain factors you should consider before buying shares of common stock or warrants.

                             -----------------------

     Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

                             -----------------------

                                                           Per share     Per warrant        Total
                                                           ---------     -----------        -----
Public offering price..............................          $              $               $
Underwriting discounts and commissions.............          $              $               $
Proceeds to Digital Lava...........................          $              $               $

     The underwriters may purchase up to an additional 360,000 shares of common stock and 180,000 redeemable common stock purchase warrants from Digital Lava at the initial public offering price less the underwriting discount. The underwriters are offering the common stock and the redeemable warrants on a firm commitment basis.

                             DIRKS & COMPANY, INC.

              The date of this prospectus is ______________, 1999.

[Inside Front Cover Page]

[Top of the Page: VideoVisor... desktop video that works. A solution for distance learning, corporate training and communications applications."]

[Center: Picture of VideoVisor screen, including picture of speaker, a chart of the broadbrand methods of connecting FDDI networks and captions pointing to the individual components of the network.]

[Bottom of the Page: Awards received by Digital Lava for its products and a slogan, "Digital Lava... we're changing the way the world views video"]

(continued from cover page)

     This prospectus also relates to the registration by Digital Lava, at its own expense, of 880,436 shares of common stock for the account of certain selling stockholders identified in this prospectus. Such selling stockholders are offering such additional 880,436 shares of common stock. The selling stockholders may not sell such shares for a period of nine months from the date of this prospectus without the prior written consent of the representative. Digital Lava will not receive any proceeds from the sale of such shares.

     The selling stockholders may sell their shares of common stock from time to time in transactions, which may include block transactions by or for the account of the selling stockholders, in the over-the-counter market or in negotiated transactions, or through the writing of options on their shares, through a combination of such methods of sale, or otherwise. Sales may be made at fixed prices which may be changed, at market prices prevailing at the time of sale, or at negotiated prices. If any selling stockholder sells his, her or its shares of common stock, or options thereon, pursuant to this prospectus at a fixed price or at a negotiated price which is, in either case, other than the prevailing market price or in a block transaction to a purchaser who resells, or if any selling stockholder pays compensation to a broker-dealer that is other than the usual and customary discounts, concessions, or commissions, or if there are any arrangements either individually or in the aggregate that would constitute a distribution of such shares, a post-effective amendment to the registration statement of which this prospectus is a part, would need to be filed and declared effective by the Securities and Exchange Commission before such selling stockholders could make such sale, pay such compensation or make such a distribution. Digital Lava is under no obligation to file a post-effective amendment to the registration statement of which this prospectus is a part under such circumstances.

                                TABLE OF CONTENTS


Prospectus Summary.........................................................   5
Risk Factors...............................................................   9
Use of Proceeds............................................................  18
Dividend Policy............................................................  19
Capitalization.............................................................  20
Dilution...................................................................  21
Selected Financial Data....................................................  23
Management's Discussion and Analysis of
          Financial Condition and Results of
          Operations.......................................................  24
Business...................................................................  29
Management.................................................................  38
Certain Transactions.......................................................  42
Principal Stockholders.....................................................  43
Selling Stockholders.......................................................  45
Description of Securities..................................................  47
Shares Eligible for Future Sale............................................  49
Underwriting...............................................................  51
Legal Matters..............................................................  53
Experts....................................................................  54
Additional Information.....................................................  54

Index to Financial Statements.............................................. F-1

                               PROSPECTUS SUMMARY


     You should read the entire prospectus, including the "Risk Factors" section and the financial statements and the notes to the financial statements, carefully. "Digital Lava" refers to us and our predecessor.



                               DIGITAL LAVA, INC.


     Digital Lava is a provider of video publishing software products and services for corporate training, communications, research and other applications. Our vPrism(TM) software allows users to organize and manage video content, link video to other types of files and publish video on CD-ROM or DVD, or "stream" the interactive video information over intranets or the Internet. Our award-winning VideoVisor(TM) software allows end-users to access files and navigate, rearrange, annotate, subtitle text and transcripts, and view synchronized video, notes and links.

     Streaming technology allows an Internet or intranet user to access information in a file before the file is completely downloaded. As a result, large multimedia files can be heard or seen almost immediately, even with slower connections. We believe that the continuing emergence of rich multimedia capabilities, such as streaming, presents a significant new market opportunity for software applications that enhance the effectiveness and productivity of professionals and consumers who rely on video information.

     As the Internet continues to evolve as a mass communications medium, we believe an increasing amount of video content will be "streamed" over the Internet. RealNetworks, Inc., one of our strategic partners and a leader in the market, has already registered over 35 million users of its RealPlayer Internet software, used for viewing on-demand streaming media over the Internet and intranets. We believe that our video publishing software technology is essential to this evolution because it provides a more compelling and productive user experience than broadcast television and videotape, allowing the Internet to effectively compete with such traditional video delivery methods.


     We were formed as a limited liability company in July 1995 and merged into a Delaware corporation in November 1996. Our address is 10850 Wilshire Boulevard, Suite 1260, Los Angeles, California 90024, and our telephone number is (310) 470-1149. Our Web site can be accessed at www.digitallava.com. Information contained on our Web site is not part of this prospectus.


     VideoVisor(TM), vPrism(TM), VideoCapsule(TM), ClipList(TM), TempoLink(TM), Digital Lava Inc.(TM), Changing the way the world views video(TM), the Digital Lava logo(TM), the Powered by Digital Lava logo(TM), the VideoVisor logo(TM), the vPrism logo(TM), Powered by Digital Lava(TM), VideoPlayList(TM), VideoVisor Server(TM), VideoVisor Professional(TM), VideoVisor Web(TM), VideoVisor Web Publisher(TM) and VideoVisor iView(TM) are unregistered trademarks, service marks and trade names of Digital Lava. This prospectus also includes trademarks, service marks and trade names other than those identified in this paragraph, all of which are the property of their respective holders.

     Unless stated otherwise, all information in this prospectus:

o assumes an initial public offering price of $7.50 per share of common stock and $.10 per redeemable common stock purchase warrant;

o gives effect to a 1 for 9.139 reverse stock split to be effected immediately prior to the completion of this offering;

o    gives  effect  to  the   recapitalization   described  in  "Description  of
     Securities" which will occur immediately prior to the completion of this offering; and

o gives effect to the conversion of all outstanding shares of preferred stock of Digital Lava into shares of common stock, which will occur upon the completion of this offering.

     In addition, unless stated otherwise, all information in this prospectus assumes the underwriters' over-allotment option is not exercised and does not give effect to:


o    exercise of the redeemable common stock purchase warrants;


o exercise of the representative's warrants, including the exercise of the warrants underlying the representative's warrants; and

o issuance of shares of common stock upon the exercise of warrants currently outstanding.

                                  THE OFFERING


Securities Offered ................     2,400,000  shares  of  common  stock and
                                        1,200,000    redeemable   common   stock
                                        purchase warrants.  The common stock and
                                        the   warrants    will   be   separately
                                        tradeable   immediately   following  the
                                        completion of this offering.

Terms of Warrants .................     Each  warrant  entitles  the  holder  to
                                        purchase,  at any time  over a four year
                                        period  commencing  12 months  after the
                                        date of this  prospectus,  one  share of
                                        common  stock at a price per share which
                                        shall equal 120% of the  initial  public
                                        offering  price per share.  The  warrant
                                        exercise  price is subject to adjustment
                                        under certain circumstances.  Commencing
                                        18   months   after  the  date  of  this
                                        prospectus, the warrants will be subject
                                        to redemption by us, in whole but not in
                                        part,  at $.10 per  warrant  on 30 days'
                                        prior written notice,  provided that the
                                        average closing sale price of the common
                                        stock as  reported on the Amex equals or
                                        exceeds  266%  of  the  initial   public
                                        offering  price of the common  stock for
                                        any 20 trading  days  within a period of
                                        30  consecutive  trading  days ending on
                                        the fifth  trading day prior to the date
                                        of    notice    of    redemption.    See
                                        "Description of Securities."

Common Stock Outstanding
   Before the Offering(1) .........     1,996,092 shares

Common Stock Outstanding
   After the Offering(1) ..........     4,396,092 shares

Warrants Outstanding
   After the Offering .............     1,200,000 warrants


Use of Proceeds ...................     Product    development,     sales    and
                                        marketing,  repayment  of  indebtedness,
                                        facilities     and     other     capital
                                        expenditures,   expansion   of  internal
                                        operations   and  working   capital  and
                                        general corporate purposes. See "Use of Proceeds."


Proposed Amex Symbols .............     Common stock "DGV"
                                        Warrants "DGVW"

Risk Factors ......................     For a  discussion  of certain  risks you
                                        should  consider  before   investing  in
                                        Digital  Lava's  securities,  see  "Risk
                                        Factors."


----------
(1) This information excludes: (a) 139,622 shares of common stock reserved for issuance upon the exercise of options outstanding upon completion of this offering under Digital Lava's 1996 Incentive and NonQualified Stock Option Plan; (b) 110,378 shares of common stock reserved for issuance upon the exercise of options that may be granted under Digital Lava's Stock Option Plan; and (c) 666,408 shares of common stock reserved for issuance upon the exercise of warrants currently outstanding. See "Description of Securities."

                          SUMMARY FINANCIAL INFORMATION

                                                                         Year Ended                        Nine Months Ended
                                                               ------------------------------       -------------------------------
                                                               December 31,       December 31,      September 30,      September 30,
                                                                   1996              1997               1997               1998
                                                               -----------        -----------       ------------       ------------
Statement of Operations Data:
Revenues ...............................................       $        --        $   564,572        $   376,468        $ 1,147,632
Cost of revenues .......................................                --            122,976            101,620            244,339
                                                               -----------        -----------        -----------        -----------
Gross profit ...........................................                --            441,596            274,848            903,293
                                                               -----------        -----------        -----------        -----------
Operating costs and expenses:
    Selling, general and administrative ................         1,522,757          3,316,961          2,337,115          2,773,240
    Research and development ...........................           421,087            445,162            322,385            334,142
                                                               -----------        -----------        -----------        -----------
      Total operating costs and expenses ...............         1,943,844          3,762,123          2,659,500          3,107,382
                                                               -----------        -----------        -----------        -----------
Loss from operations ...................................        (1,943,844)        (3,320,527)        (2,384,652)        (2,204,089)
Interest expense .......................................           450,563            924,842            762,517          1,057,131
Net loss ...............................................       $(2,384,657)       $(4,245,369)       $(3,147,169)       $(3,261,220)
                                                               ===========        ===========        ===========        ===========
Basic and diluted loss per share (1) ...................       $    (93.00)       $    (31.14)       $    (23.75)            (22.05)
                                                               ===========        ===========        ===========        ===========
Weighted average common shares used in
    basic and diluted loss per share (1) ...............            25,641            136,353            132,492            147,933
                                                               ===========        ===========        ===========        ===========

                                                                 September 30, 1998
                                              -----------------------------------------------------------
                                                                                           Pro Forma
Balance Sheet Data:                              Actual             Pro Forma(2)        As Adjusted(2)(3)
                                              -----------           ------------        -----------------

Cash and cash equivalents ..........          $    11,786           $    11,786           $11,154,214
Working capital (deficit) ..........           (6,117,681)           (4,348,323)           10,219,033
Total assets .......................              603,366               603,366            11,433,156
Total liabilities ..................            6,629,003             4,859,645             1,122,079
Total stockholders' (deficit) equity           (6,025,637)           (4,256,279)           10,311,077


----------
(1) For information concerning the computation of net loss per share, see note 2 of notes to financial statements.

(2) Gives effect to the following recapitalization: (a) conversion of the Series A, B, B-1 and C convertible preferred stock; (b) the recording of a dividend to the holders of the Series B and C convertible preferred stock due to a change in conversion ratios; (c) the return and cancellation of shares of common stock and Series A preferred stock held by certain officers of Digital Lava; (d) the conversion of certain notes payable, accrued interest thereon and warrants issued in connection with the notes into common stock and the recording of an extraordinary loss on the extinguishment of debt based upon the difference in the fair value of (1) the notes, accrued interest and warrants converted and (2) the common stock issued in exchange; and (e) the conversion of certain warrants exercisable for shares of common stock into common stock. See "Description of Securities -- Recapitalization."


(3) As adjusted to give effect to (a) the sale of common stock and warrants offered hereby at an initial public offering price of $7.50 per share of common stock and $.10 per warrant, (b) the repayment of outstanding notes payable in the aggregate principal amount of $3,353,500 and accrued interest and fees in the amount of $468,472 at September 30, 1998, (c) the proceeds from the issuance of $550,000 in principal amount of bridge notes and warrants issued in December 1998 and the repayment of the bridge notes from the proceeds of the offering, and (d) the recognition of the unamortized portion of the debt discount associated with the notes payable and bridge notes as an expense.

                                  RISK FACTORS

     You should carefully consider the following factors and other information in this prospectus before deciding to invest in shares of common stock and warrants. This prospectus contains forward-looking statements that involve risks and uncertainties. Such statements can be identified by the use of words such as "may," "will," "expect," "anticipate," "estimate," "continue," or other similar words. These statements discuss future expectations, contain projections of results of operations or of financial condition, or state other "forward-looking" information. When considering such statements, you should keep in mind the risk factors described below and other cautionary statements in this prospectus. The risk factors described below and other factors noted throughout this prospectus, including certain risks and uncertainties, could cause our actual results to differ materially from those contained in any forward-looking statement.


     Limited Operating History. We were originally formed as a limited liability company in July 1995 and were merged into a corporation in November 1996. We did not recognize any revenue until 1997. Therefore, we have only a limited operating history upon which you may judge our performance and prospects. As a result of our limited operating history and the emerging nature of the markets in which we compete, we may not be able to achieve anticipated revenues.

     History of Losses and Expectation of Future Losses. We have incurred significant losses since inception and we expect to continue to incur substantial operating losses for the foreseeable future. As of September 30, 1998, we had an accumulated deficit of $10,229,518. We expect that our sales and marketing, product development and administrative expenses will increase in the future and, as a result, will need to generate significant revenues to achieve profitability. Despite significant investments in sales and marketing and product development, we may not be able to sustain our growth in revenues, including revenues from software license fees, in the future. To become profitable, we must, among other things, establish widespread market acceptance of our existing products, successfully develop and deliver new products and services, respond quickly and effectively to competitive, market and technological developments, expand sales and marketing operations, broaden customer support capabilities, control expenses and continue to attract and retain qualified personnel. We may not be able to achieve profitability in the future. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."


     Ability to Continue as a Going Concern. Our independent accountants have included an explanatory paragraph stating that our financial statements have been prepared assuming that we will continue as a going concern and that we have suffered recurring losses from operations and have a working capital deficiency which cause substantial doubt as to our ability to do so. See financial statements and notes thereto.


     Repayment of Indebtedness; Default on Notes. We have allocated approximately 29.9% of the net proceeds of this offering for repayment of certain promissory notes issued in private placements. Of an aggregate principal amount of $5,319,500 of promissory notes which are currently outstanding, we will be repaying an aggregate principal amount of $3,903,500 of such notes from the net proceeds of this offering. An aggregate principal amount of $1,750,000 of notes matured on November 20, 1998. All of the holders of such notes have agreed to extend the maturity date of their notes until the earlier of January 31, 1999 or the consummation of this offering. As of January 1, 1999, we were in default on the repayment of an additional aggregate principal amount of 3,019,500 of promissory notes. Holders of an aggregate principal amount of $2,819,500 of such notes agreed to extend the maturity date of their notes until the earlier of January 31, 1999 or the consummation of this offering. We are seeking an identical agreement from the holder of an aggregate principal amount of $12,500 of such notes. Holders of an aggregate principal amount of $187,500 of such notes previously agreed to extend the maturity date of such notes to June 30, 1999; however, because the closing of this offering did not occur by December 31, 1998, the entire principal amount of such notes became due and payable on such date. Such holders have agreed to waive such default and in consideration we have agreed to pay the entire principal amount of such notes, and accrued interest, upon the consummation of this offering. If this offering is not completed by January 31, 1999, and we are unable to reach an agreement with each of the holders to extend the term of the notes which are now due on such date, then we will be in default on all of such notes and the holders may foreclose on our assets. In such event, it is unlikely that we will be able to complete this offering. See "Use of Proceeds" and "Description of Securities -- Recapitalization."



     Quarterly  Operating  Results  May  Fluctuate.   We  expect  to  experience
significant fluctuations in our future quarterly operating results due to a variety of factors, many of which are outside our control, including:


o    demand for products and services;

o    market acceptance of our new products and services;

o    price reductions or changes in pricing;

o    mix of products and services;

o    mix of distribution channels;

o    mix of international and North American revenues;

o    costs of litigation and intellectual property protection;

o    competitive factors;

o    growth in the use of the Internet;

o    technical difficulties with respect to the use of our products; and

o general economic conditions and economic conditions specifically related to the Internet.


We believe that our quarterly  revenues,  expenses and  operating  results could
vary   significantly  in  the  future,   and  that  you  should  not  rely  upon
period-to-period comparisons as indications of future performance.

     Control by Management. After completion of this offering, our executive officers and directors will beneficially own approximately 22.0%, or 20.7% if the underwriters' over-allotment is exercised in full, of our outstanding shares. As a result, these executive officers and directors may continue to be able to control the outcome of matters requiring a stockholder vote, including the election of the members of the Board of Directors. This control could adversely affect the market price of the shares of common stock or delay or prevent a change in control of Digital Lava. See "Principal Stockholders."

     Broad Discretion Over Use of Proceeds. We intend to use approximately $4,349,250, or 29.1%, of the net proceeds of the offering to repay outstanding indebtedness, including accrued interest and fees, and the balance for the other purposes described under "Use of Proceeds." Although our current estimate as to the amount of such net proceeds that will be used for each such other purpose is set forth under "Use of Proceeds," we reserve the right to change the amount of such net proceeds that will be used for any purpose to the extent that management determines that such change is advisable. Accordingly, management will have broad discretion as to the application of the net proceeds of the offering. See "Use of Proceeds" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

     Lack of Experience of Representative. Dirks & Company, Inc., the representative of the underwriters, commenced operations in July 1997. Dirks & Company has co-managed only two previous public offerings of securities and participated as an underwriter in only three previous public offerings of securities. No assurances can be given that the representative will be able to participate as a market maker of the common stock or warrants or that any broker-dealer will become a market maker for the common stock or warrants. See "Underwriting."

     Immediate and Substantial Dilution. The initial public offering price per share of common stock and warrants is substantially higher than the net tangible book value per share of the outstanding common stock. Purchasers of shares of common stock will experience immediate and substantial dilution of $5.15 per share in net tangible book value per share, or approximately 68.7% of the assumed initial public offering price of $7.50 per share. To the extent outstanding options and warrants to purchase shares of common stock are exercised or additional shares of common stock are issued in the future, there may be further dilution. In addition, sales of shares of common stock by the selling stockholders may depress the market price of the common stock. See "Dilution."

     Customer Concentration. In the past, we derived a majority of our revenues in each period from one or two customers. For the nine months ended September 30, 1998, two customers accounted for approximately 58.6% and 17.3%, respectively, of revenues. For the nine months ended September 30, 1997, a separate customer accounted for 64.8% of revenues. We do not have a contract with any of these customers. Although the volume of sales for our customers varies from year-to-year, the loss of a major customer could have a material adverse effect on our business. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

     Uncertain Market. The markets for our products and services are in the early stages of development and are evolving rapidly, with continuing new developments in technology, product distribution methods, and marketing and licensing relationships. The development of a market for our products also depends on increased use of the Internet and intranets for information, publication, distribution and commerce relating to video and multimedia. Critical issues concerning use of the Internet and intranets, including security, reliability, cost, ease of use and quality of service, remain unresolved and may affect the growth of and the degree to which business is conducted over the Internet and intranets. If the market for our products and services fails to grow, develops more slowly than expected or becomes saturated with competing products or services, our business will be materially adversely affected.

     Our Markets are Highly Competitive. The markets for our products and services are relatively new, constantly evolving and intensely competitive. Barriers to entry are low and we expect that competition will intensify in the future. Many of our current and potential competitors have longer operating histories, greater name recognition and significantly greater financial, technical and marketing resources. As a result, our competitors may be able to develop products comparable or superior to ours or adapt more quickly to new technologies or evolving customer requirements. In addition, we may, as a strategic response to changes in the competitive environment, implement pricing, licensing, service or marketing changes designed to extend our current brand and technology franchise. Continued price concessions or the emergence of other pricing or distribution strategies by competitors may have a material adverse effect on our business, financial condition and results of operations. See "Business -- Competition."

     Uncertainty of Market Acceptance. Our success is highly dependent on market acceptance of our video publishing software technology. The market for video publishing software products and services is new and rapidly evolving and we are not certain that our target customers will adopt and deploy video publishing technology. As a result, demand and market acceptance for video publishing software technology is uncertain. We cannot assure you that the market for video publishing technology will continue to emerge or become sustainable. If the market for video publishing technology fails to develop or develops more slowly than we expect, then our business, financial condition and results of operations will be materially adversely affected.


     Rapid Technological Change. The markets for our products are characterized by rapid technological change, evolving industry standards, and frequent new product introductions and enhancements. Our future success will depend in part on our ability to enhance our existing products and to develop and introduce new products and features that meet changing customer requirements and emerging industry standards. We may not successfully complete the development or introduction of products on a timely basis, if at all. Products or technologies developed by others may render our products or technologies noncompetitive or obsolete. Any failure by us to anticipate or respond adequately to changing technologies, or any significant delays in product development or introduction, could cause customers to delay or decide against purchases of our products and would have a material adverse effect on our business.


     Risk of Product Defects and Product Liability. Software products as complex as those offered by us often contain undetected errors or failures when first introduced or as new versions are released. In addition, to the extent that we may have to develop new products that operate in new environments, such as the Internet, the possibility for program errors and failures may increase due to factors such as the use of new technologies or the need for more rapid product development that is characteristic of the Internet market. Despite pre-release testing by us and by current and potential customers, there still may be errors in new products, even after commencement of commercial shipments. The occurrence of such errors could result in delay, or failure to achieve, market acceptance of our products, which could have a material adverse effect on our business. In addition, because our products are used in business-critical applications, any errors or failures in such products may give rise to substantial product liability claims, which also could have a material adverse effect on our business.


     Possible Need for Additional Financing. We anticipate that the net proceeds from this offering and cash provided by operations will allow us to meet our cash requirements for at least 12 months following the date of this prospectus. This expectation is based on our current operating plan which can change as a result of many factors, and we may require additional funding sooner than anticipated. In addition, unplanned acquisition and development opportunities and other contingencies may arise, which also could require additional capital. Sources of funds may include the issuance of common or preferred stock sold in a public offering or in private placements, or the issuance of debt or bank financing. If additional capital is raised through the sale of equity, including preferred stock, or convertible debt securities, the percentage ownership of our existing stockholders will be reduced and such securities may have rights, preferences or privileges superior to those of our existing stockholders. We may not be able to obtain capital on a timely basis, on favorable terms, or at all. We currently do not have a credit facility or any other committed source of capital. If we are unable to obtain such financing, or generate funds from operations sufficient to meet our needs, our business, financial condition and results of operations will be materially adversely affected. See "Use of Proceeds" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

     Inability to Fully Use Net Operating Loss Carryforwards. At December 31, 1997, we had available net operating loss carryforwards of approximately $2,800,000 to offset future taxable income for federal and state tax purposes. The utilization of the loss carryforwards to reduce future income taxes will depend upon our ability to generate sufficient taxable income prior to the expiration of the net operating loss carryforwards. The federal and state carryforwards expire beginning in the years 2011 and 2005, respectively.
However, the Internal Revenue Code of 1986, as amended, limits the maximum annual use of net operating loss and tax credit carryforwards in certain situations where changes occur in the stock ownership of a corporation. As a result of this offering, a change in ownership is likely to occur which would substantially restrict our use of the net operating loss carryforwards for federal and state income tax purposes. See
"Management's Discussion and Analysis of Financial Condition and Results of Operations--Net Operating Loss Carryforwards" and note 11 of notes to financial statements.


     Uncertain Protection of Intellectual Property. Our success depends in part on our ability to protect our proprietary software and other intellectual property. To protect our proprietary rights, we generally rely on patent, copyright, trademark and trade secret laws, confidentiality agreements with employees and third parties, and license agreements with consultants, vendors and customers. We have not signed such agreements in every case. Despite such protections, a third party could copy or otherwise obtain and use our products or technology, or develop similar technology independently.

   We currently have one patent pending in the United States relating to our product architecture and technology. The pending patent application may not be granted, or, if granted, may not provide us with any competitive advantage. Many of our current and potential competitors dedicate substantially greater resources to protection and enforcement of intellectual property rights, especially patents. If a patent has been issued or is issued in the future that would cover our product, we would need to either obtain a license or design around the patent. We may not be able to obtain such a license on acceptable terms, if at all, nor design around the patent.

     As with other software products, our products are susceptible to unauthorized copying and uses that may go undetected, and policing such
unauthorized  use  is  difficult.   In  general,  our  efforts  to  protect  our
intellectual property rights through patent, copyright, trademark and trade secret laws may not be effective to prevent misappropriation of our technology, or to prevent the development and design by others of products or technologies similar to or competitive with ours. See "Business -- Intellectual Property."

     Risks Associated With Licensed Third-Party Technology. We also rely on certain technology that we license from third parties, including software that is integrated with internally developed software and used in our products, to perform key functions. In the future, such third-party technology licenses may not be available to us on commercially reasonable terms. The loss of any of these technologies could have a material adverse effect on our business, financial condition and results of operations. See "Business --Intellectual Property."

     Risks of Infringement. We attempt to avoid infringing known proprietary rights of third parties in our product development efforts. However, we have not conducted and do not conduct comprehensive patent searches to determine whether the technology used in our products infringes patents held by third parties. If we were to discover that our products violate third-party proprietary rights, we may not be able to obtain licenses to continue offering such products without substantial reengineering or that any effort to undertake such reengineering would be successful, that any such licenses would be available on commercially reasonable terms, if at all, or that litigation could be avoided or settled without substantial expense and damage awards. Any claims relating to the infringement of third-party proprietary rights, even if not meritorious, could result in the expenditure of significant financial and managerial resources and could result in injunctions preventing us from distributing certain products. Such claims could materially adversely affect our business, financial condition and results of operations. See "Business -- Intellectual Property."

     Dependence on Key Personnel. We are dependent on the continued employment and performance of our executive officers and key employees, particularly Joshua Sharfman, Chief Executive Officer, and Thomas Stigler, Vice President of Sales and Business Strategy. Mr. Sharfman will be our President upon completion of this offering. We have entered into employment agreements with Messrs. Sharfman and Stigler which commence on the closing date of this offering and expire two years after such date. Messers.

Sharfman and Stigler will each receive an annual base salary of $230,000, 40,000 stock options exercisable at the initial public offering price per share of common stock and a one-time cash bonus of $60,000. A state court may determine not to enforce, or only partially enforce, certain provisions of these agreements. We do not maintain any key man life insurance. The loss of the services any of our executive officers or key employees could have a material adverse effect on our business, financial condition and results of operations. See "Management."


     Management of Rapid Growth. Our rapid growth has placed, and is expected to continue to place, a significant strain on our managerial, technical, operational and financial resources. To manage our expected growth, we will have to implement and improve our operational and financial systems and train and manage our growing employee base. We will also need to maintain and expand our relationships with customers, marketing partners, licensees, licensors, and other third parties. Our current and planned personnel, financial and operating procedures and controls may not be adequate to support our future operations. If we are unable to manage our growth effectively, our business will be materially adversely affected. See "Business -- Strategy."

     Risks Associated with International Expansion. A component of our strategy is to expand internationally by opening international sales offices and developing international distribution and sales networks. We currently have agreements with a reseller in Australia/New Zealand and a reseller in South Africa. We may be unable to successfully market, sell and deliver our products internationally. In addition, we will be subject to the risks of doing business abroad, including political or economic instability in a region, changes in diplomatic and trade relationships, tariffs and other barriers and restrictions, restrictions on the transfer of funds, currency fluctuations, potentially adverse tax consequences and the burdens of complying with foreign laws and regulations. Such factors could materially adversely affect our business, financial condition and results of operations. See "Business --Strategy."

     Year 2000 Risk. Many currently installed computer systems and software products are coded to accept only two digit entries in the date code field. As a result, software that records only the last two digits of the calendar year may not be able to distinguish whether "00" means 1900 or 2000. This may result in software failures or the creation of erroneous results. We believe that our products and internal systems are currently year 2000 compliant. We have confirmed our year 2000 compliance by obtaining representations by third party vendors of their products' year 2000 compliance, as well as specific testing of our products. The failure of products or systems maintained by third parties or our products and systems to be year 2000 compliant could cause us to incur significant expenses to remedy any problems, or seriously damage our business. We have not incurred significant costs to date complying with year 2000 requirements, and we do not believe that we will incur significant costs for such purposes in the foreseeable future. See "Management's Discussion and Analysis of Financial Condition and Results of Operations - Year 2000 Risk."


     Sales and Other Taxes. We currently do not collect sales or similar taxes with respect to the sale of products, license of technology, or provision of services in states and countries other than states in which we have offices. However, one or more states or foreign countries may seek to impose sales or other tax obligations on companies that engage in online commerce within their jurisdictions. A successful assertion by one or more states or any foreign country that we should collect sales or other taxes on the sale of products, license of technology, or provision of services, or remit payment of sales or other taxes for prior periods, could have a material adverse effect on our business.

     Governmental Regulation and Legal Uncertainty. We are not currently directly regulated by any governmental agency, other than laws and regulations generally applicable to businesses, although certain United States export controls and import controls of other countries, including controls on the use of encryption technologies, may apply to our products. Due to the increasing popularity and use of the Internet, it is possible that a number of laws and regulations may be adopted in the United States and abroad relating to the Internet. In addition, the applicability to the Internet of the existing laws governing issues such as property ownership, content, taxation, defamation and personal privacy is uncertain. Any such export or import restrictions, new legislation or regulation or governmental enforcement of existing regulations may limit the growth of the Internet, increase our cost of doing business, restrict our business or increase our legal exposure, which could have a material adverse effect on our business.

     Liability for Internet Content. Because content from our Web site is distributed to others, we may be subjected to claims of negligence, copyright, patent or trademark infringement, defamation, indecency and other claims. Such claims have been brought, sometimes successfully, against Internet content distributors. In addition, we could be subjected to claims based upon the content that is accessible from our Web site through links to other Web sites. Although we maintain general liability insurance in the amount of $2,000,000, our insurance may not cover potential claims of this type or may not be adequate to indemnify us for all liability that may be imposed. Any imposition of liability that is not covered by insurance or is in excess of insurance coverage could have a material adverse effect on our business, financial condition and results of operations.


     Continuing Influence of Representative. Following the completion of this offering, the representative (a) may designate one person for election to our Board of Directors for five years from the effective date of the registration statement; (b) will receive warrants to purchase 240,000 shares of common stock and 120,000 redeemable common stock purchase warrants; (c) may refuse to allow us to sell or offer for sale any securities for six months from the date of this prospectus, except in connection with strategic transactions or mergers and acquisitions; and (d) will enter into a financial advisory and consulting agreement with us. Accordingly, the representative will continue to have influence over our operations following the completion of this offering. See "Underwriting."

     Shares Eligible for Future Sale. Sales of significant amounts of common stock in the public market after this offering, or the perception that such sales will occur, could materially and adversely affect the market price of the common stock or our ability to raise capital through an offering of equity securities. Assuming no exercise of outstanding options or warrants, 3,280,436 of the 4,396,092 shares of common stock and 1,200,000 warrants to be outstanding upon completion of this offering (3,640,436 shares of common stock and 1,380,000 warrants if the over-allotment option is exercised in full) will be immediately freely tradeable without restriction under the Securities Act of 1933, as amended (the "Securities Act"), except for any securities purchased by an "affiliate" of Digital Lava, as that term is defined in the Securities Act, which will be subject to the resale limitations of Rule 144 under the Securities Act.

     The remaining 1,115,656 of the shares of common stock to be outstanding upon the completion of the offering will be "restricted securities" as defined in Rule 144. All of such restricted shares will have been held for more than one year as of the date of this prospectus and, therefore, all of such shares will be eligible for public sale beginning 90 days after the date of this prospectus in accordance with the requirements of Rule 144, subject to the lock-up agreements described below.

     Holders of warrants to purchase an aggregate of 653,277 shares of common stock have certain registration rights with regard to the resale of the shares issuable upon exercise of such warrants. Additionally, holders of options to purchase an aggregate of 175,936 shares of common stock from certain of our founders have certain registration rights with regard to the resale of the shares underlying such options. Following the completion of this offering, such holders could require Digital Lava to register for resale the shares issuable upon exercise of such warrants and the shares underlying such options and such shares would then be freely tradeable, subject to the lock-up agreements described below.


     Each of our officers and directors, all other holders of shares of common stock, and all holders of options and warrants to acquire shares of common stock have agreed not to, directly or indirectly, offer, sell, transfer, pledge, assign, hypothecate or otherwise encumber or dispose of any of our securities, whether or not presently owned, for a period of 12 months, or nine months in the case of the selling stockholders and six months in the case of the holders of warrants to purchase 275,000 shares of common stock issued in connection with our December 1998 bridge financing, after the date of this prospectus, without our prior written consent and the prior written consent of the representatives. See "Shares Eligible for Future Sale."

     Potential Adverse Effect of Representative's Warrants. Upon the consummation of the offering, we will sell to the representative and/or its designees, for nominal consideration, warrants to purchase up to 240,000 shares of common stock and/or 120,000 warrants. The holders of the representative's warrants will have, at nominal cost, the opportunity to profit from a rise in the market price of the common stock and/or warrants without assuming the risk of ownership, with a resulting dilution in the interest of other security holders. As long as the representative's warrants remain unexercised, our ability to obtain additional capital might be adversely affected. Moreover, the representative may exercise the representative's warrants at a time when we would, in all likelihood, be able to obtain any needed capital through a new offering of our securities on terms more favorable than those provided by the representative's warrants. See "Underwriting."

     Speculative Nature of Warrants. The warrants do not confer any rights of common stock ownership on their holders, such as voting rights or the right to receive dividends, but rather merely represent the right to acquire shares of common stock at a fixed price for a limited period of time. The warrants are subject to modification under certain circumstances. The warrant exercise price and the number of shares of common stock issuable upon exercise of the warrants are subject to adjustment in certain events, including stock dividends, stock splits, combinations or reclassifications of the common stock. Following the completion of this offering, the market value of the warrants will be uncertain and the market price of the common stock may never equal or exceed the exercise price of the warrants and, consequently, it may never be profitable for holders of the warrants to exercise the warrants. See "Description of Securities--Warrants."

     Warrants May Be Redeemed. Commencing 18 months after the date of this prospectus, the warrants will be subject to redemption at $0.10 per warrant on thirty days' prior written notice to the warrantholders if the average closing sale price of the common stock as reported on the Amex equals or exceeds 266% of the initial public offering price of the common stock for any 20 trading days within a period of 30 consecutive trading days ending on the fifth trading day prior to the date of the notice of redemption. If we decide to redeem the warrants, holders of the warrants will lose their rights to purchase shares of common stock issuable upon exercise of such warrants unless the warrants are exercised before they are redeemed. Upon receipt of a notice of redemption, holders would be required to: (a) exercise the warrants and pay the exercise price at a time when it may be disadvantageous for them to do so; (b) sell the warrants at the current market price, if any, when they might otherwise wish to hold the warrants; or (c) accept the redemption price, which is likely to be substantially less than the market value of the warrants at the time of redemption. See "Description of Securities--Warrants."


     Restrictions on Resale of Shares Underlying Warrants. The warrants are not exercisable unless, at the time of the exercise, we have a current prospectus covering the shares of common stock issuable upon exercise of the warrants, and such shares have been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the exercising holder of the warrants. Although we have agreed to use our best efforts to keep a registration statement covering the shares of common stock issuable upon the exercise of the warrants effective for the term of the warrants, if we fail to do so for any reason, the warrants may be deprived of value.

     The common stock and warrants are detachable and separately transferable immediately following completion of this offering. Purchasers may buy warrants in the aftermarket or may move to jurisdictions in which the shares underlying the warrants are not so registered or qualified during the period that the warrants are exercisable. In that event, we would be unable to issue shares to those persons desiring to exercise their warrants, and holders of warrants would have no choice but to attempt to sell the warrants in a jurisdiction where such sale is permissible or allow them to expire unexercised. See "Description of Securities."


     No Prior Public Market and Determination of Offering Price. Prior to this offering, there has been no public market for our common stock or warrants. We cannot predict to what extent a trading market for our securities will develop or how liquid that market may become. The initial public offering price of the common stock and the redeemable common stock purchase warrants and the exercise price and terms of the warrants have been determined arbitrarily by negotiations between us and the representative and may not be indicative of the prices that will prevail in the trading market. See "Underwriting."

     Potential Inability to be Listed on the American Stock Exchange. It is our intention to have the common stock and warrants listed on the American Stock Exchange (the "Amex"). However, if we are unable to have our securities listed on Amex, trading, if any, in the common stock and warrants would be conducted in the over-the-counter market on the so-called "pink sheets" or the NASD's "Electronic Bulletin Board." Consequently, the liquidity of our securities could be impaired, not only in the number of securities which could be bought and sold, but also through delays in the timing of transactions, reduction in security analysts' and the news media's coverage of us and lower prices for our securities than might otherwise be attained.


     Possible Volatility of Stock Price. The securities markets have from time to time experienced significant price and volume fluctuations that may be unrelated to the operating performance of particular companies. In addition, the market prices of the common stock of many publicly traded software companies have in the past been, and can in the future be expected to be, especially volatile. Economic and other external factors, as well as period-to-period fluctuations in our financial results, may have a significant impact on the market prices of the common stock and the warrants.


     Only One Independent Director. We currently have only one independent director on our Board of Directors. Following completion of this offering, we will be adding at least two additional independent directors to our Board of Directors. See "Management -- Committees of the Board."

     No Dividends. We do not anticipate paying any cash dividends in the foreseeable future and intend to retain earnings, if any, to develop, operate and expand our business. As part of our recapitalization, we will record a dividend of $690,469 to holders of our Series B and C convertible preferred stock. See "Dividend Policy" and "Description of Securities - Recapitalization."

     Anti-Takeover Considerations. Certain provisions of our Amended and Restated Certificate of Incorporation and Bylaws could make it more difficult for a third party to acquire control of Digital Lava, even if a change in control would be beneficial to stockholders. Our Amended and Restated
Certificate of Incorporation and Bylaws require advance notice of special stockholder meetings and permit the Board of Directors to issue up to 5,000,000 shares of preferred stock without stockholder approval. These provisions could also limit the price that investors may be willing to pay in the future for the common stock. These provisions could also affect the voting rights of stockholders and could result in further dilution. See "Description of Securities."

                                 USE OF PROCEEDS


     The net proceeds to Digital Lava from the sale of the securities offered hereby, after deduction of underwriting discounts and other estimated expenses relating to the offering, are estimated to be approximately $14,964,000, or $17,328,660 if the over-allotment option is exercised in full. Digital Lava intends to use the net proceeds as follows:

                                                                                Percent
                                                                Net               of
                                                              Proceeds           Total
                                                            -----------          -----
Product development expenses (1) .................          $ 3,000,000           20.0%
Sales and marketing expenditures (2) .............            5,000,000           33.4
Facilities and other capital expenditures (3) ....              400,000            2.7
Expansion of internal operations (4) .............              300,000            2.0
Repayment of certain indebtedness (5) ............            4,469,247           29.9
Working capital and general corporate purposes (6)            1,794,753           12.0
                                                            -----------          -----
                Total ............................          $14,964,000            100%
                                                            ===========          =====

----------
(1) Digital Lava intends to significantly increase its investment in product development activities associated with the development of new products, including new products to be used on the Internet, and the continued enhancement of Digital Lava's existing products. Digital Lava also expects to make expenditures for the licensing of technology, for the acquisition of additional software products, and for the hiring of additional, experienced, software engineers and development management. See "Business--Strategy."

(2) Digital Lava intends to increase its sales and marketing efforts by increasing the size of its sales and marketing staff, increasing advertising and trade show related activities, expanding the level of technical support offered to its dealers and customers and opening sales offices in several locations. See "Business--Strategy."

(3) Digital Lava intends to lease additional space for sales and administrative offices, and to invest in additional computers, networking systems, furniture, fixtures, leasehold improvements, and related equipment. See "Business--Facilities."

(4) Digital Lava intends to expand internal operations, including further improvement of Digital Lava's management information systems and the continued development of Digital Lava's Web site. See "Business--Strategy."

(5)  Digital  Lava  intends  to  repay:  (a) an  aggregate  principal  amount of
     $1,750,000 of promissory notes, originally issued from November 1997 through February 1998, bearing interest at 12% per annum, and a 10% success fee due when paid; (b) an aggregate principal amount of $953,500 of promissory notes, originally issued from April 1997 through July 1997, plus accrued interest on a portion of such notes; (c) an aggregate principal amount of $650,000 of promissory notes originally issued from March 1996 through March 1997, plus a success fee of $130,000; and (d) an aggregate principal amount of $550,000 of promissory notes issued on December 1, 1998, bearing interest at 12% per annum, including a $300,000 promissory note issued to Henry Stigler, father of James and Thomas Stigler. The proceeds from all of such loans were used for research and development, sales and marketing and working capital and general corporate expenses, including rent, salaries and wages, consulting fees and other general corporate purposes. No officers, directors or other related parties will benefit from the proceeds allocated for payment of the notes. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Description of Securities -- Recapitalization."


(6) Digital Lava intends to use approximately $580,000 of the net proceeds to pay consultants' fees and employee bonuses due upon completion of this offering. In addition, net proceeds will be used for payment of rent, accrued and on-going expenses, salaries and wages, consulting fees and other general corporate purposes.

     The foregoing represents Digital Lava's best estimate of the allocation of the net proceeds of the offering, based upon the current status of its operations, its current plans and current economic conditions. Proceeds may be reapportioned among the categories listed above. The amount and timing of expenditures will vary depending upon a number of factors, including progress of Digital Lava's operations, technical advances, terms of collaborative arrangements, and changes in competitive conditions. Digital Lava also expects, when the opportunity arises, to acquire or invest in complementary businesses, products or technologies. Digital Lava has no present understandings, commitments or agreements with respect to any material acquisition or investment.

     Digital Lava currently anticipates that the net proceeds of this offering, along with cash provided by operations, will enable it to meet its operational and capital requirements for at least the 12 months following the date of this prospectus. However, there can be no assurance that the net proceeds of this offering and cash provided by operations will satisfy Digital Lava's requirements for any particular period of time. To the extent capital resources are insufficient to meet future capital requirements, Digital Lava will have to raise additional funds to satisfy Digital Lava's requirements. There can be no assurance that such funds will be available on favorable terms, or at all. See "Risk Factors--Possible Need for Additional Financing."

     Pending application of the net proceeds of the offering, Digital Lava intends to invest such net proceeds in short-term, interest bearing securities, such as bank certificates of deposit, United States government obligations or money market instruments.


                                 DIVIDEND POLICY


     Digital Lava has never declared or paid any cash dividends on its capital stock. Digital Lava presently intends to reinvest earnings to fund the development and expansion of its business and, therefore, does not anticipate paying cash dividends on its common stock in the foreseeable future. The declaration of dividends in the future will be at the discretion of the Board of Directors and will depend upon the earnings, capital requirements and financial position of Digital Lava, general economic conditions and other pertinent factors. As part of our recapitalization, we will record a dividend of $690,469 to holders of our Series B and C convertible preferred stock. See "Description of Securities - Recapitalization."

                                 CAPITALIZATION


     The following table sets forth the capitalization of Digital Lava as of September 30, 1998, (a) on an actual basis, (b) on a pro forma basis (see footnote 1 below) and (c) on a pro forma, as adjusted basis (see footnote 2 below). This table should be read in conjunction with Digital Lava's financial statements and related notes thereto appearing elsewhere in this prospectus.

                                                                                                     September 30, 1998
                                                                                      ---------------------------------------------
                                                                                                                     Pro Forma As
                                                                                         Actual       Pro Forma(1)   Adjusted(1)(2)
                                                                                      ------------    ------------   --------------

Notes payable, net of debt discount                                                   $  4,632,749    $  3,269,095    $         --
                                                                                      ============    ============    ============

Stockholders' deficit:
    Convertible  preferred  stock, $.0001  par  value;  Series A, B, B-1 and C;
       5,000,000 shares authorized; 98,349 shares issued
      and outstanding, actual (liquidation preference of $1,626,965); none issued
      and outstanding pro forma and pro forma as adjusted                                        9              --              --
    Common stock, $.0001 par value; 35,000,000 shares
      authorized; 131,524  issued and outstanding, actual; 1,996,092 shares issued and outstanding, pro forma; 4,396,092 issued
      and outstanding, pro forma as adjusted (3)                                                13             199             439
    Additional paid-in capital                                                           4,203,859      10,227,303      25,282,352
    Accumulated deficit                                                                (10,229,518)    (14,483,781)    (14,971,714)
                                                                                      ------------    ------------    ------------
      Total stockholders' deficit and total capitalization                            $ (6,025,637)   $ (4,256,279)   $ 10,311,077
                                                                                      ============    ============    ============



(1) Gives effect to the following recapitalization: (a) conversion of the Series A, B, B-1 and C convertible preferred stock; (b) the recording of a dividend to the holders of the Series B and C convertible preferred stock due to a change in conversion ratios; (c) the return and cancellation of shares of common stock and Series A preferred stock held by certain officers of Digital Lava; (d) the conversion of certain notes payable, accrued interest thereon and warrants issued in connection with the notes into common stock and the recording of an extraordinary loss on the extinguishment of debt based upon the difference in the fair value of (1) the notes, accrued interest and warrants converted and (2) the common stock issued in exchange; and (e) the conversion of certain warrants exercisable for shares of common stock into common stock. See "Description of Securities -- Recapitalization."


(2) As adjusted to give effect to (a) the sale of common stock and warrants offered hereby at an initial public offering price of $7.50 per share of common stock and $.10 per warrant, (b) the repayment of outstanding notes payable in the aggregate principal amount of $3,353,500 and accrued interest and fees in the amount of $468,472 at September 30, 1998, (c) the proceeds from the issuance of $550,000 in principal amount of bridge notes and warrants issued in December 1998 and the repayment of the bridge notes from the proceeds of the offering, and (d) the recognition of the unamortized portion of the debt discount associated with the notes payable and bridge notes as an expense.

(3) Does not include: (a) 139,622 shares of common stock reserved for issuance upon the exercise of options granted under Digital Lava's 1996 Stock Option Plan immediately prior to the consummation of this offering;(b) 110,378 shares of common stock reserved for issuance upon the exercise of options that may be granted under Digital Lava's 1996 Stock Option Plan; and (c) 666,408 shares of common stock reserved for issuance upon the exercise of warrants outstanding immediately prior to the consummation of this offering. See "Management 1996 Incentive and Non-Qualified Stock Option Plan" and "Description of Securities."

                                    DILUTION


     As of September 30, 1998, the pro forma net tangible book value (deficit) of Digital Lava was $(4,545,391), or approximately $(2.28) per share of common stock. Pro forma net tangible book value (deficit) per share represents the amount of total tangible assets less total liabilities divided by the number of shares of common stock issued and outstanding, after giving effect to the recapitalization, including (a) the recording of an extraordinary loss on the extinguishment of debt based upon the difference in the fair value of (1) the notes, accrued interest and warrants converted and (2) the common stock issued in exchange and (b) the recording of a dividend to the holders of the Series B and C convertible preferred stock due to the change in the conversion ratios. See "Description of Securities." After giving effect to (a) the sale of the common stock and warrants offered hereby, after deducting underwriting discounts and commissions and estimated offering expenses payable by Digital Lava, (b) the repayment of outstanding notes payable in the principal amount of $3,353,500 and accrued interest and fees in the amount of $468,472 at September 30, 1998, (c) the proceeds from the issuance of an aggregate principal amount of $550,000 of bridge notes and warrants issued in December 1998 and the repayment of such bridge notes from the proceeds of this offering and (d) the recognition of the unamortized portion of the debt discount associated with the notes payable as an expense, the pro forma, as adjusted, net tangible book value of Digital Lava at September 30, 1998 would have been $10,311,077, or approximately $2.35 per share of common stock. This represents an immediate increase in net tangible book value of $4.63 per share of common stock to existing stockholders and an immediate dilution in net tangible book value of $5.15 per share of common stock, or approximately 68.7%, to new investors. The following table illustrates this per share dilution:


Assumed initial public offering price
    per share of common stock..............................                $7.50
Pro forma net tangible book value (deficit)
    prior to the offering..................................     $(2.28)
Increase per share attributable to the offering............       4.63
                                                                ------
Pro forma, as adjusted, net tangible book value per
    share after the offering...............................                 2.35
                                                                           -----

Dilution per share to new investors (1)....................                $5.15
                                                                           =====

----------
(1) If the over-allotment option is exercised in full, the pro forma, as adjusted, net tangible book value after the offering would have been $12,675,737 or $2.67 per share of common stock, resulting in dilution to new investors of $4.83 per share of common stock.

     The following table summarizes, as of September 30, 1998, on a pro forma basis to reflect the same adjustments described above, the number of shares of common stock purchased from Digital Lava, the total consideration paid and the average price per share paid by (a) existing stockholders of common stock, and
(b) new stockholders in the offering, assuming the sale of the common stock and warrants offered hereby. The calculations are based upon total consideration given by new investors and existing stockholders before any deduction of underwriting discounts and offering expenses payable by Digital Lava.

                                                    Shares Purchased            Total Consideration      Average
                                                -------------------------    -------------------------    Price
                                                  Number        Percent        Amount       Percent     Per Share
                                                -----------   -----------    -----------   -----------  ---------
Existing stockholders (1) ...................     1,996,092            45%   $ 2,729,499            13%   $1.37
New investors (2) ...........................     2,400,000            55%    18,000,000            87%   $7.50
                                                -----------   -----------    -----------   -----------
                Total .......................     4,396,092           100%   $20,729,499           100%
                                                ===========   ===========    ===========   ===========

----------
(1) Gives effect to the following recapitalization: (a) conversion of the Series A, B, B-1 and C convertible preferred stock into common stock; (b) the return and cancellation of shares of common stock and Series A preferred stock held by certain officers of Digital Lava; (c) the conversion of certain notes payable, accrued interest thereon and warrants issued in connection with the notes into common stock; and (d) the conversion of certain warrants exercisable for shares of common stock into common stock. See "Description of Securities -- Recapitalization."


(2)  Attributes no value to the warrants.

                         SELECTED FINANCIAL INFORMATION

     The following table presents selected financial data for Digital Lava. The historical selected financial data as of December 31,1997 and for the years ended December 31, 1996 and 1997 are derived from and should be read in conjunction with the audited financial statements of Digital Lava included elsewhere in the prospectus. The historical selected financial data of Digital Lava as of December 31, 1996 is derived from audited financial statements of Digital Lava not included herein. The historical selected financial data as of September 30, 1998 and for nine months ended September 30, 1997 and 1998 are derived from and should be read in conjunction with the unaudited financial statements of Digital Lava included elsewhere in the prospectus. In the opinion of management, the unaudited financial statements include all material adjustments (consisting of only normal, recurring adjustments) necessary for a fair presentation of the financial position and results of operations for the period. Our independent accountants have included an explanatory paragraph stating that our financial statements have been prepared assuming that we will continue as a going concern and that we have suffered recurring losses from operations and have a working capital deficiency which cause substantial doubt about our ability to do so. The financial statements do not include any adjustments that might result from the outcome of this uncetainty. The data presented below should be read in conjunction with "Managements Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements and accompanying notes thereto appearing elsewhere in the prospectus.

                                                           Year Ended                                 Nine Months Ended
                                              ---------------------------------------    ----------------------------------------
                                              December 31, 1996     December 31, 1997    September 30, 1997    September 30, 1998
                                              -----------------     -----------------    ------------------    ------------------
Statement of Operations Data:
Revenues:
    Software licenses ......................     $        --           $   273,989           $   131,804           $   832,090
    Consulting and services ................              --               290,583               244,664               315,542
                                                 -----------           -----------           -----------           -----------
       Total revenues ......................              --               564,572               376,468             1,147,632
                                                 -----------           -----------           -----------           -----------
Cost of revenues:
    Software licenses ......................              --                 1,968                 1,059                 7,708
    Consulting and services ................              --               121,008               100,561               236,631
                                                 -----------           -----------           -----------           -----------
       Total cost of revenues ..............              --               122,976               101,620               244,339
                                                 -----------           -----------           -----------           -----------
Gross profit ...............................              --               441,596               274,848               903,293
                                                 -----------           -----------           -----------           -----------
Operating costs and expenses:
    Selling, general and administrative ....       1,522,757             3,316,961             2,337,115             2,773,240
    Research and development ...............         421,087               445,162               322,385               334,142
                                                 -----------           -----------           -----------           -----------
       Total operating costs and expenses ..       1,943,844             3,762,123             2,659,500             3,107,382
                                                 -----------           -----------           -----------           -----------
Loss from operations .......................      (1,943,844)           (3,320,527)           (2,384,652)           (2,204,089)
Interest expense ...........................         450,563               924,842               762,517             1,057,131
Net loss ...................................     $(2,384,657)          $(4,245,369)          $(3,147,169)          $(3,261,220)
                                                 ===========           ===========           ===========           ===========
Basic and diluted loss per share (1) .......     $    (93.00)          $    (31.14)          $    (23.75)               (22.05)
                                                 ===========           ===========           ===========           ===========
Weighted average common shares used in
    basic and diluted loss per share (1) ...          25,641               136,353               132,492               147,933
                                                 ===========           ===========           ===========           ===========

                                                                                                        September 30, 1998
                                                                                                ------------------------------------
Balance Sheet Data:                          December 31, 1996        December 31, 1997            Actual               Pro Forma(2)
                                             -----------------        -----------------         -----------             ------------
Cash and cash equivalents ..........            $     5,185             $   173,262             $    11,786             $    11,786
Working capital (deficit) ..........             (1,022,306)             (3,713,347)             (6,117,681)             (4,348,323)
Total assets .......................                100,598                 525,678                 603,366                 603,366
Total liabilities ..................              1,034,180               4,142,923               6,629,003               4,859,645
Total stockholders' deficit ........               (933,582)             (3,617,245)             (6,025,637)             (4,256,279)

----------
(1) For information concerning the computation of net loss per share, see note 2 of notes to financial statements.

(2) Gives effect to the following recapitalization: (a) conversion of the Series A, B, B-1 and C convertible preferred stock; (b) the recording of a dividend to the holders of the Series B and C convertible preferred stock due to a change in conversion ratios; (c) the return and cancellation of shares of common stock and Series A preferred stock held by certain officers of Digital Lava; (d) the conversion of certain notes payable, accrued interest thereon and warrants issued in connection with the notes into common stock and the recording of an extraordinary loss on the extinguishment of debt based upon the difference in the fair value of (1) the notes, accrued interest and warrants converted and (2) the common stock issued in exchange; and (e) the conversion of certain warrants exercisable for shares of common stock into common stock. See "Description of Securities -- Recapitalization."

         MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
                              RESULTS OF OPERATIONS


     The following discussion and analysis of the financial condition and results of operations of Digital Lava should be read in conjunction with Digital Lava's financial statements and notes thereto and the other financial information included elsewhere in this prospectus. In addition to historical information, this Management Discussion and Analysis of Financial Condition and Results of Operations and other parts of this prospectus contain forward-looking information that involve risks and uncertainties. Digital Lava's actual results could differ materially from those anticipated by such forward-looking information as a result of certain factors, including but not limited to, those set forth under "Risk Factors" and elsewhere in this prospectus.


Overview

     Digital Lava Inc. originally operated as LAVA, L.L.C., a New Jersey limited liability company that was formed in July 1995. In November 1996, LAVA, L.L.C. merged into Digital Lava Inc., a Delaware corporation. Pursuant to such transaction, the ownership interests in LAVA, L.L.C. were exchanged for shares of Series A, Series B, Series B-1 and Series C convertible preferred stock of Digital Lava Inc.


     Digital Lava invested significant resources in sales, marketing, development and other operating activities during the nine-month period ended September 30,1998. Digital Lava believes that its success depends largely on building superior technology and quality into its products, extending its technological lead on the competition and developing brand recognition early in a product's life cycle. Accordingly, Digital Lava expects to continue spending heavily on these activities in the near future. Despite these heavy investments in marketing and product development, the historical growth in software license fees may not be sustainable in the future. In light of Digital Lava's limited operating history and rapid improvements in technology and marketing of its products, Digital Lava believes that period-to-period comparisons of its revenues and operating results, including its gross profit and operating expenses as a percentage of total net revenues, are not necessarily meaningful and should not be relied upon as indications of future performance.

     Digital Lava has incurred significant net losses and negative cash flows from operations since inception, and as of September 30, 1998, had an accumulated deficit of $10,229,518. Digital Lava intends to continue to invest heavily in technology and infrastructure development, and marketing and promotion. As a result, Digital Lava believes that it will continue to incur operating losses and negative cash flows from operations for the foreseeable future and that the rate at which such losses will be incurred may increase from current levels. There can be no assurance that Digital Lava will be able to achieve or sustain revenue growth, profitability, or positive cash flow on either a quarterly or annual basis.


Results of Operations

Comparison of Nine Months Ended September 30, 1998 to Nine Months Ended September 30, 1997

     Revenues


     Revenues increased to $1,147,632 for the nine months ended September 30, 1998 from $376,468 for the nine months ended September 30, 1997. The increase of $771,164 or 204.8% was primarily due to an increase in sales of VideoVisor products to new customers. Software license revenues accounted for approximately 72.5% and 35.0% of revenues for the nine months ended September 30, 1998 and 1997, respectively. Consulting and services revenues accounted for approximately 27.5% and 65.0% of revenues for the nine months ended September 30, 1998 and 1997, respectively. Digital Lava's largest customer accounted for approximately 58.6% and 64.8% of revenues for the nine months ended September 30, 1998 and 1997, respectively. Digital Lava anticipates that software license revenue will continue to account for a larger share of revenues for the foreseeable future.

     Cost of Revenues


     Cost of revenues consist primarily of the cost of materials, freight and applicable labor incurred for the delivery of the product or service. Costs of revenues increased to $244,339, or 21.2% of revenues, for the nine months ended September 30, 1998 from $101,620, or 27.0% of revenues, for the nine months ended September 30, 1997. This increase was primarily due to the increase in subcontractor cost incurred in the first nine months of 1998. Digital Lava expects its cost of revenue to continue to increase in dollar amount while declining as a percentage of revenue as Digital Lava expands its customer base.


     Operating Costs and Expenses


     Selling, General and Administrative Expense. Selling, general and administrative expenses consist primarily of salaries, taxes and benefits and related costs for general corporate functions, including executive management, finance, accounting, facilities, legal, fees for professional services and depreciation and amortization. Selling, general and administrative increased to $2,773,240, or 241.6% of revenues, for the nine months ended September 30, 1998, from $2,337,115, or 620.8% of revenues, for the nine months ended September 30, 1997. The increase was primarily due to increases in public relations efforts, trade shows, additional personnel and professional fees required to build an infrastructure to support Digital Lava's products and anticipated growth. In addition, selling, general and administrative expenses for the nine months ended September 30, 1998 and September 30, 1997 included non-cash compensation expenses of $396,381 and $789,055, respectively, which represent the granting of stock options and warrants to non-employees in exchange for services rendered to Digital Lava. Digital Lava expects that it will incur additional selling, general and administrative expenses in absolute dollars as Digital Lava continues to hire personnel and incurs expense related to the further growth of the business and its operation as a public company.

     Research and Development Expenses. Research and development expenses consist primarily of expenditures related to technology and software development expenses. Research and development expenses increased to $334,142, or 29.1% of revenues, for the nine months ended September 30, 1998 from $322,385, or 85.6% of revenues, for the nine months ended September 30, 1997. The dollar increase was primarily due to the increased number of developers needed to accelerate the release of products in 1998 and to expand research efforts in the area of Web enabled applications. Research and development expenses decreased as a percentage of revenue because of the growth level in revenues relative to the growth in the cost structure for research and development. Digital Lava believes that significant investments in technology and content development are required to maintain a technological lead and remain competitive and, therefore, expects that its research and development expenses will continue to increase in absolute dollars for the foreseeable future; however, research and development expenses are presently anticipated to continue to decline as a percentage of revenues.

     Interest Expense. Interest expense includes interest income from Digital Lava's cash balances, interest expense related to Digital Lava's financing obligations and the amortization of debt discount. Interest expense increased to $1,057,131 for the nine months ended September 30, 1998 from $762,517 for the nine months ended September 30, 1997. The increase was primarily due to the amount of notes payable issued by Digital Lava in the nine month period ended September 30, 1998. Interest expense for the nine months ended September 30, 1998 and September 30, 1997 included amortization of debt discount and issuance costs related to warrants issued in connection with notes payable of $544,905 and $617,608, respectively.

     Net Loss. For the nine months ended September 30, 1998, Digital Lava's net loss totaled $3,261,220 as compared to $3,147,169 for the nine months ended September 30, 1997.

Comparison of Year Ended December 31, 1997 to Year Ended December 31, 1996.

     Revenues


     Revenues increased to $564,572 for the year ended December 31, 1997 from zero for the year ended December 31, 1996. The increase in revenues were primarily due to the realization of the impact of sales of vPrism and VideoVisor which were released in 1997, and associated services revenue. Software license revenues accounted for approximately 48.5% of revenues for the year ended
December 31, 1997 while consulting and services revenues accounted for approximately 51.5% of revenues for the same period. Digital Lava's largest customer accounted for approximately 43.1% of revenues for the year ended December 31, 1997. Digital Lava anticipates that software license revenue will account for a larger share of revenues in the future.


     Cost of Revenues


     Costs of revenues for the year ended December 31, 1997 were $122,976, or 21.8% of revenues. There were no cost of sales for the year ended December 31, 1996. This increase was primarily due to the increase in material and labor cost incurred in delivering the products and services. Digital Lava expects its cost of revenue to continue to increase in dollar amount while declining as a percentage of revenue as Digital Lava expands its customer base.


     Operating Costs and Expenses


     Selling, General and Administrative Expense. Selling, general and administrative expenses were $3,316,961, or 587.5% of revenues, and $1,522,757 for the years ended December 31, 1997 and 1996, respectively. The increase was primarily due to increases in trade shows, additional personnel and legal and professional fees required to build an infrastructure to support Digital Lava's products and anticipated growth. In addition, selling, general and administrative expenses for the years ended December 31, 1997 and 1996 included non-cash compensation expenses of $866,589 and $261,996, respectively, which represent the granting of stock options and warrants to non-employees in exchange for services rendered to Digital Lava.


     Research and Development Expenses. Research and development expenses were $445,162, or 78.9% of revenues, and $421,087 for the years ended December 31, 1997 and 1996, respectively. The increase was primarily due to the increased number of developers and professional services needed to release vPrism and VideoVisor in 1997.


     Interest Expense. Interest expense increased to $924,842 for the year ended December 31, 1997 from $450,563 for the year ended December 31, 1996. The increase is due to the amount of notes payable issued by Digital Lava in 1997. Interest expense for the years ended December 31, 1997 and 1996 included amortization of debt discount and issuance costs related to warrants issued in connection with notes payable of $716,433 and $396,368, respectively.

     Net Loss. For the year ended December 31, 1997, Digital Lava's net loss totaled $4,245,369 as compared to $2,384,657 for the year ended December 31, 1996.

     Net Operating Loss Carryforwards. At December 31, 1997, Digital Lava had available net operating loss carryforwards of approximately $2,800,000 to offset future taxable income for federal and state tax purposes. The utilization of the loss carryforwards to reduce future income taxes will depend upon Digital

Lava's ability to generate sufficient taxable income prior to the expiration of the net operating loss carryforwards. The federal and state carryforwards expire beginning in the years 2011 and 2005, respectively. However, the Internal Revenue Code of 1986, as amended, limits the maximum annual use of net operating loss and tax credit carryforwards in certain situations where changes occur in the stock ownership of a corporation. As a result of this offering, a change in ownership is likely to occur which would substantially restrict Digital Lava's use of the net operating loss carryforwards for federal and state income tax purposes. See note 11 of notes to financial statements.

Liquidity and Capital Resources


     Since its inception, Digital Lava has financed its operations primarily through the private placement of its convertible preferred stock, common stock and convertible notes. As of September 30, 1998, Digital Lava had $11,786 in cash.

     Net cash used in operating activities increased to $2,195,803 for the year ended December 31, 1997 from $1,664,962 for the year ended December 31, 1996 resulting primarily from increasing net losses and decreased to $898,372 for the nine months ended September 30, 1998 from $1,583,410 for the nine months ended September 30, 1997 primarily due to increasing revenues.

     Cash flows used in investing activities decreased to $55,620 for the year ended December 31, 1997 from $105,519 for December 31, 1996 resulting primarily from the reduced investment in computers and related equipment and increased from $54,185 for the nine months ended September 30, 1997 to $313,104 for the nine months ended September 30, 1998 primarily due to costs incurred in connection with this offering.

     Net cash provided by financing activities increased to $2,419,500 for 1997 from $1,769,680 for 1996. The increase was due to the increase in the issuance of equity and notes payable. Net cash provided by financing activities decreased to $1,050,000 for the nine months ended September 30, 1998 from $1,719,500 for the nine months ended September 30, 1997. The decrease was due primarily to a reduction in proceeds from notes payable received in the nine months ended September 30, 1998.

     Digital Lava's capital requirements depend on numerous factors, including market acceptance of Digital Lava's products and services, the amount of resources Digital Lava devotes to investments in its products, the resources Digital Lava devotes to marketing and selling its services and its brand promotions and other factors. Digital Lava has experienced a substantial increase in its capital expenditures since its inception consistent with the growth in Digital Lava's operations and staffing, and anticipates that this will continue for the foreseeable future. Additionally, Digital Lava will continue to evaluate possible investments in businesses, products and technologies, and plans to expand its sales and marketing programs and conduct more aggressive brand promotions. Digital Lava currently anticipates that the net proceeds of the offering and available funds will be sufficient to meet its anticipated needs for working capital and capital expenditures for at least the next 12 months.

     If the net proceeds of the offering, together with Digital Lava's internally generated cash flow, are not sufficient to satisfy its financing needs, Digital Lava will be required to seek additional funding through bank borrowings, additional public or private sales of its securities, including equity securities, or through other arrangements. Digital Lava currently has no credit facility or other committed sources of capital, however it intends to secure a credit facility after the completion of the offering. There can be no assurance that additional funds, if required, will be available to Digital Lava on favorable terms, if at all. See "Use of Proceeds" and "Risk Factors -- Possible Need for Additional Financing".

     Digital Lava recently raised $550,000 of capital through the issuance of promissory notes and warrants to help it meet its cash requirements until it receives the net proceeds from this offering. Such notes will be paid at the closing of this offering. In connection with the issuance of such notes, Digital Lava issued warrants to purchase an aggregate of 275,000 shares of common stock at 130% of the initial public offering price per share.


     Digital Lava granted a security interest in all of its assets to investors participating in the bridge financing completed in February 1998 as collateral to secure Digital Lava's obligations to such investors under the $1,750,000 of promissory notes issued in connection with such bridge financing. In connection with the recapitalization, Digital Lava has also granted a security interest in all of its assets to holders of an aggregate principal amount of $187,500 of promissory notes who agreed to extend the term of such notes to June 30, 1999. See "Description of Securities -- Recapitalization."


Recently Issued Accounting Standards


     Effective January 1, 1998, Digital Lava adopted the provisions of SFAS No. 130, "Reporting Comprehensive Income." SFAS No. 130 establishes standards for reporting comprehensive income, defined as all changes in equity from non-owner sources. Adoption of SFAS No. 130 did not have a material effect on Digital Lava's financial position or results of operations.

     Effective January 1, 1998, Digital Lava adopted the provisions of SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." SFAS No. 131 establishes standards for the way public enterprises report information about operating segments in annual financial statements and requires those enterprises to report selected information about operating segments in interim financial reports issued to stockholders. Adoption of SFAS No. 131 did not have a material effect on Digital Lava's financial position or results of operations.

     Effective January 1, 1998, Digital Lava adopted American Institute of Certified Public Accountants Statement of Position 97-2, "Software Revenue Recognition" ("SOP 97-2"). SOP 97-2 generally requires revenue earned on software arrangements involving multiple elements such as software products, upgrades, enhancements, post-contract customer support, installation and training to be allocated to each element based on the relative fair values of the elements. The adoption of SOP 97-2 did not have an effect on Digital Lava's financial position or results of operations.


Year 2000 Risk


     Many currently installed computer systems and software products are coded to accept only two digit entries in the date code field. As a result, software that records only the last two digits of the calendar year may not be able to distinguish whether "00" means 1900 or 2000. This may result in software failures or the creation of erroneous results. We believe that our products and internal systems are currently year 2000 compliant. We have confirmed our year 2000 compliance by obtaining representations by third party vendors of their products' year 2000 compliance, as well as specific testing of our products. The failure of products or systems maintained by third parties or our products and systems to be year 2000 compliant could cause us to incur significant expenses to remedy any problems, or seriously damage our business. We have not incurred significant costs to date complying with year 2000 requirements, and we do not believe that we will incur significant costs for such purposes in the foreseeable future. See "Risk Factors --Year 2000 Risk."

                                    BUSINESS

Overview


     Digital Lava is a provider of video publishing software products and services for corporate training, communications, distance learning, research and other applications. Digital Lava's video publishing technology provides companies, educational institutions and government agencies with a way to re-purpose, publish and deploy on-demand video content and information to desktop computer users. Digital Lava's video publishing product line includes vPrism(TM) and VideoVisor(TM) software. vPrism allows users to organize and manage video content, link video to other types of files and publish video with all of the linked information as VideoCapsule(TM) files on CD-ROM or DVD, or stream the interactive video information over intranets or the Internet.
VideoVisor  is a desktop  productivity  tool  that  allows  end-users  to access
VideoCapsule files and navigate, rearrange, annotate, subtitle text and transcripts, and view synchronized video, notes and links. Digital Lava's VideoVisor software won the "Best New Streaming Product" award at the Desktop Video Communications (DVC) 1998 Spring Conference in Santa Clara, California, a "Networked Multimedia People's Choice Award" at the 1998 DVC Fall Conference in Boston and a "NewMedia Invision 98 award" in a competition sponsored by NewMedia magazine. Digital Lava also provides turnkey, or complete, video encoding, publishing and Web hosting services.

     Streaming technology allows an Internet or intranet user to access information in a file before the file is completely downloaded. As a result, large multimedia files can be heard or seen almost immediately, even with slower connections. Digital Lava believes that the continuing emergence of rich multimedia capabilities, such as streaming, presents a significant new market opportunity for software applications that enhance the effectiveness and productivity of professionals and consumers who rely on video information. Digital Lava also believes that as the Internet continues to evolve as a mass communications medium and as corporations, educational institutions and government agencies seek to eliminate the high cost and time requirements of travel through the increased use of video, an increasing amount of video content, including business, distance learning (instruction where the student is removed from the instructor) and consumer programs, will be delivered over the Internet. RealNetworks, one of Digital Lava's strategic partners and a leader in the streaming media market, has already registered over 35 million users of its RealPlayer Internet streaming software. Digital Lava believes that its video publishing software technology is essential to this evolution because it provides a more compelling and productive user experience than broadcast television and videotape, allowing the Internet to effectively compete with such traditional video delivery methods.

     Digital Lava's customers include large corporations and business enterprises, such as Shell Chemicals Company, American General Life Insurance Company, Ardent Software, Inc., ASI Entertainment, Inc., Bellcore, Diedrich Coffee, Inc. and Rand Corporation. Our customers also include schools, universities and research institutions such as Northwestern University, Los Angeles Unified School District, The Smithsonian Institute, and Educational Testing Service.


Industry Background


     Digital Lava believes the demand for its desktop video publishing solutions in the corporate training, communications and distance learning markets will be fueled by the convergence of trends and technologies that enable computer-based and Internet-based video training and communications solutions to be deployed increasingly as substitutes for videotapes, instructor-led training, live meetings and other traditional forms of communications and training. These trends and enabling technologies include the proliferation of multimedia-capable computers and networking solutions throughout all levels of organizations, advances in PC processing power, high speed communications capabilities, the emergence of the Internet and corporate intranets as platforms for a wide variety of business applications, and the continued growth of streaming media applications.

     Streaming technology enables the transmission and playback of continuous "streams" of multimedia content, such as audio and video, over a network. The introduction of streaming media platforms from companies such as RealNetworks, Microsoft and Apple Computer are now providing software developers the opportunity to efficiently deliver a new generation of rich media content and applications over the Internet and private intranets. On the Internet, many businesses and content providers now offer audio, video and other multimedia content as a means of enriching and differentiating their companies. RealNetworks estimates that more than 145,000 hours per week of live audio and video content are broadcast over the Internet using their proprietary streaming technology, with a substantially greater amount of recorded media already available on-demand.

     Digital Lava believes that the use of streaming media for business and enterprise applications is growing. Lotus Development Corporation, makers of Lotus Notes, the market leader in collaborative enterprise software, recently announced their plan to integrate RealNetworks' RealPlayer with Lotus Notes client software, enabling 25 million Lotus Notes users worldwide to view and hear streaming media content at their desktops. Additionally, Netscape Communications Corporation recently announced that it plans to bundle and distribute RealNetworks' RealPlayer software as an integral part of its Netscape Communicator browser software, providing Netscape users with access to streaming media content without separately having to download the RealPlayer software.


     The primary advantages of desktop video distance learning, training and communications applications over traditional forms include performance improvements and potential cost savings in the form of reduced instructor salaries, compressed training times and reduced travel costs. Additional benefits could come from improved retention, consistent content quality and the ability to deliver content on CD-ROM or through an Intranet or the Internet.


     Internet-based applications offer additional advantages over other forms of video distribution. Video content can be easily deployed and updated without the need to create and redistribute CD-ROMs. The ease and speed of deployment associated with Internet-based deployment allows for "just-in-time" delivery of video information, broadens the potential use of published video content within the enterprise and offers a cost- and time-effective method to accumulate and retain enterprise knowledge. Because of these benefits, Digital Lava believes that many organizations will target network-based video deployment as an important corporate intranet application.

     The overall market for business and training software is expected to grow over the next several years. According to International Data Corporation, a leading information technology consulting company, the worldwide business software applications market is expected to double over the next five years, with license revenues from business software applications growing from $50 billion in 1997 to over $100 billion in 2002.

     In the United States, corporations are making substantial investments to train their employees. Video, in the form of videotapes, is already widely used within corporations to record and distribute training and communications content. A 1997 U.S. corporate training study conducted by Training Magazine found that 74 percent of the respondents were using videotapes for training. The same survey also found that U.S. companies budgeted an estimated $58.6 billion for employer-provided training in 1997. Digital Lava believes that training on new information technologies within corporations is growing rapidly worldwide. According to a recent study published by International Data Corporation's Information Technologies Training and Education Services research program, the global information technologies training and education market is expected to surpass $28.3 billion by 2002.

     Although there can be no assurance that the increased use of videotapes in training will result in sales of its products, Digital Lava believes that its video publishing technology can leverage the growing demand for business, video training, communications and distance learning applications. Digital Lava's software and services provide a rapid, flexible, and low-cost alternative to videotapes, instructor-led training, live meetings, and other traditional forms of communications and training, providing a more compelling and productive user experience.

Digital Lava's Solution


     Today, most desktop video applications provide the user with a passive, linear experience, similar to viewing a television program or videotape. Digital Lava's video publishing software provides a fast and easy way for enterprises to transform video information into highly interactive multimedia programs, and to deliver them at a fraction of the cost of live meetings or of developing custom multimedia or computer-based-training programs. Digital Lava's software products, vPrism and VideoVisor, are designed to be easily integrated into a customer's personal computer system.

     Digital Lava's software technology provides companies and enterprises a means to rapidly re-purpose, publish and deploy interactive video content for corporate training, communications and distance learning applications. With vPrism software, video content publishers can rapidly develop and deploy video programs that transform the passive, linear viewing experience into an engaging and interactive multimedia application that can be easily deployed to desktop computer users across an enterprise. Any video, including corporate training videos and videos of classroom lectures, can be linked with digitally formatted files or programs, including Web pages, documents, images and transcripts. With VideoVisor software, users can productively access the published video content to view, navigate and manipulate video integrated with a variety of other types of related information such as text, graphics, animation and image. Digital Lava supports an open architecture allowing for easy integration of digital video and audio content with other types of information that are typically stored on the Internet, a corporate intranet, or locally on the user's computer or server.

     Digital Lava believes that the markets for its video publishing software and services will expand as the enabling technologies, like streaming media and the Internet, continue to mature. Digital Lava's products and services can provide distance learning, training and communications solutions in a variety of vertical industries. For example, universities and local school districts can leverage published interactive video to deliver stored instructional content to students at their desks. Hospitals can publish and deploy medical video training to enable teams of doctors in different locations to diagnose and treat patients. Sales professionals can deliver video-enabled presentations to prospective customers and train on new products. Manufacturing companies can achieve efficiencies by offering factory floor workers just-in-time video training. Other video applications include sales and reseller training for new product launches, soft skills training, new employee orientation training, information technology and systems training, and both internal and external corporate communications.


Strategy


     Digital Lava's objective is to be the leading video publishing software technology company, providing software and services that enable the delivery of a broad range of multimedia content over the Internet and intranets. To achieve this objective, Digital Lava's strategy includes the following key elements:

     Extend Technology Leadership. Having received three different product awards in 1998, Digital Lava intends to continue to maintain its reputation for quality and innovation by expanding the features and breadth of its publishing and desktop video product offerings. Digital Lava introduced a new version of VideoVisor, called "VideoVisor Professional(TM)," in November 1998. Digital Lava believes that the fundamental architecture of its products can be expanded to support additional features and functions like the synchronized deployment of additional data types, enhanced desktop video manipulation, and Web-based video collaboration. As part of this strategy, Digital Lava has devoted and will continue to commit significant resources to the development of technologies that increase the ease-of-use and functionality of its video publishing solutions.

     Build Brand Recognition and Strengthen Sales and Marketing Efforts. Digital Lava believes that its technology leadership, market position and brand name are significant assets that Digital Lava can leverage to maintain and increase its market share and diversify its revenue base. Digital Lava intends to capitalize on the growth in demand for video publishing software by continuing to develop, market and support industry-leading products and services. Digital Lava believes that the introduction of such products and services will expand Digital Lava's user base and build greater brand recognition. Digital Lava also plans to strengthen its marketing, sales and customer support efforts as the size of its market opportunity and customer base increases. Digital Lava will continue to target large corporations and major universities and educational institutions as customers.

     Pursue Strategic Relationships. Digital Lava has independent software vendor, licensing, development, distribution and reseller relationships with a number of software industry leaders. Among other relationships, Digital Lava is an independent software vendor for the Microsoft Corporation's NetShow products and licenses Microsoft's Internet Explorer Administration Kit to integrate Microsoft's Web browser into VideoVisor. RealNetworks has developed custom software to integrate their RealPlayer intranet and Internet software into VideoVisor, and Digital Lava has a licensing and distribution agreement with RealNetworks to distribute the integrated, bundled products to end-user clients. Digital Lava intends to continue to establish strategic relationships with industry-leading hardware, software and content companies. See "--Strategic Relationships".

     Enhance and Expand Internal Operations. Digital Lava intends to invest substantially in operations and systems in anticipation of future growth. This effort includes improving its management information systems, opening sales offices in multiple locations, integrating sales activities, investing in customer service, expanding its public relations, advertising, and trade show activities, and developing on-line training and support programs which will help support an outside network of resellers and distributors.

     Expand Internationally. Digital Lava intends to expand its international customer base over the next several years by opening international sales offices, hiring additional employees, developing international distribution and sales networks, enhancing its software products by adding localized versions and multi-language support and increasing its expenditures for marketing.


Products and Services


     Digital Lava develops and sells software products and services that enable the delivery of on-demand interactive video and multi-media content over the Internet, intranets, local area networks, and on CD-ROM and DVD media. Digital Lava's software products, VideoVisor and vPrism, provide an open framework in which video, other desktop applications and data can link, collaborate and seamlessly integrate on the desktop. Digital Lava also provides various other services designed to promote widespread usage of Digital Lava's technology. Digital Lava spent $421,087 and $445,162 on research and development activities in 1996 and 1997, respectively.

     vPrism. vPrism is easy-to-use software that assists in assimilating and managing digital video and other information from diverse sources, organizes its content, creates links to other important data, and then rapidly publishes the information in a VideoCapsule file. VideoCapsules may be distributed on CD-ROM and DVD media and streamed over LANs, WANs, intranets and the Internet, using video server solutions provided by RealNetworks, Silicon Graphics, InfoValue Computing, Starlight Networks, FVC.COM, and Microsoft. Digital Lava provides these tools for commercial video producers, electronic title companies, training companies, video content distributors, universities and large corporations. vPrism also provides a unique and powerful solution for researchers who use video to collect video data. Primary researchers and market researchers, for example, use vPrism for video archiving, video event logging, analysis and coding.

     vPrism provides the video publisher with several key benefits. First, the system is easy-to-use and does not require proficiency in the use of a programming, scripting or authoring language. Second, vPrism allows the publisher to create powerful interactive video programs very rapidly. Depending on the length of video, a completely interactive, indexed and linked VideoCapsule program can be produced in a few hours. This is significantly faster than traditional computer-based-training authoring tools. Third, as a result of the rapid publishing time, video-based content can be published at a much lower cost than with traditional computer based training authoring tools.


     Prior to December 1998, vPrism was commercially available only on the Apple Macintosh OS operating system. On December 28, 1998, Digital Lava announced the availability of a Microsoft Windows95 version of vPrism. vPrism is designed to manage hundreds of hours of digital video content and is available as a standalone system or in a workgroup configuration.


     VideoVisor. VideoVisor is a personal computer application that is designed to make users more productive when accessing video and VideoCapsule-formatted information. VideoVisor, when used in conjunction with VideoCapsules, makes desktop video an interactive information resource, allowing users to manage and manipulate video data much like word processors manipulate textual data. With VideoVisor, end-users can manage, navigate, manipulate and integrate video with other information on their desktop computers. Users may search and annotate video, re-arrange and organize video content, subtitle text and transcripts, access notes, and link to other files, Web sites, images and applications. VideoVisor is easy-to-use and aimed at users who require instant access to video and related information and the ability to manipulate and save that information on their desktop computer.

     VideoVisor provides users with several key benefits. First, the software results in increased user productivity, saving time and enhancing the quality of the end-user's experience. Second, VideoVisor provides corporations and large organizations with a powerful, low-cost and effective software platform for deploying video communications, training, distance learning and other on-demand video-rich applications. Third, VideoVisor is a powerful external communications tool that can be used for reseller and channel training, advertising, marketing, education and other 'extranet' applications.


     Digital Lava's VideoVisor software won the "Best New Streaming Product" award at the Desktop Video Communications (DVC) 1998 Spring Conference in Santa Clara, California and a "Networked Multimedia People's Choice Award" at the 1998 DVC Fall Conference in Boston and a "NewMedia Invision 98 award" in a competition sponsored by NewMedia magazine.

     VideoVisor is available for the Windows95 and Windows-NT platforms. VideoVisor supports standard digital video formats and VideoCapsule files published in a variety of formats, including MPEG-1, MPEG- 2, MPEG-4, QuickTime, RealVideo, ASF (Netshow), AVI and MOV. VideoVisor conforms to Microsoft Office, Active-X and DirectShow standards. Digital Lava introduced a new version of the product, VideoVisor Professional, in November 1998. VideoVisor Professional replaces the previous version of VideoVisor and contains several new features. It is being sold at the same price, terms and conditions as the earlier version.

     Consulting and Programming Services. Digital Lava provides a range of consulting and programming services that principally relate to the creation and maintenance of video publishing content and applications based on Digital Lava's technology. Commonly provided services include custom programming development, when consistent with strategic product and business objectives, application consulting and training.

     Video Publishing and Encoding Services. Digital Lava provides turnkey video publishing and video encoding services to support its customers in the deployment of Digital Lava's software products. Services are often bundled with software license proposals to provide a complete solution to prospective clients. Digital Lava also offers turnkey video hosting services to corporate and other customers pursuant to a Web hosting service agreement with VStream, Inc.

Customer Service and Support


     Digital Lava currently provides free customer support, including defect correction, telephone and Web-based technical support, for companies and organizations that license its VideoVisor software. Digital Lava does intend to charge customers for significant version upgrades of its VideoVisor software. Customers that license vPrism currently receive 12 months of free post sales support. After one year, customers may elect to sign an extended maintenance contract.

   Digital Lava maintains a technical support hotline to answer inquiries and provides technical information on the Web site. Digital Lava's support staff also responds to e-mail inquiries. Digital Lava tracks support requests and product defects. Digital Lava uses customer feedback as a source of ideas for product improvements and enhancements.


Strategic Relationships


     Digital Lava has independent software vendor, licensing, development, distribution, and reseller relationships with a number of software industry leaders. Digital Lava is a NetShow independent software vendor. NetShow is Microsoft's proprietary software to view on-demand streaming media over the Internet and intranets. As a NetShow independent software vendor, Digital Lava has the opportunity to work with Microsoft to (a) raise Digital Lava's visibility through Microsoft press releases and designation as a NetShow independent software vendor on Microsoft's NetShow Web site, (b) provide Digital Lava with technical assistance with regard to NetShow, (c) assist Digital Lava in its marketing efforts, including invitations to NetShow demonstrations at conferences and tradeshow exhibits and (d) gain access to mailing lists of Microsoft registered product users. Digital Lava was selected to participate in the NetShow JumpStart CD demonstration disc. Digital Lava also licenses Microsoft's Internet Explorer Administration Kit pursuant to a royalty-free license and distribution agreement. Such agreement permits Digital Lava to customize Microsoft's Internet Explorer Web browser for integration with VideoVisor and distribute the bundled products to Digital Lava's end-users. The bundled products allow end-users to view "streamed" video content synchronized with other Web browser content on an intranet or the Internet.

     Digital Lava has entered into a consulting and development agreement with RealNetworks, Inc., pursuant to which RealNetworks has developed custom software to allow Digital Lava to integrate RealNetworks' RealPlayer software, used for viewing on-demand streaming media over the Internet and intranets, with VideoVisor. Under a licensing and distribution agreement with RealNetworks, Digital Lava is a RealMedia Architecture Partner and licenses RealNetworks' RealPlayer client software for integration with VideoVisor, distributes the integrated, bundled products to end-user clients, and is authorized to resell RealNetworks' server software products. Under this agreement, Digital Lava also has the opportunity to work with RealNetworks to: (a) raise the visibility of Digital Lava through press releases, promotional mailings and through RealNetworks' Web site; and (b) assist Digital Lava in its marketing efforts by including Digital Lava in RealNetworks user conferences and potentially at tradeshows and conference events.

     Digital Lava has a worldwide distribution agreement with FVC.COM (formally First Virtual Corporation), a leading manufacturer of high quality corporate and distance learning video solutions. Under this agreement, FVC.COM bundles VideoVisor with its video networking and NGI access applications to create Virtual Classroom(TM), which allows students to access course content and complementary resources 24 hours a day. FVC.COM distributes its video networking products through channel partners such as Ascend Communications, Inc., American Nortel Communications, Inc., IBM Corporation, Ingram Micro, Inc. and Bay Networks, Inc.

     Digital Lava also offers turnkey video hosting services to corporate and other customers pursuant to a Web hosting service agreement with VStream, Inc. Pursuant to such agreement, Digital Lava re-purposes and publishes video content in its proprietary or custom format, and, through VStream, "hosts" the customers' published video content so that it is available for on-demand streaming across the Internet using either RealNetworks or Microsoft NetShow video servers.

     Pursuant to an agreement with MicroVideo Learning Systems, Inc., Digital Lava converts MicroVideo's software video training courseware to Digital Lava's proprietary format and resells the published content to Digital Lava's customers. In addition, Digital Lava allows WingsNet, Inc. to publish its video course content into Digital Lava's proprietary format for resale to end-users.


Sales, Marketing and Distribution


     Sales. Digital Lava has focused and will continue to focus its sales and marketing efforts on the corporate training, communications and distance learning markets for the next several years. Once Digital Lava has firmly established itself in these markets, Digital Lava plans to expand into other vertical business markets and consumer markets. Digital Lava markets its products and services through a direct sales force and through resellers. Digital Lava's direct sales force markets Digital Lava's products and services primarily to corporate customers worldwide. Digital Lava is in the process of significantly expanding its direct sales force in North America and plans to increase the number of direct sales representatives from one to seven by the end of the first quarter of 1999.

     Marketing. Digital Lava participates in trade shows, conferences and seminars, provides product information through Digital Lava's Web site, and promotes Digital Lava and its products to industry analysts and the media. Digital Lava's marketing programs are aimed at informing potential partners and prospects about the capabilities and benefits of Digital Lava's products and services, increasing brand name awareness, and stimulating demand across all market segments. Digital Lava has an agreement with Schwartz Communications, Inc., a leading high-tech public relations agency, to provide ongoing public relations and promotional services to gain access to major media and markets. Digital Lava currently has two employees in marketing and plans to increase its marketing staff to four employees following the offering.

     Distribution. Digital Lava has entered into various reseller relationships with systems integrators, video software resellers and training companies, including Roscor Corporation, AE Business Solutions, Producers Studio, IRM Training Pty. Ltd., VCS Technologies, Inc., WingsNet, Inc., StorNet, Inc. and DocuVideo Productions, pursuant to which such companies resell Digital Lava's products and services to end-users and video publishers in the United States, Australia and New Zealand. Digital Lava also currently distributes its products domestically and internationally through its direct sales force based in the United States. Digital Lava may establish international subsidiaries that market and sell Digital Lava's products and services outside the United States in the future.


Competition


     The market for software  and  services  for the  Internet and  intranets is relatively new, constantly evolving and intensely competitive. Digital Lava expects that competition will intensify in the future. Many of Digital Lava's current and potential competitors have longer operating histories, greater name recognition and significantly greater financial, technical and marketing resources than Digital Lava. Digital Lava's principal competitors in the development and distribution of video publishing solutions include Eloquent, Inc., Veon, Inc., Vsoft, Inc., VStream, Inc., LiveNote, Inc., Adobe Systems, Inc. and Visionary Information Systems, Inc. Digital Lava also competes or may compete with computer-based training (CBT) software companies including Macromedia, Inc., Asymetrix Corporation, and Allen Communications, Inc. Digital Lava also competes or may compete with more general purpose audio and video streaming software companies including Microsoft, RealNetworks, VDOnet Corporation, Xing Technology Corporation, Cubic VideoComm, Inc., Motorola, Inc., Vosaic LLC and Oracle
Corporation. Digital Lava's vPrism and VideoVisor software also competes indirectly with delivery systems for multimedia content other than audio and video, such as Flash by Macromedia and Enliven by Narrative Communications Corp. Many of such competitors have longer operating histories, greater name recognition and significantly greater financial, technical and marketing resources than Digital Lava. As a result, such competitors may be able to develop products comparable or superior to Digital Lava's or adapt more quickly to new technologies or evolving customer requirements.


     Competitive factors in this market include the quality and reliability of software; features for creating, editing and publishing content; ease of use and interactive user features; scalability and cost per user; and compatibility with the user's existing network components and software systems. To expand its user base and further enhance the user experience, Digital Lava must continue to innovate and improve the performance of its software. Digital Lava is committed to the continued market penetration of its brand, products and services. Digital Lava may, as a strategic response to changes in the competitive environment, implement pricing, licensing, service or marketing changes designed to extend its current brand and technology franchise. For example, Digital Lava may elect to reduce the price for select versions of its software or even make select versions available for download free of charge. Continued price concessions or the emergence of other pricing or distribution strategies by competitors may have a material adverse effect on Digital Lava's business, financial condition and results of operations.


Intellectual Property


     Digital Lava's success depends in part on its ability to protect its proprietary software and other intellectual property. To protect its proprietary rights, Digital Lava relies generally on patent, copyright, trademark and trade secret laws, confidentiality agreements with employees and third parties, and license agreements with consultants, vendors and customers, although Digital Lava has not signed such agreements in every case. Despite such protections, a third party could copy or otherwise obtain and use Digital Lava's products or technology, or develop similar technology independently.

     Digital Lava currently has one patent pending in the U.S. relating to its product architecture and technology. The pending patent application may not be granted, or, if granted, may not provide any competitive advantage to Digital Lava. Many of Digital Lava's current and potential competitors dedicate substantially greater resources to protection and enforcement of intellectual property rights, especially patents. If a patent has issued or issues in the future which covers Digital Lava's products, Digital Lava would need to either obtain a license or design around the patent. Digital Lava may not be able to obtain such a license on acceptable terms, if at all, nor design around the patent.

     Digital Lava attempts to avoid infringing known proprietary rights of third parties in its product development efforts. However, Digital Lava has not conducted and does not conduct comprehensive patent or trademark searches to determine whether it infringes patents or other proprietary rights held by third parties. In addition, it is difficult to proceed with certainty in a rapidly evolving technological environment in which there may be numerous patent applications pending, many of which are confidential when filed, with regard to similar technologies. If Digital Lava were to discover that its products violate third-party proprietary rights, there can be no assurance that it would be able to obtain licenses to continue offering such products without substantial reengineering or that any effort to undertake such reengineering would be successful, that any such licenses would be available on commercially reasonable terms, if at all, or that litigation regarding alleged infringement could be avoided or settled without substantial expense and damage awards. Any claims against Digital Lava relating to the infringement of third-party proprietary rights, even if not meritorious, could result in the expenditure of significant financial and managerial resources and in injunctions preventing Digital Lava from distributing certain products. Such claims could materially adversely affect Digital Lava.


     To license many of its products, Digital Lava relies in part on "shrinkwrap" and "clickwrap" licenses that are not signed by the end user and, therefore, may be unenforceable under the laws of certain jurisdictions. As with other software products, Digital Lava's products are susceptible to unauthorized copying and uses that may go undetected, and policing such unauthorized use is difficult. In general, Digital Lava's efforts to protect its intellectual property rights through patent, copyright, trademark and trade secret laws may not be effective to prevent misappropriation of its technology, or to prevent the development and design by others of products or technologies similar to or competitive with those developed by Digital Lava. Digital Lava's failure or inability to protect its proprietary rights could materially adversely affect Digital Lava's business, financial condition and results of operations.

     Digital Lava also relies on certain technology that it licenses from third parties, including software that is integrated with internally developed software and used in Digital Lava's products, to perform key functions. In the future, such third-party technology licenses may not be available to Digital Lava on commercially reasonable terms. The loss of any of these technologies could have a material adverse effect on Digital Lava's business, financial condition and results of operations. See "Risk Factors -- Uncertain Protection of Intellectual Property, -- Risks Associated with Licensed Third-Party Technology and -- Risks of Infringement."


Employees


     Digital Lava currently has 14 full-time employees and two part-time employees, including four in product development, three in customer service, four in sales and marketing and five in finance and administration. Both of the part-time employees will become consultants to Digital Lava following the completion of this offering. All employees except Roger Berman are based at Digital Lava's executive offices in Los Angeles, California. Digital Lava has entered into employment agreements with Joshua Sharfman, Chief Executive Officer, and Thomas Stigler, Vice President, Sales and Business Strategy, which commence on the closing date of this offering and expire two years after such date. Mr. Sharfman will become President of Digital Lava upon completion of this offering. Messers. Sharfman and Stigler will each receive an annual base salary of $230,000, 40,000 stock options exercisable at the initial public offering price per share and a one-time cash bonus of $60,000. Digital Lava intends to hire additional employees in product development, sales and marketing. None of Digital Lava's employees is subject to a collective bargaining agreement, and Digital Lava believes that its relations with its employees are good.


Facilities


     Digital Lava's executive offices are located in west Los Angeles, California in an office building in which Digital Lava leases an aggregate of 3,585 square feet at a current monthly rental of $6,811.50. The lease agreement is non-cancelable and terminates on June 2, 2000. Digital Lava has an option to extend the lease agreement for one additional 3 year term. During the next 12 months, Digital Lava plans to acquire additional space at its current location. If such space is not available, however, Digital Lava will sublease its current space and lease new space at a new location. Digital Lava anticipates that it will require additional space within the next 12 months, and that suitable additional space will be available on commercially reasonable terms, although there can be no assurance in this regard. Digital Lava does not own any real estate.


Legal Proceedings


     Digital Lava is not currently subject to any material legal proceedings. Digital Lava may from time to time become a party to various legal proceedings arising in the ordinary course of its business.

                                   MANAGEMENT

Directors and Officers

     Set forth below are the directors and officers of Digital Lava:

Name                          Age    Position
----                          ---    --------
Dr. James W. Stigler          44     Chairman of the Board


Joshua D.J. Sharfman          41     Chief Executive Officer and Director


Thomas H. Stigler             42     Vice President, Sales and Business
                                        Strategy and Director

Roger Berman                  44     Director

Gerald Porter                 54     Director

Danny Gampe                   44     Chief Financial Officer

Patricia Bodner               36     Vice President of Worldwide Marketing

Michael Goodell               42     Vice President of Consulting and Services


     Dr. James W. Stigler has served as Chairman of the Board for Digital Lava since its inception in July 1995. He is currently a part-time employee of Digital Lava. Dr. Stigler is a professor, author and researcher in the fields of education, psychology and video research. Since 1991, Dr. Stigler has served as a Professor at the University of California, Los Angeles. From 1983 to 1991, Dr. Stigler served as an Associate Professor at the University of Chicago. Dr. Stigler holds an A.B. degree from Brown University, a Masters degree from the University of Pennsylvania and a Ph.D. from the University of Michigan. Dr. Stigler is the brother of Thomas Stigler.

     Joshua D.J. Sharfman has served as Chief Executive Officer and a Director of Digital Lava since May 1996. Upon completion of this offering, Mr. Sharfman will become President of Digital Lava. From 1994 to 1996, Mr. Sharfman served as Vice President of Research and Development at ParcPlace-Digitalk, Inc., a cross-platform object-oriented software firm. From 1993 to 1994, he operated his own software development consulting firm. From 1984 to 1993, Mr. Sharfman served as Executive Vice President of Research and Development at Dassault Systemes USA, a wholly owned subsidiary of Dassault Systemes SARL, and in a variety of marketing and development management functions at CADAM Inc., both of which are CAD/CAM software vendors. From 1981 to 1984, Mr. Sharfman served as Section Head of the Electro-Optical and Data Systems Group at Hughes Aircraft Company. Since 1980, Mr. Sharfman has also served as an Adjunct Professor of Engineering at the University of Southern California. Mr. Sharfman holds a B.S. degree from the University of California, Los Angeles and a M.S. degree from the University of Southern California.

     Thomas H. Stigler has served as Vice President, Sales and Business Strategy and a Director of Digital Lava since November 1995. From January to November 1995, Mr. Stigler served as an Account Executive at Sybase, Inc, a database software company. From January 1993 to January 1995, Mr. Stigler served as District Manager of the Gulf Coast Region for Hitachi Data Systems Corp. From December 1980 to January 1993, Mr. Stigler held several sales and management positions at IBM Corporation including Account Executive and Marketing Manager. Mr. Stigler holds a B.S. degree in Radio, TV and Film from

Northwestern University.  Mr. Stigler is the brother of Dr. James Stigler.


     Roger Berman has served as a Director of Digital Lava since its inception in July 1995. He is currently a part-time employee of Digital Lava. From July 1995 to December 1997, Mr. Berman was the President of Digital Lava. Prior to joining Digital Lava, Mr. Berman served as President of St. Eve International, Inc., an apparel company, from May 1992 to July 1995 and Sherne Lingerie, Inc. from January 1986 to December 1991. Mr. Berman holds a B.A degree from Hamilton College and an MBA from New York University.

     Gerald Porter has served as a Director of Digital Lava since January 1996. Mr. Porter has been a consultant in the software services industry since 1995. From 1989 to 1995, Mr. Porter served as President of Systems and Computer Technology Corp., a software development company. Prior to 1989, Mr. Porter held several senior positions in the banking industry, including Senior Vice President at Bank of America and Chief Operating Officer at American Security Bank. Mr. Porter holds a B.A. degree from Edinboro University in Pennsylvania.

     Danny Gampe has served as Chief Financial Officer of Digital Lava since January 1998. From 1997 to January 1998, Mr. Gampe served as Vice President of Finance and Administration for eShare Technologies, an Internet software development firm. From 1992 to 1997, Mr. Gampe served as Chief Financial Officer of Robbins Research International, a seminar development company. From 1991 to 1992, Mr. Gampe served as Manager of Financial Planning & Analysis at Wahlco Environmental Systems, Inc. Mr. Gampe holds a B.A. degree from the University of California at Long Beach and an MBA from the University of Redlands. In addition, Mr. Gampe has been a Certified Management Accountant since 1993.

     Patricia Bodner has served as Vice President of Marketing for Digital Lava since May 1997. From September 1995 to December 1996, Ms. Bodner served as Senior Vice President of Marketing for Inscape, a joint-venture between Warner Music Group, HBO and Nash New Media. From November 1994 to August 1995, Ms. Bodner served as Vice President of Marketing for BMG Video, a division of BMG Entertainment of North America. From November 1991 to November 1994, Ms. Bodner served as Vice President of Marketing at New Line Home Video, a division of Time Warner Inc. From September 1986 to November 1991, Ms. Bodner served as National Sales Promotion Manager at Warner Home Video, a division of Time Warner Inc. Ms. Bodner holds a B.A. degree from the University of Wisconsin-Madison.

     Michael Goodell has served as Vice President of Consulting and Services for Digital Lava since October 1997. From June 1979 to September 1997, Mr. Goodell held several positions at IBM Corporation, including Principal of Consulting, Manager of Industry Marketing, Marketing Manager and Senior Sales Representative. Mr. Goodell holds a B.S. and a M.S. degree from Rice University.


Directors' Compensation


     Digital Lava's Directors who are not full-time employees of Digital Lava receive $1,000 for attendance at each meeting of the Board of Directors or any committee thereof and will be reimbursed for their out-of-pocket expenses in connection with their attendance. No directors' fees have been paid to date.


Committees of the Board


     Upon completion of this offering, the Board of Directors will have two standing committees: the Audit Committee and the Compensation Committee. The Audit Committee will review with Digital Lava's independent public accountants the scope and adequacy of the audit to be performed by such independent public accountants, the accounting practices, procedures and policies of Digital Lava, and all related party transactions. The Compensation Committee will recommend to the Board the compensation to be paid to officers and directors, administer Digital Lava's Stock Option Plan and approve the grant of options under the stock option plan. Digital Lava currently has only one disinterested director on its Board of Directors. At least two disinterested directors will be added to the Board of Directors following the completion of this offering and both committees will be comprised of at least two disinterested directors.

Executive Compensation


     Summary Compensation. The following table sets forth the total compensation paid during 1997 to Digital Lava's Chief Executive Officer and one other executive officer whose 1997 compensation exceeded $100,000.


                                                   Annual Compensation         Long Term Compensation Awards
                                              ----------------------------     -----------------------------
                                                                                 Securities
Name and                                                                          Underlying    All Other
Principal Position                            Salary ($)         Bonus ($)       Options (#)   Compensation
------------------                            ----------         ---------       -----------   ------------
Joshua Sharfman
Chief Executive Officer..................       190,000              --              --            --

Thomas Stigler
Vice President, Sales/Business Strategy..       177,501              --              --            --


     No options were granted in 1997 to either of the officers named in the above table. Such officers held no stock options as of December 31, 1997 and currently hold no stock options. Pursuant to their employment agreements, each of the above-named officers will receive options to purchase 40,000 shares of common stock following the completion of this offering.


Employment Agreements


     Digital Lava has entered into an employment agreement with Joshua Sharfman, Chief Executive Officer, and President, upon completion of this offering, of Digital Lava, which will commence on the closing date of the offering and expire on the second anniversary of such date. Pursuant to the terms of the employment agreement, Mr. Sharfman will receive an annual base salary of $230,000, 40,000 stock options exercisable at the initial public offering price per share, and a one-time cash bonus of $60,000. Mr. Sharfman will be eligible to receive additional stock options, bonuses and a higher salary at the discretion of the Board of Directors. In addition, the employment agreement provides that Mr. Sharfman will receive a severance payment equal to his annual salary if he is terminated without cause or required to perform a material portion of his services at a location more than 25 miles from Digital Lava's current location in Los Angeles, California, and a severance payment equal to eight months' pay, or pay through the end of the term if less than eight months, if he elects to resign after the appointment of an executive officer senior in position or responsibility to him or designation of another person as the President or Chief Executive Officer of Digital Lava. A state court may determine not to enforce, or only partially enforce, certain provisions of the agreement.

     Digital Lava has entered into an employment agreement with Thomas Stigler, Vice President of Sales and Business Strategy of Digital Lava, which will commence on the closing date of the offering and expire on the second anniversary of such date. Pursuant to the terms of the employment agreement, Mr. Stigler will receive an annual base salary of $230,000, 40,000 stock options exercisable at the initial public offering price per share, and a one-time cash bonus of $60,000. Mr. Stigler will be eligible to receive additional stock options, bonuses and a higher salary at the discretion of the Board of Directors. In addition, the employment agreement provides that Mr. Stigler will receive a severance payment equal to his annual salary if he is terminated without cause or required to perform a material portion of his services at a location more than 25 miles from Digital Lava's current location in Los Angeles, California, and a severance payment equal to eight months' pay, or pay through the end of the term if less than eight months, if he elects to resign after the appointment of an executive officer in charge of sales and marketing or designation of another person as Vice President of Sales and Business Strategy of Digital Lava. A state court may determine not to enforce, or only partially enforce, certain provisions of the agreement.

Indemnification of Directors and Officers and Related Matters


     The Amended and Restated Certificate of Incorporation (the "Certificate") of Digital Lava provides that, to the fullest extent permitted by applicable law, as amended from time to time, Digital Lava will indemnify any person who was or is a party or is threatened to be made a party to an action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was director, officer, employee or agent of Digital Lava or serves or served any other enterprise at the request of Digital Lava.

     In addition, the Certificate provides that a director of Digital Lava shall not be personally liable to Digital Lava or its stockholders for monetary damages for breach of the director's fiduciary duty. However, the Certificate does not eliminate or limit the liability of a director for any of the following reasons: (a) a breach of the director's duty of loyalty to Digital Lava or its stockholders; (b) acts or omissions not in good faith or that involve intentional misconduct or knowing violation of law; (c) a transaction from which the director derived an improper personal benefit; or (d) for unlawful payments of dividends or unlawful stock redemptions or repurchases.

     Digital Lava will purchase and maintain Directors' and Officers' Insurance as soon as the Board of Directors determines practicable, in amounts which they consider appropriate, insuring the directors against any liability arising out of the director's status as a director of Digital Lava regardless of whether Digital Lava has the power to indemnify the director against such liability under applicable law.

     Digital Lava has been advised that it is the position of the Commission that insofar as the foregoing provisions may be invoked to disclaim liability for damages arising under the Securities Act, such provisions are against public policy as expressed in the Securities Act and are, therefore, unenforceable.


1996 Incentive and Non-Qualified Stock Option Plan


     The Board of Directors has adopted Digital Lava's 1996 Incentive and Non-Qualified Stock Option Plan (the "Plan"). The Plan provides for the grant of incentive stock options to employees, including employee directors, and non-qualified stock options to employees, directors and consultants. A total of 250,000 shares of common stock have been reserved for issuance under the Plan.

     Upon the completion of this offering, 139,622 options will be outstanding under the Plan at a weighted average exercise price per share of $7.58, assuming an initial public offering price of $7.50 per share. All of such outstanding options will be fully vested and exercisable. The plan is administered by the Board of Directors and, following the completion of the offering, the Compensation Committee thereof. Options granted under the plan will vest as determined by the Compensation Committee, and may accelerate and become fully vested in the event of an acquisition of Digital Lava if so determined. The exercise of options granted under the Plan will be as determined by the Compensation Committee, although the exercise price of incentive stock options must be at least equal to the fair market value of the common stock on the date of grant. The Board of Directors may amend or modify the Plan at any time. The Plan will terminate in 2006 unless terminated earlier by the Board of Directors.

                              CERTAIN TRANSACTIONS


     The law firm of Ehrenreich Eilenberg Krause & Zivian LLP ("EEKZ LLP") has performed legal services for Digital Lava in connection with this offering and may perform legal services for Digital Lava following this offering. In 1996 and 1997, Digital Lava issued to Eilenberg & Zivian, an affiliate of EEKZ LLP, warrants to purchase an aggregate of 23,212 shares of common stock at an exercise price of $6.46. Eilenberg & Zivian is also the owner of 9,334 shares of common stock which it received from Digital Lava in exchange for services in 1995. Pursuant to an agreement dated as of December 1, 1997, and amended and restated as of May 1, 1998, E&Z Investments, an affiliate of EEKZ LLP, has currently exercisable options to purchase an aggregate of 16,420 shares of common stock at an exercise price of $.91 per share from Messrs. James Stigler and Berman. E&Z Investments also has currently exercisable options, assigned to it by Judson Cooper, to purchase an aggregate of 8,207 shares of common stock from Messrs. James Stigler, Thomas Stigler, Berman and Sharfman at an exercise price of $.91 per share.

     In January 1998, Digital Lava entered into a financial consulting agreement with Prism Ventures LLC ("Prism") pursuant to which Prism is to receive
$300,000, payable on the earlier of the consummation of this offering or December 31, 1998 for financial and strategic advisory consulting services. In 1997, Prism received $100,000 from Digital Lava for consulting services. Judson Cooper is a member of Prism.

     Pursuant to an agreement dated as of January 31, 1997, and amended and restated as of May 1, 1998, Judson Cooper was granted currently exercisable options to purchase an aggregate of 159,522 shares of common stock from Messrs. James Stigler, Thomas Stigler, Berman and Sharfman at an exercise price of $0.91. Of such options, Mr. Cooper assigned options to purchase 8,207 shares to E&Z Investments.

     Digital Lava has entered into a consulting agreement with Roger Berman pursuant to which Mr. Berman has agreed to provide Digital Lava with certain financial, operational and strategic development services, including financing and credit strategies, cash management and human resources. The agreement has a term of two years and begins on the closing date of this offering. Mr. Berman will receive $60,000 upon the closing of this offering and an annual fee of $60,000. Mr. Berman is currently a part-time employee and a Director of Digital Lava. At the closing of this offering, he will cease to be an employee of Digital Lava.

     Digital Lava has entered into a consulting agreement with James Stigler pursuant to which Dr. Stigler has agreed to provide certain consulting services to Digital Lava, including development, financial and strategic advisory services. The agreement has a term of two years and begins on the closing date of this offering. Dr. Stigler will receive $40,000 upon the closing of this offering and an annual fee of $24,000. Dr. Stigler is currently a part-time employee and Chairman of the Board of Directors of Digital Lava. At the closing of this offering, he will cease to be an employee of Digital Lava.

     Digital Lava issued a $20,000 promissory note to James Stigler in October 1998. The note bears interest at 12% per annum and is payable in October 1999.

     In December 1998, Digital Lava issued a $300,000 promissory note to Henry Stigler, father of James and Thomas Stigler. The note bears interest at 12% per annum and will be paid at the closing of this offering. Mr. Stigler also received warrants to purchase 150,000 shares of common stock at 130% of the initial public offering per share.

     Each of the transactions described above were ratified by Digital Lava's entire Board of Directors, a majority of whom did not have an interest in such transactions. Digital Lava believes that the terms of the transactions described above were no less favorable to the company than could have been obtained from unaffiliated third parties. Digital Lava has adopted a policy, effective following the consummation of this offering, that all future transactions between it and its officers, directors and affiliates must (i) be approved by a majority of those members of the Board of Directors that are not parties, directly or indirectly through affiliates, to such transactions and (ii) be on terms no less favorable to Digital Lava than could be obtained from unrelated third parties.


                             PRINCIPAL STOCKHOLDERS


     The following table sets forth certain information regarding the beneficial ownership of the common stock, as of September 30, 1998 by (a) each person known by Digital Lava to be the beneficial owner of more than 5% of the outstanding shares of common stock, (b) each director and executive officer of Digital Lava and (c) all executive officers and directors of Digital Lava as a group.

                                                                               Percentage of Common Stock
                                                             Shares               Beneficially Owned
                                                         of Common Stock        -----------------------
Name and Address of Beneficial                            Beneficially           Before          After
Owner (1)                                                  Owned (2)            Offering       Offering
---------                                                  ---------            --------       --------
Dr. James W. Stigler..............................         299,105(3)           15.0%           6.8%
Thomas H. Stigler.................................         239,403(4)           11.8%           5.4%
Roger Berman......................................         199,403(5)           10.0%           4.5%
Judson Cooper.....................................         151,315(6)            7.6%           3.4%
Joshua D.J. Sharfman..............................         139,702(7)            6.9%           3.1%
Gerald Porter.....................................          83,330(8)            4.2%           1.9%
Kenneth Mendoza...................................             99,702            5.0%           2.3%
Michael Goodell...................................          16,414(9)              *              *
Patricia Bodner...................................          7,660(10)              *              *
Danny Gampe.......................................          5,472(11)              *              *
All Executive Officers and Directors as...........        990,489(12)           47.0%          22.0%
a Group (8 persons)


----------
*    less than 1%

(1) Unless otherwise indicated, the address of each beneficial owner is 10850 Wilshire Boulevard, Suite 1260, Los Angeles, CA 90024.


(2) Beneficial ownership has been determined in accordance with the rules of the Securities and Exchange Commission and includes voting or investment power with respect to shares. Except as indicated by footnote, and subject to community property laws, the persons named in the table above have sole voting and investment power with respect to the number of shares indicated as beneficially owned by them. The number of shares of common stock outstanding used in calculating the percentage ownership for each listed person includes the shares of common stock underlying options or warrants held by such person and exercisable within 60 days of September 30, 1998 but excludes shares of common stock underlying options or warrants held by any other person. Percentage of beneficial ownership is based on 1,996,092 shares of common stock outstanding pro forma as of September 30, 1998 and 4,396,092 shares of common stock outstanding after completion of the offering.

(3) Includes an aggregate of 68,030 shares which are subject to currently exercisable options held by Judson Cooper and E&Z Investments ("EZ"), an affiliate of Ehrenreich Eilenberg Krause & Zivian LLP.

(4) Includes (a) 40,000 shares issuable upon the exercise of options which will become exercisable on the effective date of this offering and (b) 39,880 shares which are subject to currently exercisable options held by Judson Cooper.

(5) Includes an aggregate of 48,091 shares which are subject to currently exercisable options held by Judson Cooper and EZ.

(6) Consists of shares issuable upon the exercise of currently exercisable options to purchase shares of common stock from Messrs. James Stigler, Thomas Stigler, Berman and Sharfman at an exercise price of $0.91. Mr. Cooper's address is 181 Harbor Drive, Stamford, CT 06902.

(7) Includes (a) 40,000 shares issuable upon the exercise of options which will become exercisable on the effective date of this offering and (b) 19,941 shares which are subject to currently exercisable options held by Judson Cooper.


(8) Includes 3,330 shares issuable upon the exercise of options which will become exercisable on the effective date of this offering.


(9) Consists of 16,414 shares issuable upon the exercise of options which will become exercisable on the effective date of this offering.

(10) Consists of 7,660 shares issuable upon the exercise of options which will become exercisable on the effective date of this offering.

(11) Consists of 5,472 shares issuable upon the exercise of options which will become exercisable on the effective date of this offering.

(12) Includes an aggregate of 109,546 shares issuable upon the exercise of options which will become exercisable on the effective date of this offering.

                              SELLING STOCKHOLDERS


     The registration statement, of which this prospectus forms a part, also relates to the registration by Digital Lava, for the account of the selling stockholders, of an aggregate of 880,436 shares of common stock. The selling stockholders shares are not being underwritten by the representative in connection with this offering. The selling stockholders have agreed with Digital Lava and the representative not to directly or indirectly offer, sell, transfer or otherwise encumber or dispose of any of their common stock for a period of nine (9) months after the date of this prospectus. See "Shares Eligible for Future Sale" and "Underwriting."


     The sale of the selling stockholders shares by the selling stockholders may be effected from time to time in transactions, which may include block transactions by or for the account of the selling stockholders, in the over-the-counter market or in negotiated transactions, or through the writing of options on the selling stockholders shares, a combination of such methods of sale, or otherwise. Sales may be made at fixed prices which may be changed, at market prices prevailing at the time of sale, or at negotiated prices.

     The selling stockholders may effect such transactions by selling the selling stockholders shares directly to purchasers, through broker-dealers acting as agents for the selling stockholders, or to broker-dealers who may purchase shares as principals and thereafter sell the selling stockholders shares from time to time in the over-the-counter market, in negotiated transactions, or otherwise. Such broker-dealers, if any, may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchaser for whom such broker-dealers may act as agents or to whom they may sell as principals or both, which compensation as to a particular broker-dealer may be in excess of customary commissions.

     The selling stockholders and broker-dealers, if any, acting in connection with such sales, might be deemed to be "underwriters" within the meaning of
Section 2(11) of the Securities Act and any commission received by them and any profit upon the resale of such securities might be deemed to be underwriting discounts and commissions under the Securities Act.

     Sales of any shares of common stock by the selling stockholders may depress the price of the common stock in any market that may develop for the common stock.


     The following table sets forth certain information known to Digital Lava regarding beneficial ownership of Digital Lava's common stock by each of the selling stockholders as of September 30, 1998 and as adjusted to reflect the sale of shares offered pursuant to this prospectus. None of the selling stockholders has had any position with, held any office of, or had any other material relationship with Digital Lava.


                                              Shares Beneficially                      Shares Beneficially
                                                 Owned Prior to      Number of Shares      Owned After
Name of Beneficial Owner (1)                        Offering           Being Offered      Offering (2)
----------------------------                        --------           -------------      ------------
Richard Stone..............................           161,250              161,250                0
Navida, Inc................................           127,500              127,500                0

Dolphin Waves, Inc. .......................            60,000               60,000                0
Shahrokh Sedaghat..........................            47,875(3)            45,000            2,875

Shapour and Parvindokht....................            45,000               45,000                0
   Sedaghat
Theodore Friedman..........................            33,750               33,750                0
Eli Jacobsen...............................            30,000               30,000                0
David Stone................................            30,000               30,000                0
Glen Sutton III............................            30,000               30,000                0

Norman Veitzer.............................            30,000               30,000                0
Harold Wrobel..............................            30,000               30,000                0
Broadway Partners..........................            22,500               22,500                0
Christine Walley...........................            22,500               22,500                0
Sheila Sconiers............................            19,500               19,500                0

Stephanie Rubin............................            18,443(4)             7,500           10,943

John Hancock Global........................            16,667               16,667                0
    Technology Fund
Joseph Habert..............................            15,000               15,000                0
Georgia Schley.............................            15,000               15,000                0
Arthur Steinberg IRA.......................            15,000               15,000                0
R. Steinberg Pension Trust.................            15,000               15,000                0
Grace Terry................................            15,000               15,000                0
Walter Terry...............................            15,000               15,000                0

Eric Appell................................            10,975(5)             8,100            2,875

Ester Dusi.................................             7,500                7,500                0
John Glorieux..............................             7,500                7,500                0
Jerry Heymann..............................             7,500                7,500                0
Andreas Iseli..............................             7,500                7,500                0
Mitchell Steinberg.........................             7,500                7,500                0
Stephan Williams...........................             7,500                7,500                0
Lawrence Manus.............................             5,000                5,000                0
John Musinsky..............................             3,750                3,750                0
Michael Zylberman..........................             3,750                3,750                0
Frank Loccisano............................             3,334                3,334                0
Christopher Creamer........................             3,000                3,000                0
Chana Sasha Foundation.....................             1,667                1,667                0
R. Merrill Hunter..........................             1,667                1,667                0
Marc Roberts...............................             1,667                1,667                0
Robert Steinberg...........................             1,500                1,500                0
Keith Alliotts.............................               417                  417                0
Ryan Schinman..............................               417                  417                0

----------

(1) Digital Lava believes the persons named in the table above, based upon information furnished by such persons, have sole voting and investment power with respect to the number of shares beneficially owned by them.

(2)  Assumes that all shares of common stock being registered will be sold.

(3) Includes 2,875 shares issuable upon the exercise of currently exercisable warrants.

(4) Includes 10,943 shares issuable upon the exercise of currently exercisable warrants held by the Whitestone Group, an entity controlled by Ms. Rubin's husband. Ms. Rubin disclaims any beneficial ownership of any stock owned by the Whitestone Group.

(5) Includes 2,875 shares issuable upon the exercise of currently exercisable warrants.

                            DESCRIPTION OF SECURITIES


     The authorized capital stock of Digital Lava consists of 35,000,000 shares of common stock, $.0001 par value and 5,000,000 shares of preferred stock, $.0001 par value. Upon completion of the offering, there will be 4,396,092 shares of common stock issued and outstanding, no shares of preferred stock outstanding and 1,200,000 warrants issued and outstanding.


Recapitalization


     Immediately prior to the completion of this offering, Digital Lava will amend its Certificate of Incorporation to effect a 1 for 9.139 reverse stock split and complete a recapitalization of its authorized, issued and outstanding capital stock and debt. Prior to the reverse split and the recapitalization, Digital Lava will have outstanding: 1,201,960 shares of common stock; 809,565 shares of Series A preferred stock; 50,740 shares of Series B preferred stock; 8,500 shares of Series B-1 preferred stock; and 30,000 shares of Series C preferred stock. All of such preferred stock automatically converts to common stock upon an initial public offering of the common stock. In addition, prior to the recapitalization, Digital Lava will have outstanding an aggregate principal amount of $5,319,500 of promissory notes. An aggregate principal amount of $1,750,000 of such notes matured on November 20, 1998. All of the holders of such notes have agreed to extend the maturity date of their notes until the earlier of January 31, 1999 or the consummation of this offering. As of January 1, 1999, we were in default on the repayment of an additional aggregate principal amount of 3,019,500 of promissory notes. In connection with the recapitalization, (a) holders of an aggregate principal amount of $1,532,000, with the exception of a holder of a note in the amount of $12,500 who Digital Lava has not been able to reach due to the illness of such holder, of such notes agreed to extend the term of their notes to the earlier of the closing date of this offering or January 31, 1999 and convert one-half of the outstanding principal of their notes, the accrued interest on such notes and the warrants received in connection with the issuance of such notes into an aggregate of 456,600 shares of common stock; the remaining one-half of the principal amount of such notes will be paid at the closing of this offering; (b) holders of an aggregate principal amount of $187,500 of such notes agreed to extend the term of such notes to June 30, 1999; however, because the closing of this offering did not occur by December 31, 1998, the entire principal amount of such notes became due and payable on such date; such holders have agreed to waive such default and in consideration Digital Lava has agreed to pay the entire principal amount of such notes, and accrued interest, at the closing of this offering; (c) holders of an aggregate principal amount of $1,300,000 of such notes agreed to extend the term of their notes to the earlier of the closing date of this offering or January 31, 1999 and convert one-half of the outstanding principal of their notes, the accrued interest on such notes and the warrants received in connection with the issuance of such notes into an aggregate of 390,000 shares of common stock; the remaining one-half of the principal amount of such notes, and a success fee, will be paid at the closing of this offering; (d) 11,030 shares of common stock and an aggregate of 8,824 shares of Series A preferred stock held by certain officers and directors and an employee of Digital Lava will be canceled; (e) holders of outstanding warrants to acquire 107,689 shares of common stock agreed to convert such warrants into 30,836 shares of common stock; (f) holders of an aggregate of 3,000 shares of Series B-1 preferred stock agreed to exchange such shares for an aggregate of 3,600 shares of Series B preferred stock; and (g) Digital Lava will amend its Certificate of Incorporation to increase the conversion ratios of the Series B and C preferred stock from 10:1 to 20.3099:1 and 19.3702:1, respectively. As a result of such change in conversion ratios, Digital Lava will record a dividend of $690,469 to the holders of the Series B and C preferred stock. All information set forth below gives effect to the Amended and Restated Certificate of Incorporation to be filed immediately prior to the completion of this offering.


Common Stock


     Holders of common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Accordingly, holders of a majority of the shares of common stock entitled to vote in any election of directors may elect all of the directors standing for election. Holders of common stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of funds legally available therefor, subject to any preferential dividend rights of any outstanding preferred stock. Upon the liquidation, dissolution or winding up of

Digital Lava, the holders of common stock are entitled to receive ratably the net assets of Digital Lava available after the payment of all debts and other liabilities and subject to the prior rights of any outstanding preferred stock. Holders of common stock have no preemptive, subscription, redemption or conversion rights. The outstanding shares of common stock are, and the shares offered by Digital Lava in this offering will be, when issued and paid for, fully paid and nonassessable. The rights, preferences and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock which Digital Lava may designate and issue in the future.

Preferred Stock


     Upon the closing of this offering, the Board of Directors will have the authority, without further action by the stockholders, to issue up to 5,000,000 shares of preferred stock in one or more series and to fix the right, preferences, privileges and restrictions thereof, including dividend rights, dividend rates, conversion rights, voting rights, which may be greater or lessor than the voting rights of the common stock, rights and terms of redemption, liquidation preferences, sinking fund terms and the number of shares constituting any series or the designation of such series without any further vote or action by the stockholders. The issuance of such shares of preferred stock could adversely affect the voting power of holders of common stock and the likelihood that such holders will receive dividend payments and payments upon liquidation and could have the effect of delaying, deferring or preventing a change in control of Digital Lava. Digital Lava has no present plans to issue any additional shares of preferred stock.


Outstanding Warrants


     Immediately prior to the completion of the offering, warrants to purchase an aggregate of 666,408 shares of common stock at a weighted average exercise price of $8.813 per share will be outstanding. Of such warrants, warrants to purchase 371,408 will be exercisable immediately prior to the completion of the offering.


Registration Rights


     Holders of warrants to purchase an aggregate of 653,277 of common stock have certain registration rights with regard to the resale of the shares issuable upon exercise of such warrants. Additionally, holders of options to purchase an aggregate of 175,936 shares of common stock from certain of Digital Lava's founders have certain registration rights with regard to the resale of the shares underlying such options. Following the completion of this offering, such holders could require Digital Lava to register for resale the shares issuable upon exercise of such warrants and the shares underlying such options and such shares would then be freely tradeable, subject to the lock-up agreements such holders have entered into with Digital Lava and the representative. See "Shares Eligible for Future Sale."


Description of Warrants


     The following is a brief summary of certain provisions of the warrants but such summary does not purport to be complete and is qualified in all respects by reference to the actual text of the Warrant Agreement between Digital Lava and American Stock Transfer & Trust Company (the "Warrant Agent"), a copy of which has been filed as an exhibit to the registration statement of which this prospectus is a part.

     Exercise Price and Terms. Each warrant entitles the registered holder thereof to purchase, at any time commencing 12 months after date of this prospectus until 60 months after the date of this prospectus, one share of common stock at a price equal to 120% of the initial public offering price of the common stock per share, subject to adjustment in accordance with the anti-dilution and other provisions referred to below. Commencing months after the date of this prospectus, the warrants will be subject to redemption by Digital

Lava, in whole but not in part, at $.10 per warrant on 30 days' prior written notice, provided that the average closing sale price of the common stock as reported on the American Stock Exchange equals or exceeds 266% of the initial public offering price per share of the common stock for any 20 trading days within a period of 30 consecutive trading days ending on the fifth trading day prior to the date of notice of redemption. The holder of any warrant may exercise such warrant by surrendering the certificate representing the warrant to the Warrant Agent, with the subscription form thereon properly completed and executed, together with payment of the exercise price. No fractional shares will be issued upon the exercise of the warrants. The exercise price of the warrants bears no relationship to any objective criteria of value and should in no event be regarded as an indication of any future market price of the securities offered hereby.

     Adjustments. The exercise price of the warrants and the number of shares of common stock issuable upon the exercise of the warrants are subject to adjustment in certain events, including stock dividends, stock splits, combinations or reclassifications of the common stock.


     Transfer, Exchange and Exercise. The warrants are in registered form and may be presented to the Warrant Agent for transfer, exchange or exercise at any time on or prior to their expiration date sixty (60) months after the date of this prospectus, at which time the warrants will become wholly void and of no value. The warrants may not be exercised until 12 months after the date of this prospectus. If a market for the warrants develops, the holder may sell the warrants instead of exercising them. There can be no assurance, however, that a market for the warrants will develop or, if developed, will continue.

     Modification of Warrants. Digital Lava and the Warrant Agent may make such modifications to the warrants as they deem necessary and desirable that do not adversely affect the interests of the warrantholders.


Certain Charter and By-Law Provisions


     Certain provisions of Digital Lava's Certificate and Bylaws may have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, control of Digital Lava. Such provisions could limit the price certain investors might be willing to pay in the future for shares of Digital Lava's common stock. Certain of these provisions allow Digital Lava to issue preferred stock without stockholder approval and provide that special meetings of stockholders of Digital Lava may be called only by the President of Digital Lava, the Board of Directors or holders of not less than a majority of the votes entitled to be cast at the special meeting. These provisions may make it more difficult for stockholders to take certain corporate actions and could have the effect of delaying or preventing a change in control of Digital Lava.


Transfer Agent And Registrar

     The transfer agent and registrar for the common stock and the warrant agent for the warrants is American Stock Transfer & Trust Company, New York, New York.


                         SHARES ELIGIBLE FOR FUTURE SALE


     Prior to this offering, there has been no public market for Digital Lava's common stock. Future sales of substantial amounts of common stock in the public market or the availability of such shares for sale, could adversely affect the prevailing market price and the ability of Digital Lava to raise equity capital in the future.

     Upon completion of this offering, Digital Lava will have 4,396,092 shares of common stock outstanding, assuming no exercise of outstanding options and warrants or the underwriters' over-allotment option. After the offering, 3,280,436 of the 4,396,092 shares of common stock will be freely tradeable without restriction under the Securities Act, except for any shares purchased by an "affiliate" of Digital Lava, as that term is defined under the rules and regulations of the Securities Act, which will be subject to the resale limitations of Rule 144 under the Securities Act.


     The remaining 1,115,656 shares of common stock were issued by Digital Lava in private transactions in reliance upon one or more exemptions contained in the Securities Act, will be deemed "restricted securities" within the meaning of Rule 144 promulgated pursuant to the Securities Act and may be publicly sold only if registered under the Securities Act or sold pursuant to exemptions therefrom. Because all of such restricted shares will have been held for more than one year as of the date of this prospectus, all of such shares will be eligible for public sale beginning 90 days after the effective date of this prospectus in accordance with the requirements of Rule 144, as amended, subject to the lock-up agreements described below.

     In general, under Rule 144(e), as currently in effect, a stockholder, or stockholders whose shares are aggregated, including an affiliate, who has beneficially owned for at least one year shares of common stock that are treated as "restricted securities," would be entitled to sell publicly, within any three-month period, up to the greater of 1% of the then outstanding shares of common stock, 43,538 shares immediately after the completion of this offering, or the average weekly reported trading volume in the common stock during the four calendar weeks preceding the date on which notice of sale is given, provided certain requirements are satisfied. In addition, affiliates of Digital Lava must comply with additional requirements of Rule 144 in order to sell shares of common stock, including shares acquired by affiliates in this offering. Under Rule 144, a stockholder deemed not to have been an affiliate of Digital Lava at any time during the 90 days preceding a sale by him, and who has beneficially owned for at least two years shares of common stock that are treated as "restricted securities," would be entitled to sell those shares without regard to the foregoing requirements.

     Holders of warrants to purchase an aggregate of 653,277 shares of common stock have certain registration rights with regard to the resale of the shares issuable upon exercise of such warrants. Additionally, holders of options to purchase an aggregate of 175,936 shares of common stock from certain of Digital Lava's founders have certain registration rights with regard to the resale of the shares underlying such options. Following the completion of this offering, such holders could require Digital Lava to register for resale the shares issuable upon exercise of such warrants and the shares underlying such options and such shares would then be freely tradeable, subject to the lock-up agreements described below.

     Each officer and director of Digital Lava, all other holders of shares of common stock, and all holders of options and warrants to acquire shares of common stock have agreed not to, directly or indirectly, offer, sell, transfer, pledge, assign, hypothecate or otherwise encumber or dispose of any of Digital Lava's securities, whether or not presently owned, for a period of 12 months, or nine months in the case of the selling stockholders and six months in the case of holders of warrants to purchase 275,000 shares of common stock issued in connection with the December 1998 bridge financing, after the date of this prospectus, without the prior written consent of Digital Lava and the representative.

                                  UNDERWRITING


     The underwriters named below, for whom Dirks & Company, Inc. is acting as representative, have severally agreed, subject to the terms and conditions contained in the underwriting agreement to purchase from Digital Lava, and Digital Lava has agreed to sell to the underwriters on a firm commitment basis, the respective number of shares of common stock and redeemable common stock purchase warrants set forth opposite their names.

                                                                Number of
                                               Number of        Redeemable
                                                Shares         Common Stock
                                               of Common         Purchase
                     Underwriters                Stock           Warrants
                     ------------                ------          --------

    Dirks & Company, Inc.

                                                ---------         ---------
    Total....................................   2,400,000         1,200,000
                                                =========         =========

     Digital Lava has agreed to sell the common stock and the redeemable common stock purchase warrants to the underwriters on a "firm commitment" basis. Termination may only be based on events that result in a material impairment of the agreement to offer the securities for sale, as set forth in the section 10(a) of the underwriting agreement The underwriting agreement also provides that the obligations of the several underwriters are subject to the conditions precedent specified therein.

     The selling stockholders' shares are not being underwritten by the representative in connection with this offering. The sale of the selling stockholders shares by the selling stockholders may be effected from time to time in transactions, which may include block transactions by or for the account of the selling stockholders, in the over-the-counter market or in negotiated transactions, or through the writing of options on the selling stockholders shares, a combination of such methods of sale, or otherwise. Sales may be made at fixed prices which may be changed, at market prices prevailing at the time of sale, or at negotiated prices. See "Selling Stockholders."

     Digital Lava has been advised by the representative that it initially proposes to offer the common stock and the redeemable common stock purchase warrants to the public at the public offering price set forth on the cover page of this prospectus and may allow to certain dealers who are members of the National Association of Securities Dealers, Inc. ("NASD") concessions not in excess of $_______ per share of common stock and $_______ per redeemable common stock purchase warrant, of which amount a sum not in excess of $__________ per share of common stock and $______ per redeemable common stock purchase warrant may in turn be reallowed by such dealers to other dealers. After the initial distribution of the common stock and the redeemable common stock purchase warrants, the public offering price, concessions and reallowances may be changed. The representative has informed Digital Lava that it does not expect sales to discretionary accounts by the underwriters to exceed five percent of the common stock and warrants offered by Digital Lava hereby.

     Digital Lava has granted to the underwriters an option, exercisable within 45 days of the date of this prospectus, to purchase from Digital Lava at the offering price, less underwriting discounts and the non-accountable expense allowance, all or part of an additional 360,000 shares of common stock and/or 180,000 redeemable common stock purchase warrants on the same terms and conditions of the offering for the sole purpose of covering over-allotments, if any.

     Digital Lava has agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act. Digital Lava has agreed to pay to the representative a non-accountable expense allowance equal to three percent of the gross proceeds derived from the sale of the common stock and the redeemable common stock purchase warrants underwritten, $50,000 of which has been paid to date.

     Each of Digital Lava's officers and directors, all other holders of shares of common stock, and all holders of options and warrants to acquire shares of common stock have agreed not to, directly or indirectly, offer, sell, transfer, pledge, assign, hypothecate or otherwise encumber or dispose of any of Digital Lava's securities, whether or not presently owned, for a period of 12 months, or nine months in the case of the selling stockholders and six months in the case of holders of warrants to purchase 275,000 shares of common stock issued in connection with the December 1998 bridge financing, after the date of this prospectus, without the prior written consent of Digital Lava and the prior written consent of the representative. If at any time commencing 180 days after the date of this prospectus, the closing sale or bid price of the common stock is greater than 150% of the initial public offering price of the common stock offered hereby for a period of five (5) consecutive trading days, the representative will, upon request, release any securities subject to a lock-up agreement specified above. An appropriate legend shall be marked on the face of certificates representing all such securities. In addition, Digital Lava has agreed not to sell or offer for sale any of its securities for a period of six
(6) months from the date of this prospectus without the consent of the representative, except in connection with strategic transactions or mergers and acquisitions for which no consent is required.

     In connection with the offering, Digital Lava has agreed to issue and sell to the representative and/or its designees, at the closing of the proposed underwriting, for nominal consideration, five year representative's warrants to purchase 240,000 shares of common stock and/or 120,000 redeemable common stock purchase warrants. The representative's warrants are exercisable at any time during a period of four years commencing at the beginning of the second year after their issuance and sale at a price of 120% of the initial public offering price per share of common stock and 120% of the initial public offering price per redeemable common stock purchase warrant. The shares of common stock, warrants and shares of common stock underlying the warrants issuable upon exercise of the representative's warrants are identical to those offered to the public hereby. The representative's warrants contain anti-dilution provisions providing for adjustment of the number of securities issuable upon the exercise thereof under certain circumstances. The representative's warrants grant to the holders thereof and to the holders of the underlying common stock and warrants certain rights of registration of the common stock and warrants underlying the representative's warrants.

     Digital Lava has agreed to grant the representative a right of first refusal for a period of three (3) years after the effective date of the registration statement for any sale of securities made by Digital Lava or any future affiliates or subsidiaries.

     Digital Lava has also agreed to provide for a finder's fee to the representative if Digital Lava completes a merger, acquisition, joint venture or any other capital business transaction in which the representative introduces Digital Lava to the other party or parties, for a period of five years following the effective date of the registration statement, equal to 5% of the first $3,000,000 of consideration involved in such transaction, 4% of the next $3,000,000 of consideration, 3% of the next $2,000,000 of consideration, 2% of the next $2,000,000 of consideration and 1% of the excess, if any, over $10,000,000 of consideration.

     Digital Lava has agreed that for five (5) years from the effective date of the registration statement, the representative may designate one person for election to Digital Lava's Board of Directors (the "Designation Right"). In the event that the representative elects not to exercise the Designation Right, then it may designate one person to attend all meetings of Digital Lava's Board of Directors for a period of three years. Digital Lava has agreed to reimburse the representative's designee for all out-of-pocket expenses incurred in connection with the designee's attendance at meetings of the Board of Directors.

     In connection with this offering, certain underwriters and selling group members and their respective affiliates may engage in transactions that stabilize, maintain or otherwise affect the market prices of the common stock and warrants. Such transactions may include stabilization transactions effected in accordance with Rule 104 of Regulation M, pursuant to which such persons may bid for or purchase the common stock and/or warrants for the purpose of stabilizing their respective market prices. The underwriters also may create a short position for the account of the underwriters by selling more common stock and warrants in connection with the offering than they are committed to purchase from Digital Lava, and in such case may purchase common stock and warrants in the open market following completion of the offering to cover all or a portion of such short position. The underwriters may also cover all or a portion of such short position, up to 360,000 shares of common stock and 180,000 redeemable common stock purchase warrants, by exercising the over-allotment option referred to above. In addition, the representative may impose "penalty bids" under contractual arrangements with the underwriters whereby it may reclaim from an underwriter ( or dealer participating in the offering) for the account of other underwriters, the selling concession with respect to the common stock and warrants that are distributed in the offering but subsequently purchased for the account of the underwriters in the open market. Any of the transactions described in this paragraph may result in the maintenance of the prices of the common stock and warrants at a level above that which might otherwise prevail in the open market. None of the transactions described in this paragraph is required, and, if they are undertaken, they may be discontinued at any time.

     Prior to this offering, there has been no public market for the common stock or redeemable common stock purchase warrants. Accordingly, the initial public offering price of the common stock, the initial public offering price of the redeemable common stock purchase warrants and the terms of the redeemable common stock purchase warrants were determined by negotiation between Digital Lava and the representatives. Among the factors considered in determining such prices and terms, in addition to the prevailing market conditions, were the history of and the prospects for the industry in which Digital Lava competes, an assessment of Digital Lava's management, the prospects of Digital Lava, its capital structure and such other factors that were deemed relevant. The offering price does not necessarily bear any relationship to the assets, results of operations or net worth of Digital Lava.

     The expenses of the offering, other than underwriting discounts and commissions, are set forth below:

     SEC Registration Fee ................................         $ 11,867
     American Stock Exchange Listing Fee .................         $ 32,500
     NASD Filing Fee .....................................         $  4,768
     Accounting Fees and Expenses* .......................         $250,000
     Printing and Engraving* .............................         $100,000
     Legal Fees and Expenses* ............................         $350,000
     Blue Sky Fees and Expenses* .........................         $ 20,000
     Transfer Agent and Registrar Fees* ..................         $  5,000
     Miscellaneous Expenses* .............................         $ 25,865
                                                                   --------
     Total ...............................................         $800,000
                                                                   ========
--------
*   Estimated.

     Digital Lava will pay all expenses of the offering, including the expenses of registering the selling stockholders' shares.

     Dirks & Company, Inc., the representative of the underwriters, commenced operations in July 1997. Dirks & Company has co-managed only two public offerings of securities and participated as an underwriter in only three public offerings of securities. Accordingly, the representative has limited experience as a co-manager or underwriter of public offerings of securities. In addition, the representative is a relatively small firm and no assurance can be given that the representative will be able to participate as a market maker in the common stock or warrants. No assurance can be given that any broker-dealer will be a market maker in either of the common stock or the warrants.


     The foregoing is a summary of the principal terms of the agreements described above and does not purport to be complete. Reference is made to a copy of each such agreement which are filed as exhibits to the registration statement. See "Additional Information."

                                  LEGAL MATTERS


     The validity of the securities being offered by this prospectus will be passed upon for Digital Lava by Ehrenreich Eilenberg Krause & Zivian LLP , New York, New York. Such firm beneficially owns of 57,273 shares of common stock. Orrick, Herrington & Sutcliffe LLP, New York, New York, has acted as counsel to the underwriters in connection with this offering.

                                     EXPERTS

     The financial statements of Digital Lava Inc. as of December 31, 1997 and for the years ended December 31, 1997 and 1996 included in this prospectus have been so included in reliance on the report, which contains an explanatory paragraph relating to Digital Lava's ability to continue as a going concern as described in note 2 to such financial statements, of PricewaterhouseCoopers LLP, independent accountants, given on the authority of such firm as experts in auditing and accounting.


                             ADDITIONAL INFORMATION


     Digital Lava has filed with the Securities and Exchange Commission (the "Commission") a registration statement on Form SB-2 (together with all amendments, exhibits, schedules and supplements thereto, the "Registration
Statement") under the Securities Act with respect to the securities offered hereby. This prospectus, which forms a part of the Registration Statement, does not contain all the information set forth in the Registration Statement, as permitted by the rules and regulations of the Commission. For further information with respect to Digital Lava and the securities offered hereby, reference is made to the Registration Statement. Statements contained in this prospectus as to the contents of any contract or other document that has been filed as an exhibit to the Registration Statement are qualified in their entirety by reference to such exhibits for a complete statement of their terms and conditions. The Registration Statement and other information may be read and copied at the Commission's Public Reference Room at 450 Fifth Street N.W., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. The Commission maintains a Web site at http://www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the Commission. Digital Lava's Web site can be accessed at www.digitallava.com.

     Upon effectiveness of the Registration Statement, Digital Lava will be subject to the reporting and other requirements of the Exchange Act and intends to furnish its shareholders annual reports containing financial statements audited by its independent auditors and to make available quarterly reports containing unaudited financial statements for each of the first three quarters of each year.

                                DIGITAL LAVA INC.

                          Index to Financial Statements

                                                                            Page
                                                                            ----


Report of Independent Accountants......................................     F-2
Balance Sheet..........................................................     F-3
Statement of Operations................................................     F-4
Statement of Stockholders' Deficit.....................................     F-5
Statement of Cash Flows................................................     F-6
Notes to Financial Statements..........................................     F-7

                        REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and
Stockholders of Digital Lava Inc.


The reverse stock split described in Note 12 to the financial statements has not been consummated at January 12, 1999. When it has been consummated, we will be in a position to furnish the following report:


     "In our opinion, the accompanying balance sheet and related statements of operations, of stockholders' deficit and of cash flows present fairly, in all material respects, the financial position of Digital Lava Inc. at December 31, 1997, and the results of its operations and its cash flows for the years ended December 31, 1996 and 1997 in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

     The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has suffered recurring losses and negative cash flows from operations, has deficits in working capital and stockholders' equity, and expects to incur future losses. These factors raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 2. The accompanying financial statements do not include any adjustments that might result from the outcome of this uncertainty."


PricewaterhouseCoopers LLP
New York, New York
July 31, 1998 except
   as to Note 12 which is as of
   January 12, 1999

                                DIGITAL LAVA INC.

                                  Balance Sheet

                                                                                                      Pro Forma
                                                                                                     September 30,
                                                                     December 31,    September 30,       1998
                                                                         1997            1998         (Note 13)
                                                                     ------------    ------------    ------------
                                                                                              (Unaudited)
                                Assets
Current Assets:
      Cash and cash equivalents ..................................   $    173,262    $     11,786    $     11,786
      Accounts receivable ........................................        167,112         183,952         183,952
      Other current assets .......................................         89,202          26,472          26,472
      Deferred offering costs ....................................             --         289,112         289,112
                                                                     ------------    ------------    ------------

          Total current assets ...................................        429,576         511,322         511,322
      Fixed assets, net ..........................................         94,137          75,075          75,075
      Other assets ...............................................          1,965          16,969          16,969
                                                                     ------------    ------------    ------------

                                                                     $    525,678    $    603,366    $    603,366
                                                                     ============    ============    ============

                 Liabilities and Stockholders' Deficit
Current liabilities:
      Accounts payable ...........................................   $    391,245    $    424,496    $    424,496
      Accrued interest ...........................................        239,439         874,176         468,472
      Accrued expenses ...........................................         60,151         511,328         511,328
      Notes payable, net of debt discount ........................      3,452,088       4,632,749       3,269,095
      Deferred revenue ...........................................             --         186,254         186,254
                                                                     ------------    ------------    ------------

          Total current liabilities ..............................      4,142,923       6,629,003       4,859,645
                                                                     ------------    ------------    ------------

Commitments and contingencies (Notes 11 and 12)
Stockholders' deficit:
      Convertible preferred stock - Series A, B, B-1
          and C, $.0001 par value; 5,000,000 shares authorized;
          98,349 shares issued and outstanding at
          December 31, 1997 and September 30, 1998, respectively;
          none issued and outstanding pro forma (liquidation
          preference of $1,626,965) ..............................              9               9              --
      Common stock, $0.0001 par value; 35,000,000 shares
          authorized; 131,524 shares issued and outstanding at
          December 31, 1997 and September  30, 1998, respectively;
          1,996,092 issued and outstanding pro forma .............             13              13             199
      Additional paid-in capital .................................      3,351,031       4,203,859      10,227,303
      Accumulated deficit ........................................     (6,968,298)    (10,229,518)    (14,483,781)
                                                                     ------------    ------------    ------------

          Total stockholders' deficit ............................     (3,617,245)     (6,025,637)     (4,256,279)
                                                                     ------------    ------------    ------------

                                                                     $    525,678    $    603,366    $    603,366
                                                                     ============    ============    ============


   The accompanying notes are an integral part of these financial statements.

                                DIGITAL LAVA INC.

                             Statement of Operations

                                                                                Nine Months Ended
                                               Year Ended December 31,            September 30,
                                             --------------------------    --------------------------
                                                1996            1997          1997           1998
                                             -----------    -----------    -----------    -----------
                                                                                  (Unaudited)
Revenues:
      Software licenses ..................   $        --    $   273,989    $   131,804    $   832,090
      Consulting and services ............            --        290,583        244,664        315,542
                                             -----------    -----------    -----------    -----------

          Total revenues .................            --        564,572        376,468      1,147,632
                                             -----------    -----------    -----------    -----------


Cost of revenues:
      Cost of software licenses ..........            --          1,968          1,059          7,708
      Cost of consulting and services ....            --        121,008        100,561        236,631
                                             -----------    -----------    -----------    -----------

          Total cost of revenues .........            --        122,976        101,620        244,339
                                             -----------    -----------    -----------    -----------

          Gross profit ...................            --        441,596        274,848        903,293
                                             -----------    -----------    -----------    -----------

Operating costs and expenses:
      Selling, general and administrative      1,522,757      3,316,961      2,337,115      2,773,240
      Research and development ...........       421,087        445,162        322,385        334,142
                                             -----------    -----------    -----------    -----------

          Total operating costs and
            expenses .....................     1,943,844      3,762,123      2,659,500      3,107,382
                                             -----------    -----------    -----------    -----------

          Loss from operations ...........    (1,943,844)    (3,320,527)    (2,384,652)    (2,204,089)
                                             -----------    -----------    -----------    -----------

Other income and expenses:
      Interest expense ...................      (450,563)      (924,842)      (762,517)    (1,057,131)
      Other income .......................         9,750             --             --             --
                                             -----------    -----------    -----------    -----------

          Total other income
            and expenses .................      (440,813)      (924,842)      (762,517)    (1,057,131)
                                             -----------    -----------    -----------    -----------

          Net loss .......................   $(2,384,657)   $(4,245,369)   $(3,147,169)   $(3,261,220)
                                             ===========    ===========    ===========    ===========


Basic and diluted loss per
      share (Note 2) .....................   $    (93.00)   $    (31.14)   $    (23.75)   $    (22.05)
                                             ===========    ===========    ===========    ===========

Weighed average common shares
      used in basic and diluted loss per
       share (Note 2) ....................        25,641        136,353        132,492        147,933
                                             ===========    ===========    ===========    ===========



   The accompanying notes are an integral part of these financial statements.

                                DIGITAL LAVA INC.

                       Statement of Stockholders' Deficit

                                                                Series A          Series B         Series B-1           Series C
                                                              Convertible       Convertible        Convertible         Convertible
                                                            Preferred Stock   Preferred Stock    Preferred Stock     Preferred Stock
                                                            ---------------   ---------------  ------------------   ----------------
                                                            Shares   Amount   Shares   Amount   Shares    Amount    Shares   Amount
                                                            ------   ------   ------   ------   ------   --------   ------   -------
Balance, December 31, 1995 ..............................   88,584   $    9    1,772   $   --      602   $     --       --   $    --
  Issuance of convertible preferred stock for cash ......       --       --    2,471       --      328         --    2,462        --
  Issuance of convertible preferred stock warrants
    in conjunction with notes payable ...................       --       --       --       --       --         --       --        --
  Issuance of convertible preferred stock warrants
    for services ........................................       --       --       --       --       --         --       --        --
  Modification of outstanding convertible
    preferred stock warrants ............................       --       --       --       --       --         --       --        --
  Issuance of convertible preferred stock for services ..       --       --      383       --       --         --      821        --
  Issuance of convertible preferred stock in exchange for
    elimination of anti-dilution rights .................       --       --      926       --       --         --       --        --
  Issuance of common stock warrants in
    conjunction with notes payable ......................       --       --       --       --       --         --       --        --
  Issuance of common stock for services .................       --       --       --       --       --         --       --        --
  Net loss ..............................................       --       --       --       --       --         --       --        --
                                                            ------   ------   ------   ------   ------   --------   ------   -------

Balance, December 31, 1996 ..............................   88,584        9    5,552       --      930         --    3,283        --


  Issuance of common stock warrants in
    conjunction with notes payable ......................       --       --       --       --       --         --       --        --
  Issuance of common stock warrants for services ........       --       --       --       --       --                  --        --
  Modification of outstanding convertible
    preferred stock warrants ............................       --       --       --       --       --         --       --        --
  Modification of outstanding common stock warrants .....       --       --       --       --       --                  --        --
  Issuance of common stock for services .................       --       --       --       --       --         --       --        --
  Options issued by management and principal
    stockholders for services performed
    by consultants ......................................       --       --       --       --       --         --       --        --
  Issuance of common stock for elimination of
    anti-dilution rights ................................       --       --       --       --       --         --       --        --
  Net loss ..............................................       --       --       --       --       --         --       --        --
                                                            ------   ------   ------   ------   ------   --------   ------   -------

Balance, December 31, 1997 ..............................   88,584        9    5,552       --      930         --    3,283        --
Unaudited:
  Modification of outstanding convertible
    preferred stock warrants ............................       --       --       --       --       --         --       --        --
  Modification of outstanding common stock warrants .....       --       --       --       --       --                  --        --
  Issuance of common stock warrants for services ........       --       --       --       --       --                  --        --
  Issuance of common stock warrants in
    conjunction with notes payable ......................       --       --       --       --       --         --       --        --
  Modification of options issued by management
    and principal stockholders for services
    performed by consultants ............................       --       --       --       --       --         --       --        --
  Net loss
                                                            ------   ------   ------   ------   ------   --------   ------   -------

Balance, September 30, 1998 (unaudited) .................   88,584   $    9    5,552   $   --      930   $     --    3,283   $    --
                                                            ======   ======   ======   ======   ======   ========   ======   =======

                                                                 Common Stock           Additional
                                                         ---------------------------     Paid-In        Accumulated
                                                             Shares        Amount        Capital          Deficit         Total
                                                         ------------   ------------   ------------    ------------    ------------
Balance, December 31, 1995 ...........................             --   $         --   $    216,991    $   (338,272)   $   (121,272)
  Issuance of convertible preferred stock for cash ...             --             --        469,680              --         469,680
  Issuance of convertible preferred stock warrants
    in conjunction with notes payable ................             --             --        803,170              --         803,170
  Issuance of convertible preferred stock warrants
    for services .....................................             --             --         50,800              --          50,800
  Modification of outstanding convertible preferred
    stock warrants ...................................             --             --         35,000              --          35,000
  Issuance of convertible preferred stock for services             --             --        110,000              --         110,000
  Issuance of convertible preferred stock in exchange
    for elimination of anti-dilution rights ..........             --             --              1              --               1
  Issuance of common stock warrants in
    conjunction with notes payable ...................             --             --          2,500              --           2,500
  Issuance of common stock for services ..............        110,732             11        101,185              --         101,196
  Net loss ...........................................             --             --             --      (2,384,657)     (2,384,657)
                                                         ------------   ------------   ------------    ------------    ------------

Balance, December 31, 1996 ...........................        110,732             11      1,789,327      (2,722,929)       (933,582)


  Issuance of common stock warrants in
    conjunction with notes payable ...................             --             --        501,319              --         501,319
  Issuance of common stock warrants for services .....             --             --          5,100              --           5,100
  Modification of outstanding convertible preferred
    stock warrants ...................................             --             --        153,535              --         153,535
  Modification of outstanding common
    stock warrants ...................................             --             --         59,663              --          59,663
  Issuance of common stock for services ..............          4,378             --         10,000              --          10,000
  Options issued by management and principal
    stockholders for services performed
     by consultants ..................................             --             --        832,089              --         832,089
  Issuance of common stock for elimination of
    anti-dilution rights .............................         16,414              2             (2)             --              --
  Net loss ...........................................             --             --             --      (4,245,369)     (4,245,369)
                                                         ------------   ------------   ------------    ------------    ------------

Balance, December 31, 1997 ...........................        131,524             13      3,351,031      (6,968,298)     (3,617,245)
Unaudited:
  Modification of outstanding convertible preferred
    stock warrants ...................................             --             --         30,978              --          30,978
  Modification of outstanding common
    stock warrants ...................................             --             --         10,050              --          10,050
  Issuance of common stock warrants for services .....             --             --         49,981              --          49,981
  Issuance of common stock warrants in
    conjunction with notes payable ...................             --             --        415,419              --         415,419
  Modification of options issued by management
     and principal stockholders for services
     performed by consultants ........................             --             --        346,400              --         346,400
  Net loss ...........................................             --             --             --      (3,261,220)     (3,261,220)
                                                         ------------   ------------   ------------    ------------    ------------

Balance, September 30, 1998 (unaudited) ..............        131,524   $         13   $  4,203,859    $(10,229,518)   $ (6,025,637)
                                                         ============   ============   ============    ============    ============

   The accompanying notes are an integral part of these financial statements.

                                DIGITAL LAVA INC.

                             Statement of Cash Flows

                                                                                                              Nine Months
                                                                   Year Ended December 31,                 Ended September 30,
                                                               ------------------------------        ------------------------------
                                                                  1996                1997              1997               1998
                                                               -----------        -----------        -----------        -----------
                                                                                                               (Unaudited)
Cash flows from operating activities:
  Net loss .............................................       $(2,384,657)       $(4,245,369)       $(3,147,169)       $(3,261,220)
  Adjustments to reconcile net income
    to net cash provided by (used in)
    operating activities:
      Deferred revenues ................................                --                 --                 --            186,254
      Depreciation and amortization ....................            31,891            104,890             48,453            147,526
      Amortization of debt discount ....................           396,368            716,433            617,608            544,905
      Compensation from grant of
        non-employee stock options
         and warrants ..................................           261,996            866,589            789,055            396,381
    Changes in assets and liabilities
      affecting operating cash flows:
        Accounts receivables ...........................                --           (167,112)           (72,426)           (16,840)
        Other assets ...................................                --             (3,406)                --            (14,543)
        Accounts payable ...............................            12,006            334,601             79,254             33,251
        Accrued interest ...............................            57,279             15,411            118,638            634,737
        Accrued expenses ...............................           (39,845)           182,160            (16,823)           451,177
                                                               -----------        -----------        -----------        -----------

Net cash used in operating activities ..................        (1,664,962)        (2,195,803)        (1,583,410)          (898,372)
                                                               -----------        -----------        -----------        -----------

Cash flows used in investing activities:
  Acquisition of fixed assets ..........................          (105,519)           (55,620)           (54,185)           (23,992)
  Deferred offering costs ..............................                --                 --                 --           (289,112)
                                                               -----------        -----------        -----------        -----------

Net cash used in investing activities ..................          (105,519)           (55,620)           (54,185)          (313,104)
                                                               -----------        -----------        -----------        -----------



Cash flows from financing activities:
  Proceeds from notes payable ..........................         1,300,000          2,869,500          2,169,500          1,050,000
  Repayment of notes payable ...........................                --           (450,000)          (450,000)                --
  Proceeds from issuance of preferred stock ............           469,680                 --                 --                 --
                                                               -----------        -----------        -----------        -----------

Net cash provided by financing activities ..............         1,769,680          2,419,500          1,719,500          1,050,000
                                                               -----------        -----------        -----------        -----------

Net increase (decrease) in cash and cash
  equivalents ..........................................              (801)           168,077             81,905           (161,476)
Cash and cash equivalents at beginning of
  period ...............................................             5,986              5,185              5,185            173,262
                                                               -----------        -----------        -----------        -----------

Cash and cash equivalents at end of period .............       $     5,185        $   173,262        $    87,090        $    11,786
                                                               ===========        ===========        ===========        ===========


   The accompanying notes are an integral part of these financial statements.

                                DIGITAL LAVA INC.

                          Notes to Financial Statements

1.   Nature of Business and Reorganization

     Nature of Business

     Digital Lava Inc. (the "Company") develops and markets video publishing software applications for corporate training, communications, distance learning, research and other applications. The Company's technology allows users to organize and manage video content, link video to other types of files and publish video with all of the linked information on CD-ROM or DVD, corporate intranets or the public Internet.

     Reorganization

     The Company originally operated as LAVA L.L.C., a New Jersey limited liability company (the "LLC") which was formed in July 1995. Pursuant to a Merger Agreement dated November 26, 1996 by and among Digital Lava Inc., a Delaware Corporation formed in June 1996 specifically for the purpose of this merger, and the LLC, the ownership interests in the LLC were exchanged for shares of series A, B, B-1 and C convertible preferred stock of Digital Lava Inc. (hereinafter all references to the Company refer to Digital Lava Inc. and its predecessor, the LLC). The accompanying financial statements and footnotes reflect the reorganization for all periods presented.

2.   Summary of Significant Accounting Policies

     Basis of presentation


     The accompanying financial statements have been prepared assuming the Company will continue as a going concern. Since inception, the Company has suffered recurring losses and negative cash flows from operations, has deficits in working capital and stockholders' equity, and expects to incur future losses. These conditions raise substantial doubt about the Company's ability to continue as a going concern. The Company's ability to continue as a going concern is dependent upon its ability to generate sufficient cash flow to meet its obligations as they come due. In this regard, management has implemented a plan to raise additional equity financing through an initial public offering of its common stock ("IPO") and believes that such financing, together with existing cash balances and other sources of liquidity (i.e., debt, equity, etc), will be sufficient to meet its cash needs for at least the next 12 months. The accompanying financial statements do not include any adjustments relating to the recoverability of the carrying amount of recorded assets or the amount of liabilities that might result from the outcome of these uncertainties.


     Unaudited interim information


     The information presented as of September 30, 1998, and for the nine month periods ended September 30, 1997 and 1998, has not been audited. In the opinion of management, the unaudited interim financial statements include all adjustments, consisting only of normal recurring adjustments, necessary to present fairly the Company's financial position as of September 30, 1998, and the results of its operations and its cash flows for the nine months ended September 30, 1997 and 1998, and the stockholders deficit for the nine months ended September 30, 1998.


     Use of estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires the management of the Company to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

                                DIGITAL LAVA INC.

                          Notes to Financial Statements


     Cash equivalents

     The Company considers all highly liquid investments purchased with an initial maturity of 90 days or less to be cash equivalents and investments with original maturities of greater than 90 days to be short-term investments.

     Fair value of financial instruments

     All current assets and liabilities are carried at cost, which approximates fair value because of the short maturity of those instruments.

     Concentration of risk

     Financial instruments which potentially subject the Company to concentration of credit risk consists primarily of accounts receivable. The company maintains an allowance for uncollectible accounts receivable based upon expected collectibility and generally does not require collateral. At December 31, 1997, no allowance for uncollectible accounts was deemed necessary by management. For the year ended December 31, 1997, one customer accounted for approximately 43% of the Company's total net revenues.

     Property and equipment

     Property and equipment comprised of computer and office equipment and is stated at cost, less accumulated depreciation of $67,002 at December 31, 1997. Depreciation is calculated using the straight-line method over the estimated useful lives of the assets, generally 3 to 7 years. Maintenance and repair expenses are charged to operations as incurred.


     Deferred offering costs

     In connection with the Company's proposed IPO, the Company has incurred certain costs which have been deferred. In the event the proposed IPO is not consummated, the deferred offering costs will be expensed.


     Revenue recognition

     Revenues from the licensing of the Company's software products are recognized upon shipment to the customer, pursuant to an executed software licensing agreement when no significant vendor obligations exist and collection is probable. If acceptance by the customer is required, revenue is recognized upon customer acceptance. Consulting and service revenues consist of short-term professional service contracts, such as system development, consulting and video encoding and capsule creation, are deferred until significant contractual obligations have been fulfilled. Costs associated with professional service contracts, such as salaries and materials, are deferred until the related revenue is recognized.

     Software development costs

     Development costs incurred in the research and development of new software products and enhancements to existing software products are expensed as incurred until technological feasibility has been established. After technological feasibility is established, any additional costs would be capitalized. Through December 31, 1997, software development has been substantially completed concurrently with the establishment of technological feasibility and, accordingly, no costs have been capitalized.

                                DIGITAL LAVA INC.

                          Notes to Financial Statements


     Income taxes

     Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. A valuation allowance is provided if it is more likely than not that some or all of the deferred tax asset will not be realized.

     Prior to November 1996, the Company operated as a limited liability company that was treated as a partnership for federal and state income tax purposes. As a result, all federal and state tax matters for the Company prior to November 1996 are the responsibility of the members. There are no pro forma income taxes presented for the period from January 1, 1996 to November 1996 as the Company incurred losses for both book and tax purposes.

     Stock based compensation

     As permitted by SFAS No. 123, Accounting for Stock-Based Compensation, the Company accounts for its stock-based compensation arrangements pursuant to APB Opinion No. 25, Accounting for Stock Issued to Employees. In accordance with the provisions of SFAS No. 123, the Company discloses the pro forma effects of accounting for these arrangements using the minimum value method to determine fair value.

     Loss per share

     Basic earnings per share ("Basic EPS") is computed by dividing net loss available to common stockholders by the weighted average number of common shares outstanding during the period. Diluted earnings per share ("Diluted EPS") gives effect to all dilutive potential common shares outstanding during a period. In computing Diluted EPS, the treasury stock method is used in determining the number of shares assumed to be purchased from the conversion of common stock equivalents. Pursuant to Securities and Exchange Commission Staff Accounting Bulletin No. 98, common stock and convertible preferred stock issued for nominal consideration prior to the anticipated effective date of the initial public offering ("IPO"), are included in the calculation of basic and diluted net loss per share as if they were outstanding for all periods presented.

     Net loss per share for the years ended December 31, 1996 and 1997 does not include the effect of 98,349 (983,490 on an as-if converted basis) shares of convertible preferred stock outstanding, 5,471 and 42,237, respectively, of stock options outstanding with a weighted average exercise price of $9.14 per share, 17,125 (171,250 on an as-if converted basis) warrants to purchase outstanding shares of a series A convertible preferred stock with exercise prices ranging from $38.84 to $182.78 per share, or 27,356 and 446,254 respectively, of warrants to purchase common stock with exercise prices ranging from $3.88 to $11.42 per share, because their effects are anti-dilutive.

     New accounting pronouncements

     Effective January 1, 1998, the Company adopted the provisions of SFAS No. 130, Reporting Comprehensive Income ("SFAS 130"). SFAS No. 130 establishes standards for reporting comprehensive income, defined as all changes in equity from nonowner sources. Adoption of SFAS No. 130 did not have a material effect on the Company's financial position or results of operations.

                                DIGITAL LAVA INC.

                          Notes to Financial Statements


     Effective January 1, 1998, the Company adopted the provisions of SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information. SFAS No. 131 establishes standards for the way public enterprises report information about operating segments in annual financial statements and requires those enterprises to report selected information about operating segments in interim financial reports issued to stockholders. Adoption of SFAS No. 131 did not have a material effect on the Company's financial position or results of operations.

     Effective January 1, 1998, the Company adopted American Institute of Certified Public Accountants Statement of Position 97-2, Software Revenue Recognition (SOP 97-2). SOP 97-2 generally requires revenue earned on software arrangements involving multiple elements such as software products, upgrades, enhancements, post-contract customer support, installation and training to be allocated to each element based on the relative fair values of the elements. The adoption of SOP 97-2 did not have an effect on the Company's financial position or results of operations.

3.   Accrued Expenses

     Accrued expenses comprised the following:

                                                   December 31,  September 30,
                                                      1997           1998
                                                    --------       --------
     Accrued payroll ........................       $ 46,097       $131,315
     Other accrued liabilities ..............         14,054        380,013
                                                    --------       --------
                                                    $ 60,151       $511,328
                                                    ========       ========


4.   Related Party Transactions

     In January 1997, certain members of management and principal stockholders of the Company granted a consultant options to acquire up to 13,958 of their shares of series A convertible preferred stock and 19,941 of their shares of common stock in exchange for services provided to the Company. The options have an exercise price of $45.70 per share of series A convertible preferred stock and $4.57 per share of common stock. The Company has recorded the fair value of the options, in the amount of $754,554 as a contribution of capital by the stockholders and as general and administrative expense. As discussed in Note 12, these options were amended in May 1998.

     In December 1997, certain members of management and principal stockholders of the Company granted options to acquire 1,642 of their shares of series A convertible preferred stock to a consultant in exchange for certain legal and advisory services provided to the Company. The options have an exercise price of $45.70 per share. The Company has recorded the fair value of the options, in the amount of $77,535, as a contribution of capital by the stockholders and as general and administrative expense. As discussed in Note 12, these options were amended in May 1998.

     Since inception, the Company has received ongoing consulting and legal services from stockholders. Services rendered for years ended December 31, 1996 and 1997, amounted to $244,316 and $235,669, respectively, of which $153,475 is included in accounts payable at December 31, 1997.

                                DIGITAL LAVA INC.

                          Notes to Financial Statements


5.   Notes Payable

                                                December 31,  September 30,
                                                   1997           1998
                                                -----------    -----------



     Notes payable:
         Notes payable ......................   $ 2,117,500    $ 2,117,500
         Convertible notes payable ..........       902,000        902,000
         Secured convertible notes payable ..       700,000      1,750,000
                                                -----------    -----------

                                                  3,719,500      4,769,500
         Less: debt discount ................      (267,412)      (136,751)
                                                -----------    -----------

                                                $ 3,452,088    $ 4,632,749
                                                ===========    ===========

     Notes payable


     From March 1996 to July 1996, the Company issued an aggregate of $750,000 in unsecured promissory notes. The notes, as amended, bear interest at rates ranging from 9% to 12% per annum and are due and payable on the earlier of December 31, 1998 or upon the date the Company obtains financing in which gross proceeds exceed $3.5 million. In conjunction with the issuance of the notes, the holders were granted warrants to purchase 10,669 shares of series A convertible preferred stock at exercise prices ranging from $68.54 to $182.78 per share. The value of the warrants at the time of issuance of $535,400 was determined using the Black-Scholes model and amortized as interest expense over the initial term of the notes. In July 1996 and February and August 1997, in exchange for waiving the acceleration of the maturity date caused by the Company raising additional financing in excess of a specified amount and extending the maturity date of the notes until December 31, 1998, the exercise price of the warrants were reduced to prices ranging from $45.70 to $68.54. The total incremental difference between the value of the warrants before and after the modification of the terms, as determined using the Black-Scholes model, was $35,000 and $140,535 for the years ended December 31, 1996 and December 31, 1997, respectively, and is being amortized as interest expense over the remaining life of the debt. The warrants are exercisable at any time prior to dates ranging from March 2006 to July 2006. None of the warrants have been exercised as of September 30, 1998.

     In February and March 1997, the Company issued an aggregate of $200,000 in unsecured promissory notes. The notes, as amended, bear interest at 12% per annum and are due and payable on the earlier of December 31, 1998 or upon the date the Company obtains financing in which gross proceeds exceed $3.5 million. In conjunction with the issuance of the notes, the holders of the notes were granted warrants to purchase 23,101 shares of common stock at an exercise price of $6.85. The value of the warrants at the time of issuance of $18,156 was determined using the Black-Scholes model and was amortized as interest expense over the initial term of the notes. In August 1997, in exchange for waiving the acceleration of the maturity date of the notes caused by the Company raising additional financing in excess of a specified amount until December 31, 1998, the exercise price of the warrants was reduced to $4.57. The total incremental difference between the value of the warrants before and after the modification of the warrant terms, as determined using the Black-Scholes model, was $8,444 and is being amortized as interest expense over the remaining life of the notes. The warrants are exercisable at any time prior to March 2007. None of the warrants have been exercised as of September 30, 1998.


     In September 1996, the Company completed a private placement of 9 units to new investors, each consisting of a $50,000 senior promissory note which bears interest at 12% per annum and was due and payable on the earlier of April 3, 1997 or upon the date the Company obtains financing in which gross proceeds exceed $1.5 million.

                                DIGITAL LAVA INC.

                          Notes to Financial Statements



In addition, each unit included warrants to purchase 548 shares of series A convertible preferred stock at an exercise price of $114.24 per share. Proceeds received from the offering of $450,000 were repaid in April 1997. The value of the 4,932 warrants at the time of issuance of $258,970 was determined using the Black-Scholes model and was amortized as interest expense over the period the notes were outstanding. The warrants are exercisable at any time prior to September 2006. None of the warrants have been exercised as of September 30, 1998.

     During the period from December 1996 to February 1997, the Company completed a private placement of 7 units to existing investors, each consisting of a $50,000 senior promissory note which bears interest at 12% per annum and, through various amendments, is payable on the earlier of December 31, 1998 or upon the date the Company obtains financing in which gross proceeds exceed $2.0 million. In addition, each unit included warrants to purchase 5,472 shares of common stock at an exercise price of $11.42 per share. Proceeds from the offering totaled $350,000. The total value of the 38,304 warrants at the time of issuance of $8,500 was determined using the Black-Scholes model and was amortized as interest expense over the initial term of the notes. In August 1997, in exchange for the waiving the acceleration of the maturity date of the notes caused by the Company raising additional financing in excess of a specified amount until December 31, 1998, the exercise price of the warrants was reduced to $6.85. The incremental difference between the value of the warrants before and after the modification of the terms, as determined using the Black-Scholes model, was $16,800 and is being amortized as interest expense over the remaining life of the debt. The warrants are exercisable at any time prior to February 2007. None of the warrants have been exercised as of September 30, 1998.

     During the period from April 1997 to May 1997, the Company completed a private placement of 32.7 units to new investors, each consisting of a $25,000 senior promissory note, which bears interest at 6% per annum and, as amended, is due and payable on the earlier of (i) dates ranging from April 15 1998 to May 30, 1998 or (ii) upon the closing of an initial public offering. In addition, each unit included warrants to purchase 2,736 shares of common stock at an exercise price of $9.14 per share. Proceeds from the offering totaled $817,500. The value of the 89,467 warrants at the time of issuance of $58,043 was determined using the Black-Scholes model and was amortized as interest expense over the initial term of the notes. In October and November 1997, in exchange for extending the maturity date of the notes until December 31, 1998, the exercise price of the warrants was reduced to $8.23 per share. The incremental difference between the value of the warrants before and after the modification of the terms of the warrants, as determined using the Black-Scholes model, was $8,175 and was amortized as interest expense over the remaining life of the debt. The warrants are exercisable at any time prior to dates ranging from April 2003 to May 2005. None of the warrants have been exercised as of September 30, 1998. As of May 30, 1998, the Company was in default of the repayment terms of these notes. As described in Note 12, the Company renegotiated the terms for promissory notes with an aggregate principle amount of $630,000 and amended the notes for the remaining $187,500.


     Convertible notes payable

     During the period from June 1997 to July 1997, the Company completed a private placement of 36.08 units to new investors, each consisting of a $25,000 convertible promissory note which bears interest at 6% per annum and were due and payable on the earlier of (i) dates ranging from June 25, 1998 to July 28, 1998 or (ii) upon the closing of an initial public offering. In addition, each unit included warrants to purchase 2,736 shares of common stock at an exercise price of $8.86 per share. Proceeds from the offering totaled $902,000. Outstanding principal and accrued interest is mandatorily convertible upon the date the Company obtains financing in which gross proceeds exceed $3.5 million at a price equal to the price obtained in the equity offering. The value of the 98,715 warrants at the time of issuance of $114,554 was determined using the Black-Scholes model and was amortized as interest expense over the original maturity of the notes. In December 1997, in exchange for extending the

                                DIGITAL LAVA INC.

                          Notes to Financial Statements



maturity date of the notes, the exercise price of the warrants was reduced to $7.40 per share. The incremental difference between the value of the warrants before and after the modification of the terms of the warrants, as determined using the Black-Scholes model, was $19,844 and is being amortized as interest expense over the remaining life of the debt. The warrants are exercisable at any time prior to dates ranging from June to July 2005. None of the warrants have been exercised as of September 30, 1998. As of July 28, 1998, the Company was in default of the repayment terms of the notes and as such they are no longer convertible. As described in Note 12, the Company renegotiated the terms for promissory notes with an aggregate principle amount of $902,000.


     Secured convertible notes payable


     In November and December 1997, the Company completed a bridge financing of 70 units (the "Bridge Units") to investors, each consisting of a $10,000 secured convertible promissory note (the "Bridge Notes") which bears interest at 12% per annum plus a one time fee of 10% of the principal amount loaned ("10% Success Fee") payable upon the payment of the note which is due and payable on the earlier of (i) November 20, 1998, (ii) upon the closing of an initial public offering or (iii) upon the date the Company obtains financing in which gross proceeds exceed $5.0 million. In addition, each unit included warrants to purchase 1,164 shares of common stock at an exercise price of $8.68 per share. Proceeds from the offering totaled $700,000 as of December 31, 1997. Outstanding principal, accrued interest and the 10% Success Fee is convertible at each holder's option based on a $15 million valuation of the Company or at a price equal to the price obtained in a private placement of equity securities. The 10% Success Fee and the value of the 81,480 warrants granted at the time of issuance of $168,812 are being amortized as interest expense over the period the notes are outstanding. The warrants are exercisable at any time prior to February 2003. None of the warrants have been exercised as of September 30, 1998. As of November 20, 1998, the Company was in default on the repayment terms of the Bridge Notes. As described in Note 12, the Company entered into agreements with certain holders of the Bridge Notes to extend the due dates of their Bridge Notes.


     Finder warrants


     In September 1996, in connection with the September 1996 issuance of promissory notes, the Company issued warrants to purchase 438 shares of series A convertible preferred stock at exercise prices ranging from $114.24 to $182.78 per share as a finders fee. The value of the warrants granted of $8,800 was determined using the Black-Scholes model and was amortized as debt issuance costs over the period the notes were outstanding. The warrants are exercisable at any time prior to September 30, 2006. None of the warrants have been exercised as of September 30, 1998.

     In connection with the April 1997 to July 1997 private placements of promissory notes, the Company issued warrants to purchase 60,513 shares of common stock at exercise prices ranging form $8.86 to $11.42 per share as a finders fee. The value of the warrants granted of $79,005 was determined using the Black-Scholes model and was amortized as debt issuance costs over the original maturity date of the related notes. The warrants are exercisable at any time prior to dates ranging from February 2003 to July 2008. None of the warrants have been exercised as of September 30, 1998.


     In connection with the November and December 1997 bridge financing, the Company issued warrants to purchase 27,356 shares of common stock at an exercise price of $8.68 per share as a finders fee. The value of the warrants granted of $56,750 was determined using the Black-Scholes model and was amortized as debt issuance costs over the original maturity date of the related notes. The warrants are exercisable at any time prior to February 2003. None of the warrants have been exercised as of September 30, 1998.

                                DIGITAL LAVA INC.

                          Notes to Financial Statements


     Amortization of debt issue costs for the year ended December 31, 1996 and 1997 was $9,910 and $59,889, respectively, of which $91,167 of unamortized costs is included in other current assets at December 31, 1997.

6.   Convertible Preferred Stock

     Convertible preferred stock, $.0001 par value, consists of the following:

                                               Shares Issued    Liquidation
                                              and Outstanding    Preference
                                   Shares       December 31,    December 31,
     Series:                     Authorized         1997            1997
                                 ----------      ----------      ----------

     A                              966,065          88,584      $  809,565
     B                               50,740           5,552         507,400
     B-1                              8,500             930          85,000
     C                               30,000           3,283         225,000
     Undesignated                 3,944,695              --              --
                                 ----------      ----------      ----------

                                  5,000,000          98,349      $1,626,965
                                 ==========      ==========      ==========


     The Company has reserved 17,125 shares of series A preferred stock for the exercise of series A warrants issued.

     From August 1995 to June 1996, the Company sold 4,243, 930 and 2,462 shares of series B, B-1 and C convertible preferred stock, respectively, in a private placement raising gross proceeds of $686,599.

     During the year ended December 31, 1996, the Company issued 383 and 821 shares of series B and C convertible preferred stock, respectively, for services. The fair market value of the stock issued of $110,000 was recognized as general and administrative expense.

     Conversion and voting rights

     Each issued share of convertible preferred stock is convertible, in full and not in part, into ten shares of common stock, subject to certain adjustments, at the option of the holder and automatically converts upon the completion of an underwritten public offering. A total of 983,490 shares of common stock have been reserved for issuance in the event of the conversion of convertible preferred stock. Each share of preferred stock has a number of votes equal to the number of shares of common stock into which it is convertible.

     Dividends

     Each series of preferred stock issued is entitled to receive dividends when and if declared by the Board. The dividends are noncumulative and payable in preference to any dividends on common stock. As of December 31, 1997, the Company had not declared any dividends.

     Liquidation

     In the event of liquidation, the series C preferred shareholders are entitled to receive, prior to any distribution to any other shareholders, approximately $68.54 per share plus all declared and unpaid dividends. The series B and B-1 preferred shareholders are entitled to receive, after distribution to series C preferred shareholders and prior

                                DIGITAL LAVA INC.

                          Notes to Financial Statements


to any distribution to any other shareholders, approximately $91.39 per share plus all declared and unpaid dividends. The series A preferred shareholders are entitled to receive, after distribution to series C, B and B-1 preferred shareholders and prior to any distribution to any other shareholders, approximately $9.14 per share plus all declared and unpaid dividends. In addition, the series A preferred shareholders are entitled to share ratably with the holders of common stock in any remaining distribution.

     Anti-dilution

     Holders of series B, B-1 and C convertible preferred stock conversion prices are subject to anti-dilution protection for issuances by the Company of additional equity shares. In November 1996, in exchange for the issuance of 926 additional shares of series B convertible preferred stock, holders of the series B convertible preferred stock agreed to cancel their anti-dilution protection provision. Also, in August 1997, in exchange for the issuance of 16,414 shares of common stock and warrants to purchase 16,414 shares of common stock at an exercise price of $9.14 per share, the holder of the series C convertible preferred stock agreed to cancel the anti-dilution protection provision contained in the original agreement.

7.   Common Stock


     In November 1996, the Company issued 110,732 shares of common stock to an officer of the Company. The fair market value of common stock issued, based upon management's estimate, of $101,196 was recognized as compensation expense.

     In January and March 1997, the Company issued an aggregate of 4,378 shares of common stock in exchange for consulting services. The fair market value of the common stock at the time of issuance, based upon management's estimate, of $10,000 was recognized as general and administrative expense.


8.   Warrants


     In November 1996, in exchange for legal services provided, the Company issued warrants to purchase 1,095 shares of series A convertible preferred stock at an exercise price of $137.09 per share. The value of the warrants granted of $50,800 was determined using the Black-Scholes model and was recognized as general and administrative expense. In August 1997, in consideration for additional legal services performed, the strike price of the warrants were reduced to $68.54 per share. The incremental difference between the value of the warrants before and after the modification of $13,000 was recognized as general and administrative expense. The warrants are exercisable at any time prior to November 2006. None of the warrants have been exercised as of September 30, 1998.

     In January 1997, in exchange for legal services provided, the Company issued warrants to purchase 10,943 shares of common stock at an exercise price of $13.71 per share. The value of the warrants granted of $5,100 was determined using the Black-Scholes model and was recognized as general and administrative expense. In August 1997, in consideration for additional legal services performed, the strike price of the warrants were reduced to $6.85 per share. The incremental difference between the value of the warrants before and after the modification of $6,400 was recognized as general and administrative expense. The warrants are exercisable at any time prior to dates ranging from June to December 2003. None of the warrants have been exercised as of September 30, 1998.

                                DIGITAL LAVA INC.

                          Notes to Financial Statements


A number of the warrants granted to consultants and in connection with the debt offerings during 1996 and 1997 contain anti-dilution provisions requiring adjustment, if at a later date, securities are issued at prices below the respective warrants exercise price. The following table is a summary of the shares issuable upon exercise of warrants outstanding as of December 31, 1997 as adjusted for events which have triggered anti-dilution provisions contained in the respective warrant agreements:

                                                              Common    Exercise
                                                              Shares     Price
                                                             Issuable     Per
                                             Expiration       Upon       Common
     Issuance Date                              Date         Exercise    Share
                                           --------------    -------    --------
March 1996                                 March 2006         54,712    $ 4.5695
July 1996                                  July 2006          51,975      4.5695
September 1996                             September 2006     64,445     10.0282
September 1996                             September 2006      2,971     14.8088
November 1996                              November 2006      11,503      6.5198
December 1996                              February 2007      21,884      6.8543
January 1997                               January 2007       11,503      6.5198
February 1997                              February 2007      16,413      6.8543
February 1997                              March 2007         11,550      6.8543
March 1997                                 March 2007         11,550      6.8543
April 1997                                 April 2003         56,352      8.2251
May 1997                                   May 2003           33,100      8.2251
May 1997                                   May 2003           45,711     11.4238
June 1997                                  June 2005          43,890      7.4730
July 1997                                  July 2005          76,872      7.4730
August 1997                                February 2003      16,413      9.1390
November 1997                              February 2003      56,417      8.6172
December 1997                              February 2003      52,311      8.6172
                                                             -------    --------

Total shares and average exercise
    price                                                    639,572    $ 7.8098
                                                             =======    ========


9.   Employee Benefits

1996 stock option plan

     The Company's 1996 Stock Option Plan (the "1996 Option Plan") permits the grant of both "incentive stock options" designed to qualify under the Internal Revenue Code Section 422 and non-qualified stock options. Incentive stock options may only be granted to employees of the Company whereas non-qualified stock options may be granted to non-employees, directors and consultants. A total of 164,132 shares of Common Stock have been reserved for issuance under the 1996 Option Plan. Each option, once vested, allows the optionee the right to purchase one share of the Company's Common Stock. The Board of Directors determines the exercise price of the options; options granted to date generally vest ratably over four years and expire ten years from the date of grant. Compensation expense equal to the difference between the assumed fair value of the Company's Common Stock at the grant date and the exercise price of the options, if any, is recognized ratably over the vesting period.

                                DIGITAL LAVA INC.

                          Notes to Financial Statements


Stock option activity can be summarized as follows:

                                                         Options Outstanding
                                                     --------------------------
                                       Options                 Weighted Average
                                      Available       Shares    Exercise Price
                                      ---------       --------  ---------------

Balance at December 31, 1995
      Authorized                       164,132
      Granted                           (6,347)         6,347       $9.14
      Canceled                             876           (876)      $9.14
                                      --------        -------

Balance at December 31, 1996           158,661          5,471       $9.14
      Granted                          (41,690)        41,690       $9.14
      Canceled                           4,924         (4,924)      $9.14
                                      --------        -------

Balance at December 31, 1997           121,895         42,237       $9.14
                                      ========        =======

     At December 31, 1997, options to purchase 42,237 shares were exercisable of which 15,785 shares were vested. Options outstanding at December 31, 1997 have a weighted average remaining contractual life of 9.5 years and weighted average exercise price of $9.14. Options granted through December 31, 1997 were granted at exercise prices in excess of fair market value at grant date. The weighted average grant-date fair value of such options granted during the years ended December 31, 1996 and 1997 under the minimum value method was less than $.01 per share.

     In October 1997, the Company accelerated the vesting of options to purchase 2,462 shares of common stock, which were granted in March 1997, and granted additional options to purchase 2,189 shares of common stock which were immediately vested to a former employee in lieu of severance pay. The assumed fair value of such options was less than $1,000 based on the Black Scholes model.

     The fair value of each option grant is estimated on the date of grant using the minimum value method as prescribed in SFAS 123. Assumptions used for options granted during the years ended December 31, 1996 and 1997 were as follows:

                                                     1996             1997
                                                    -----            ------
     Risk free interest rate                        6.194%           6.183%
     Expected lives (years)                             5                5
     Expected dividends                                --               --

     Pro forma information regarding net income or loss is required by SFAS 123. For purposes of pro forma disclosure, the estimated fair value of the options are amortized to expense over the options' vesting period. Had compensation cost for these options been determined consistent with the minimum value method pursuant to SFAS No. 123, the difference between the Company's net income as reported and as adjusted for the compensation costs for the years ended December 31, 1996 and 1997 would not have been material.

     The minimum value method requires input of highly subjective assumptions in which changes in those assumptions could materially effect the fair value estimate. In addition, the minimum value method is only allowed for non-public entities, as public entities are required to include an expected volatility factor in addition to factors described above. As such, the effects on pro forma disclosures of applying SFAS 123 are not likely to be representative of the effects on pro forma disclosures of future years.

                                DIGITAL LAVA INC.

                          Notes to Financial Statements


10.  Income Taxes

     There are no income tax assets, liabilities or income tax expense included in the financial statements. The Company has incurred losses since inception for both book and tax purposes and as of December 31, 1997, the Company has net operating loss carryforwards for federal and state purposes of approximately $2,800,000. Federal and state net operating loss carryforwards begin expiring in the years 2011 and 2005 respectively. These losses may be subject to limitation on future year's utilization should certain ownership changes occur.

     Temporary differences between the financial statement and tax bases of assets and liabilities are primarily attributable to net operating loss carryforwards and capitalized costs. A full valuation allowance has been provided for the entire amount of the deferred tax assets arising from these differences as a result of management's current belief that it is more likely than not that the benefits related to such temporary differences will not be realized.

11.  Commitments and Contingencies

     Operating leases

     The Company leases its facility under non-cancelable operating lease which expires in June 2000. The Company may extend the term of the lease for an additional three-year period at the then current fair market value. Rent expense under this lease was $23,582 and $51,169 for the years ended December 31, 1996 and 1997. Future minimum lease payments required under the non-cancelable operating lease are $81,738, $81,738, and $34,058 for the years ending December 31, 1998, 1999 and 2000, respectively.

     In March 1997, the Company entered into a development and two-year software licensing agreement for the development and license of software to be included and distributed with one of the Company's software products. Under the terms of the agreement, royalties are payable on a per unit basis in relation to sales volume and sales price, and include a one time payment and guaranteed minimum annual commitment. At December 31, 1997, the Company is committed to payments of $20,000 in respect of future minimum royalty obligations over the remainder of this agreement.

12.  Subsequent Events


     In January and February 1998, the Company issued 105 additional Bridge Units to investors, raising gross proceeds of $1,050,000. The 10% Success Fee and the value of the 122,220 warrants granted at the time of issuance of $253,217 are being amortized as interest expense over the period the notes are outstanding. In connection with this offering, the Company also issued additional warrants to acquire 20,368 shares of its common stock as a finder's fee. The value of such warrants at the time of issuance of $42,203 was recorded as debt issuance costs is being amortized over the life of the notes. The warrants are exercisable at any time prior to February 2003. None of the warrants have been exercised as of September 30, 1998. As of November 20, 1998, the Company was in default of the repayment terms of the Bridge Notes. In December 1998 and January 1999, the Company entered into agreements with the holders of the Bridge Notes to extend the maturity date of their notes until the earlier of January 31, 1999 or the consummation of the Company's proposed IPO.

     Effective January 1, 1998, the Company entered into a financial consulting agreement expiring on December 31, 1998 with Prism Ventures LLC ("Prism"). Under the terms of the agreement, Prism is to receive $300,000, payable on the earlier of (i) the consummation of an initial public offering of the Company's common stock, or (ii) December 31, 1998, for financial and strategic advisory consulting services. A stockholder of the Company is a

                                DIGITAL LAVA INC.

                          Notes to Financial Statements



member of Prism.


     In March 1998, in exchange for waiving the acceleration of the maturity date caused by the Company raising additional financing in excess of a specified amount and extending the maturity date of the promissory notes issued during the period from March to July 1996 until December 31, 1998, the exercise price of the warrants issued in connection with such promissory notes were reduced to $38.84 per share of series A convertible preferred stock. The total incremental difference between the value of the warrants before and after the modification of the warrant terms, as determined using the Black-Scholes model, was $30,978 and is being amortized as interest expense over the remaining life of the debt.

     In March 1998, in exchange for waiving the acceleration of the maturity date caused by the Company raising additional financing in excess of a specified amount and extending the maturity date of the promissory notes issued during the period from October 1996 to March 1997 until December 31, 1998, the exercise price of the warrants issued in connection with such promissory notes was reduced to exercise prices ranging from $3.88 to $5.71 per share of common stock. The total incremental difference between the value of the warrants before and after the modification of the warrant terms, as determined using the Black-Scholes model, was $10,050 and is being amortized as interest expense over the remaining life of the debt.


     In May 1998, the Company entered into a consulting agreement with the Whitestone Group LLC ("Whitestone") for corporate finance, financial and strategic advisory matters. Under the terms of the agreement, the Company issued Whitestone warrants to acquire 10,943 shares of its common stock at an exercise price of $4.57 per share. The value of the warrants granted of $38,100 was determined using the Black-Scholes model and was recognized as general and administrative expense. The warrants are exercisable at any time prior to May 2004. None of the warrants have been exercised as of September 30, 1998. A stockholder of the Company is an affiliate of Whitestone.


     Effective May 1998, certain members of management and principal stockholders of the Company (the "Founders") amended the option grant made to a consultant of the Company in January 1997 (see Note 4). Under the revised terms and in exchange for additional consulting services provided to the Company, the strike price of the options were reduced to $9.14 per share of series A convertible preferred and $.91 per share of common stock. The total incremental difference between the value of the warrants before and after the modification of the warrant terms, as determined using the Black-Scholes model, in the amount of $321,470, was recorded as a contribution of capital by the stockholders and general and administrative expense. The options are exercisable for a period of ten years.

     Effective May 1998, the Founders amended the option grant made to a consultant of the Company in December 1997 (see Note 4). Under the revised terms and in exchange for additional consulting and legal services provided to the Company, the strike price of the options were reduced to $9.14 per share of series A convertible preferred stock. The total incremental difference between the value of the warrants before and after the modification of the warrant terms, as determined using the Black-Scholes model, in the amount of $24,930, was recorded as a contribution of capital by the stockholders and general and administrative expense.


     In September 1998, the Company and two members of management entered into two-year consulting agreements for financial, operational and strategic development services, effective upon the closing of the IPO. Under the terms of the agreements, the Company is required to pay bonuses of $100,000 upon the closing of the IPO and aggregate annual consulting fees of $84,000.

                                DIGITAL LAVA INC.

                          Notes to Financial Statements



     In September 1998, the Company entered into a financial consulting agreement with a noteholder, effective upon consummation of the IPO. Under the terms of the agreement, the Company will issue the consultant warrants to acquire 20,000 shares of common stock at an exercise price equal to 90% of the price obtained in the IPO.

     In September 1998, the Company entered into two-year employement agreements, effective upon consummation of the IPO, with its Chief Executive Officer and its Vice President of Sales. Pursuant to the agreements, upon consummation of the IPO, the Company is required to pay an aggregate of $120,000 in bonuses and issue options to purchase an aggregate of 80,000 shares of common stock at an exercise price equal to the IPO price. In addition, the Company is required to pay annual aggregate salaries of $460,000.


     In September 1998, the Board of Directors increased the number of shares reserved for issuance under the 1996 Stock Option Plan to 250,000 shares.


     In September 1998, the Company entered into an agreement to settle an outstanding dispute regarding finders fees on one of the Company's note issuances. Under the terms of the agreement, the Company granted warrants to acquire 21,884 shares of Common Stock at an exercise price of $4.11 per share and pay $62,500 in cash. The fair value of the warrants, in the amount of approximately $120,000, was recorded as an expense.


     In October 1998, the Company issued at $20,000 note payable to a principal stockholder. The note bears interest at 12% per annum and is payable in October 1999.


     In December 1998, the Company entered into a one-year consulting agreement with an investor relations firm. Under the terms of the consulting agreement, the investor relations firm is to receive warrants to acquire 13,131 shares of common stock at an exercise price of $9.14 per share. The fair value of the warrants, in the amount of approximately $55,000, will be recorded as an expense.

     In November and December 1998, the Company  completed a bridge financing of
5.5 units (the "1998 Bridge Units") to investors, each unit consisting of a $100,000 subordinated promissory note, which bears interest at 12% per annum. The notes are due and payable on the earlier of (i) dates ranging from May to June 1999 or (ii) the closing of an initial public offering of the Company's common stock. In addition, each unit included warrants to purchase 50,000 shares of common stock at an exercise price equal to 130% of the initial public offering price. In the event that Company does not close an initial public offering prior to the due dates of the Notes, the exercise price of the warrants will be $9.14 per share. The fair value of the warrants, in the amount of approximately $380,000, will be recorded as a debt discount and amortized over the life of the notes. A family member of two officers and principle stockholders of the Company purchased 3 of the 1998 Bridge Units.

     In December 1998, the Company issued warrants to acquire 6,000 shares of common stock to certain noteholders in settlement of an outstanding dispute. The warrants have an exercise price of $7.38 per share. The fair value of the warrants, in the amount of approximately $27,000, will be recorded as an expense.


     Proposed public offering

     In June 1998, the Company entered into an agreement with an underwriter (the "Underwriter"), whereby the Underwriter has agreed in principle to sell shares of the Company's common stock and redeemable warrants in an IPO.

                                DIGITAL LAVA INC.

                          Notes to Financial Statements


     Stock options

     In August 1998, Board of Directors declared that upon the consummation of an initial public offering, the Company will cancel certain outstanding stock options of employees and consultants and reissue fully vested stock options at an exercise price equal to the IPO price. The number of shares granted will be based on the number of stock options such employee or consultant held divided by the 1 for 9.139 reverse split.

Recapitalization


     In August, September and December 1998, effective upon consummation of the IPO, the Company renegotiated the terms of an aggregate of $2,832,000 of outstanding promissory notes originally issued from March 1996 through July 1997, with the note holders. Under the revised terms, and in exchange for extending the maturity date of such notes until December 31, 1998, the Company will re-pay one-half of the face value of the notes and any 10% Success Fee in cash upon the closing of the IPO. The remaining one-half of the face value of the notes, accrued but unpaid interest and the outstanding warrants issued in connection with the financings will convert into common stock equal to 225% of the original principal amount of the notes based upon the IPO price per share (849,600 shares based upon an assumed initial offering price of $7.50 per share) (the "Note Conversions"). In January 1999, the Company entered into agreements with the holders of an aggregate principal amount of $2,819,500 of such notes to extend the maturity date of their notes until the earlier of January 31, 1999 or completion of the IPO. The Company is currently in default on a note in the principal amount of $12,500.


     In August and September 1998, the Company entered into agreements, effective upon consummation of the IPO, to convert outstanding warrants to acquire 107,687 shares of common stock issued in connection with the Bridge Units in exchange for 30,836 shares of common stock (the "Warrant Conversions").


     In August and September 1998, the Company renegotiated the terms of an aggregate of $187,500 in outstanding notes payable with the note holders. Under the revised terms, the Company was required to re-pay one-half of the face value of the notes and accrued interest in cash upon the closing of the IPO. The remaining one-half of the face value of the notes would bear interest at 12% per annum and would become due and payable on June 30, 1999; however because the closing of the IPO did not occur by December 31, 1998, the entire principal amount of the notes became immediately due and payable on such date. In January 1999, the note holders agreed to waive such default and in consideration the Company has agreed to pay the entire principal amount of such notes, and accrued interest, at the closing of the IPO.


     In September 1998, the Company's stockholders authorized the Company to amend its Certificate of Incorporation to effect a 1 for 9.139 reverse stock split applicable to all issued and outstanding shares of the Company's common and preferred stock. The Company intends to effect the amendment to its Certificate of Incorporation immediately prior to the completion of its IPO. All common and preferred shares, stock options, warrants and related per share data reflected in the accompanying financial statements and notes thereto have been adjusted to give retroactive effect to the stock split.

     In September 1998, the Company's shareholders authorized the Company to amend its Certificate of Incorporation to change the conversion rate of the series B and C convertible preferred stock to 20.3099 to 1 and 19.3702 to 1, respectively. In addition, the holder of the series C convertible preferred stock agreed to cancel warrants to acquire 16,413 shares of common stock issued in August 1997 in connection with the waiver of the anti-dilution protection provision on the series C convertible preferred stock. The Company intends to effect the amendment to its certificate of incorporation immediately prior to the completion of its IPO.

                                DIGITAL LAVA INC.

                          Notes to Financial Statements


     In September 1998, effective upon completion of the IPO, officers of the Company have agreed to return 11,028 shares of common stock and 8,822 shares of series A convertible preferred stock to the Company. The Company will cancel the returned shares.

13.  Unaudited Pro Forma Information


     Upon completion of the Company's IPO, all shares of the Company's convertible preferred stock and certain debt, accrued interest and warrants will convert into Common Stock of the Company. The unaudited pro forma balance sheet has been presented assuming such conversions had occurred on September 30, 1998 and reflects the following items:

Return of shares by officers of the Company

     As described in Note 12, certain officers of the Company have agreed to return 8,824 and 11,030 shares of Common Stock and series A preferred stock, respectively, to the Company. The pro forma balance sheet reflects the return and cancellation of such shares as if it had occurred on September 30, 1998.

Conversion of series A convertible preferred stock

     Each share of the Company's series A convertible preferred stock will automatically convert into ten shares of Common Stock upon completion of the IPO. The pro forma balance sheet presented reflects the conversion of the 79,760 shares of series A convertible preferred stock outstanding on a pro forma basis at September 30, 1998 into 797,600 shares of Common Stock.

Conversion of series B-1 convertible preferred stock

     Each share of the Company's series B-1 convertible preferred stock was initially convertible into ten shares of Common Stock. As discussed in Note 6, the conversion prices of the series B-1 stock is subject to anti-dilution protection for issuances of additional equity shares by the Company, and as of September 30, 1998, each share of series B-1 stock will automatically convert into 21.9335 shares of Common Stock upon completion of the IPO. The pro forma balance sheet presented reflects the conversion of the 930 shares of series B-1 convertible preferred stock outstanding at September 30, 1998 into 20,415 shares of Common Stock.

Conversion of series B & C convertible preferred stock

     Each share of the Company's series B and C convertible preferred stock was initially convertible into ten shares of Common Stock. As discussed under "Recapitalization" in Note 12, the Company's shareholders authorized the Company to change the conversion rate on the series B and C convertible preferred stock to 20.3099 to 1 and 19.3702 to 1, respectively. The pro forma balance sheet reflects the conversion of the 5,552 and 3,283 shares series B and C convertible preferred stock outstanding at September 30, 1998, respectively, into 177,151 shares of Common Stock. In addition, the pro forma balance sheet reflects the fair value of the incremental number of 92,062 additional common shares issued to the holders of the series B and C convertible preferred stock resulting from the change in conversion rates as a dividend.

Conversion of certain debt, accrued interest and warrants

     As more fully described under "Recapitalization" in Note 12, the Company renegotiated the terms of certain outstanding promissory notes. The pro forma balance sheet presented reflects the conversion of $1,416,000 in principal amount of such notes, $405,704 of accrued interest and warrants to acquire approximately 335,716 shares of Common Stock at a weighted average exercise price of approximately $6.01 per share into 849,600 shares of Common Stock. The pro forma balance sheet also reflects the recording of an extraordinary loss in the amount of $3,563,794 based upon the difference between the fair value of the
(a)

                                DIGITAL LAVA INC.

                          Notes to Financial Statements



notes, accrued interest and warrants returned to the Company, and (b) the common stock issued in exchange.

Conversion of outstanding warrants

     As described in Note 12, the Company has entered into agreements to convert outstanding warrants to acquire 107,687 shares of Common Stock into 30,836 shares of common stock. The pro forma balance sheet reflects the conversion of such warrants as if it had occurred on September 30, 1998.

     For the periods ended December 31, 1997 and June 30, 1998, the pro forma basic and diluted loss per share reflecting the recapitalization would have been $(4.01) and $(1.50), respectively. The pro forma weighted average shares outstanding at December 31, 1997 and September 30, 1998 would have been 1,848,586 and 2,094,866 respectively.

[Back cover page]

We have not authorized any dealer, salesperson or other person to give any information or represent anything not contained in this Prospectus. You must not rely on any unauthorized information. This Prospectus does not offer to sell or buy any shares in any jurisdiction where it is unlawful. The information in this Prospectus is current only as of the date of this Prospectus.



                                      LOGO

                                DIGITAL LAVA INC.

                      2,400,000 Shares of Common Stock and
               1,200,000 Redeemable Common Stock Purchase Warrants
                   (as units, each consisting of two shares of
                    common stock and one redeemable warrant)






                             DIRKS & COMPANY, INC.



                               ___________, 1999.




Until ____________, 1999 (25 days after the date of this Prospectus) all dealers that buy, sell or trade these securities, whether or not participating in this offering, may be required to deliver a Prospectus. This is in addition to the dealers' obligation to deliver a Prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24.  Indemnification of Directors and Officers.

     Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys' fees), judgements, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent to the Registrant. The Delaware General Corporation Law provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise. Article __ of the Registrant's Bylaws provides for indemnification by the Registrant of its directors, officers and employees to the fullest extent permitted by the Delaware General Corporation Law.

     Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions, or (iv) for any transaction from which the director derived an improper personal benefit. The Registrant's Certificate of Incorporation provides for such limitation of liability.

     The Registrant intends to obtain directors, and officers, insurance providing indemnification for certain of the Registrant's directors, officers and employees for certain liabilities.

     Reference is also made to the Underwriting Agreement to be filed as Exhibit
1.1 to the registration Statement for information concerning the Underwriters' obligation to indemnify the registrant and its officers and directors in ceratin circumstances.

Item 25.  Other Expenses of Issuance and Distribution.


     SEC Registration Fee                                          $ 11,867
     American Stock Exchange Listing Fee                           $ 32,500
     NASD Filing Fee                                               $  4,768
     Accounting Fees and Expenses*                                 $250,000
     Printing and Engraving*                                       $100,000
     Legal Fees and Expenses*                                      $350,000
     Blue Sky Fees and Expenses*                                   $ 20,000
     Transfer Agent and Registrar Fees*                            $  5,000
     Miscellaneous Expenses*                                       $ 25,865
                                                                   --------
     Total                                                         $800,000
                                                                   ========


--------
* Estimated.

Item 26.  Recent Sales of Unregistered Securities.


     The following discussion gives retroactive effect to the one for 9.139 reverse stock split and the recapitalization to be effected immediately prior to the completion of this offering. Since its organization in July 1995, the Company has sold and issued the following unregistered securities in transactions which were exempt from registration under the Securities Act of 1933, as amended, pursuant to Section 4(2) of the Securities Act, as they were transactions not involving a public offering:

     In July 1995, the Company issued an aggregate of 809,565 shares of Common Stock to Roger Berman, James Stigler, Thomas Stigler and Kenneth Mendoza for nominal consideration in connection with the formation of the Company.

     From August 1995 to June 1996, the Company sold an aggregate of 200,826 shares of Common Stock to 26 individuals, 19 of whom were accredited investors and 7 of whom were non-accredited investors for $686,599 in cash. Each of the investors received an offering memorandum which contained appropriate risk factors and a detailed description of the Company's business. Each of the investors completed a questionnaire regarding their financial status and investment history which enabled the Company to determine which investors were accredited investors.

     From March to June 1996, the Company issued an aggregate of 29,334 shares of Common Stock to a consultant and its legal counsel, Eilenberg & Zivian, in consideration for services performed for the Company.

     In September 1996, in connection with a $450,000 bridge financing completed in such month, the Company issued warrants to purchase an aggregate of 70,265 shares of Common Stock to two accredited investors, one of which received a portion of its warrants as a finder. Each of the investors received an offering memorandum which contained appropriate risk factors and a detailed description of the Company's business. Each of the investors completed a questionnaire regarding their financial status and investment history which enabled the Company to determine that the investors were accredited investors.

     In November 1996, the Company issued 110,732 shares of Common Stock to Joshua Sharfman, Chief Executive Officer of the Company, in consideration for services performed for the Company.

     In November 1996 and January 1997, the Company issued warrants to purchase an aggregate of 23,212 shares of Common Stock to Eilenberg & Zivian in consideration for services performed for the Company.

     In January and March 1997, the Company issued 4,377 shares of common stock to two consultants for services performed for the Company.

     In May 1997, in connection with the issuance of an aggregate principal amount of $187,500 of promissory notes, the Company issued warrants to purchase an aggregate of 20,520 shares of Common Stock to five accredited investors. Each of the investors received an offering memorandum which contained appropriate risk factors and a detailed description of the Company's business. Each of the investors completed a questionnaire regarding their financial status and investment history which enabled the Company to determine that such investors were accredited investors.

     In May 1997, in connection with a $817,500 bridge financing completed in April and May 1997, the Company issued warrants to purchase an aggregate of 45,712 shares of Common Stock to three individuals who acted as finders in connection with such financing. Each of the investors who participated in the financing received an offering memorandum which contained appropriate risk factors and a detailed description of the Company's business. Each of the investors completed a questionnaire regarding their financial status and investment history which enabled the Company to determine that such investors were accredited investors

     In July 1997, in connection with a $902,000 bridge financing completed in June and July 1997, the Company issued warrants to purchase an aggregate of 15,957 shares of Common Stock to three individuals who acted as finders in connection with such financing. Each of the investors who participated in the financing received an offering memorandum which contained appropriate risk factors and a detailed description of the Company's business. Each of the investors completed a questionnaire regarding their financial status and investment history which enabled the Company to determine that such investors were accredited investors

     In February 1998, in connection with the issuance of an aggregate principal amount of $775,000 of promissory notes, the Company issued warrants to purchase an aggregate of 96,233 shares of Common Stock to ten accredited investors. Each of the investors received an offering memorandum which contained appropriate risk factors and a detailed description of the Company's business. Each of the investors completed a questionnaire regarding their financial status and investment history which enabled the Company to determine that such investors were accredited investors.

     In February 1998, in connection with a $1,750,000 bridge financing completed from December 1997 to February 1998, the Company issued warrants to purchase an aggregate of 47,730 shares of Common Stock to two finders. Each of the investors in the financing received an offering memorandum which contained appropriate risk factors and a detailed description of the Company's business. Each of the investors completed a questionnaire regarding their financial status and investment history which enabled the Company to determine that such investors were accredited investors.

     In May 1998, the Company issued warrants to purchase an aggregate of 10,943 shares of Common Stock to the Whitestone Group, in consideration for services performed for the Company.

     In September 1998, the Company issued warrants to purchase an aggregate of 21,885 shares of Common Stock to a finder in consideration for such finder's release of any claims against the Company under the finder's agreement with the Company.


     In October 1998, the Company issued warrants to purchase an aggregate of 20,000 shares of Common Stock to a Shahrokh Sedaghat in consideration for services performed for the Company.


     In December 1998, the Company issued warrants to purchase an aggregate of 13,131 shares of Common Stock to a Schwartz Communications in consideration for services performed for the Company.

     In December 1998, the Company issued warrants to purchase an aggregate of 6,000 shares of Common Stock to four investors in consideration for such investors' release of any claims against the Company.

     In December 1998, in connection with the issuance of an aggregate principal amount of $550,000 of subordinated promissory notes, the Company issued warrants to purchase an aggregate of 275,000 shares of Common Stock to ten accredited investors. Each of the investors received an offering memorandum which contained appropriate risk factors and a detailed description of the Company's business. Each of the investors completed a questionnaire regarding their financial status and investment history which enabled the Company to determine that such investors were accredited investors.

     In connection with the recapitalization to be completed immediately prior to the completion of the offering, the Company will issue an aggregate of 846,600 shares of Common Stock to holders of an aggregate principal amount of $2,832,000 of promissory notes in exchange for one-half of the outstanding principal of their notes, the accrued interest on such notes and the warrants received in connection with the issuance of such notes. All of such holders received their notes and warrants in connection with bridge financings completed from March 1996 through July 1997. In connection with such financings, each holder received an offering memorandum which contained appropriate risk factors and a detailed description of the Company's business. Each holder completed a questionnaire regarding their financial status and investment history which enabled the Company to determine that such holders were accredited investors.

     In connection with the recapitalization to be completed immediately prior to the completion of the offering, the Company will issue an aggregate of 30,836 shares of Common Stock to holders of an aggregate principal amount of $925,000 of promissory notes in exchange for outstanding warrants to acquire 107,689 shares of Common Stock received in connection with the issuance of such notes. All of such holders received their notes and warrants in connection a bridge financing completed from December 1997 to February 1998. In connection with such financing, each holder received an offering memorandum which contained appropriate risk factors and a detailed description of the Company's business. Each holder completed a questionnaire regarding their financial status and investment history which enabled the Company to determine that such holders were accredited investors.


Item 27. Exhibits.

Exhibit
Number              Description of Exhibits
-------             --------------------


1(a)**              Form of Underwriting Agreement


1(b)**              Form of Financial Advisory Agreement

3(a)** Amended and Restated Certificate of Incorporation, in effect as of the date hereof

3(b)**              Form of  Amendment to Amended and  Restated  Certificate  of
                    Incorporation

3(c)**              Form of Amended and Restated Certificate of Incorporation

3(d)*               Bylaws of the Company, in effect as of the date hereof

3(e)***             Form of Amended and Restated Bylaws of the Company

4(a)*               Form of Common Stock Certificate

4(b)**              Form of Warrant Agreement

4(c)**              Form of Representative's Warrant Agreement

4(d)*               1996 Incentive and Non-Qualified Stock Option Plan (1)

4(e)* Warrant Agreement dated as of September 30, 1996 between the Company and Millenium Capital Management (2)

4(f)* Warrant Agreement dated as of September 30, 1996 between the Company and Miracle Investments Co. (2)

4(g)* Registration Rights Agreement between the Company, Miracle Investments Co. and Millenium Capital Management

4(h)* Warrant Agreement dated November 1, 1996 between the Company and Eilenberg & Zivian(2)(3)

4(i)* Warrant Agreement dated January 27, 1997 between the Company and Eilenberg & Zivian (2)(3)

4(j)* Warrant Agreement dated May 30, 1997 between the Company and certain investors and finders(2)

4(k)* Registration Rights Agreement dated May 30, 1997 between the Company and certain investors and finders

4(l)* Letter Agreement dated October 6, 1998 between the Company and certain investors

4(m)* Warrant Agreement dated July 11, 1997 between the Company and certain investors and finders(2)

4(n)* Registration Rights Agreement dated July 11, 1997 between the Company and certain investors and finders

4(o)**              Warrant   Agreement   between  the   Company  and   Schwartz
                    Communications

4(p)* Warrant Agreement dated February 19, 1998 between the Company and certain investors and finders (2)

4(q)*               Registration   Rights  Agreement  dated  February  19,  1998
                    between the Company and certain investors and finders

4(r)* Form of Promissory Note dated February 19, 1998 between the Company and certain investors

4(s)* Warrant Agreement dated May 1, 1998 between the Company and The Whitestone Group (2)

4(t)* Registration Rights Agreement dated May 1, 1998 between the Company and The Whitestone Group

4(u)* Letter Agreement between the Company and certain investors and finders dated July 15, 1998

4(v)* Letter Agreement between the Company and certain investors and finders dated July 16, 1998

4(w)* Letter Agreement between the Company and certain investors and finders dated July 29, 1998

4(x)* Warrant Agreement dated as of October 7, 1998 between the Company and certain consultants

4(y)* Registration Rights Agreement dated as of October 7, 1998 between the Company and certain consultants

4(z)* Letter Agreement as of October 7, 1998 between the Company and certain investors

4(aa)* Amended and Restated Option Agreement dated as of May 1, 1998 between the Company, Judson Cooper and certain founders of the Company (2)

4(ab)* Amended and Restated Option Agreement dated as of May 1, 1998 between the Company, E&Z Investments and certain founders of the Company (2)

4(ac)***            Warrant  Agreement  between the Company and United Resources
                    Partners


4(ad)** Warrant Agreement dated January 7, 1999 between the Company and certain investors

4(ae)** Warrant Agreement between the Company and certain investors dated December 7, 1998

4(af)** Registration Rights Agreemnt between the Company and certain investors dated between December 7, 1998


5(a)***             Opinion of Ehrenreich Eilenberg Krause & Zivian LLP

10(a)* Employment Agreement dated September 1, 1998 between the Company and Thomas Stigler

10(b)* Employment Agreement dated September 1, 1998 between the Company and Joshua D.J. Sharfman

10(c)* Consulting Agreement dated September 1, 1998 between the Company and Roger Berman

10(d)* Consulting Agreement dated September 1, 1998 between the Company and Dr. James Stigler

10(e)* Consulting Agreement dated September 1, 1998 between the Company and Prism Ventures LLC


10(f)** Consulting Agreement dated May 1, 1998 between the Company and the Whitestone Group

10(g)** Consulting Agreement dated October 7, 1998 between the Company and Shahrokh "Shawn" Sedaghat

10(h)** Agreement dated January 8, 1998 between the Company and RealNetworks, Inc.(4)

10(i)** Agreement dated April 1, 1998 between the Company and RealNetworks, Inc.(4)

10(j)** Software License Agreement dated March 31, 1997 between the Company and Cinax Designs, Inc.(4)

10(k)**             Agreement  dated  August 8, 1998  between  the  Company  and
                    Lesson Lab


23(a)***            Consent  of  Ehrenreich   Eilenberg   Krause  &  Zivian  LLP
                    (included in opinion filed as Exhibit 5(a))

23(b)**             Consent of PricewaterhouseCoopers LLP

24(a)* Power of Attorney (included in Part II of the Registration Statement under the caption Signatures")

27(a)**             Financial Data Schedule

------------------
*    Filed with original SB-2 Registration Statement filed on October 23, 1998.

**   Filed herewith

***  To be filed by amendment

(1) Does not reflect increase in number of shares issuable under the Plan pursuant to resolution of Board of Directors.

(2) These agreements were entered into prior to the reverse split of the Company's Common Stock and, therefore, do not reflect such reverse split.

(3) These warrant agreements do not reflect exercise price changes made pursuant to resolutions of the Board of Directors.


(4) Confidential information is omitted and identified by a * and filed separately with the SEC pursuant to a request for Confidential Treatment.


Item 28.  Undertakings.

     (a) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the undersigned Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the undersigned Registrant of expenses incurred or paid by a director, officer or controlling person of the undersigned Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the undersigned Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (b) The undersigned Registrant in all instances will provide to the Underwriter at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

     (c) The undersigned Registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of a registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the undersigned Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of the registration statement as of the time it was declared effective; and

          (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (d) The undersigned Registrant hereby undertakes that it will:

          (1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

               (i) Include any prospectus required by Section 10(a)(3) of the Securities Act;

               (ii) Reflect  in  the  prospectus  any  facts  or  events  which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

              (iii) Include any  additional or changed  material  information on the plan of distribution.

          (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

          (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

                                   SIGNATURES


     In accordance with the requirements of the Securities Act of 1933, the undersigned Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California, on the 31st day of December, 1998.


                                           DIGITAL LAVA INC.

                                           By: /s/ Joshua D.J. Sharfman
                                              ----------------------------
                                               Joshua D.J. Sharfman
                                               Chief Executive Officer



     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in their respective capacities and on the respective dates set forth opposite their names.



Signatures                     Title                           Date
----------                     -----                           ----
         *
---------------------------
James Stigler                  Chairman and Director           December 31, 1998


/s/ Danny Gampe
---------------------------
Danny Gampe                    Chief Financial Officer         December 31, 1998
                               (Principal Financial and
                                Accounting Officer)

         *
---------------------------
Roger Berman                   Director                        December 31, 1998


         *
---------------------------
Thomas Stigler                 Director                        December 31, 1998


         *
---------------------------
Gerald Porter                  Director                        December 31, 1998


 /s/ Joshua D.J. Sharfman
---------------------------
Joshua D.J. Sharfman           Chief Executive Officer         December 31, 1998
                               and Director (Principal
                               Executive Officer)


*By: /s/ Joshua D.J. Sharfman
     ---------------------------
     Joshua D.J. Sharfman
     Attorney-in-fact